                                                                  EXHIBIT (a)(1)

                                [CMS ENERGY LOGO]

                               Offering Memorandum

                                  $150,000,000

                             CMS ENERGY CORPORATION

                       Exchange Offer for all Outstanding

                    3.375% Convertible Senior Notes due 2023

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       THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
                      DECEMBER 9, 2004 UNLESS WE EXTEND IT.

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                           Terms of the Exchange Offer

                           ---------------------------

    We are offering to exchange new 3.375% Convertible Senior Notes due 2023 for all of our old 3.375% Convertible Senior Notes due 2023.

    The terms of the new notes will be identical in all material respects to the terms of the old notes, except that: (i) the new notes are convertible by holders into cash and shares of our common stock upon certain circumstances;
(ii) the applicable conversion rate will increase for holders converting in connection with a corporate transaction that is a fundamental change other than a fundamental change relating to the composition of our Board of Directors, and which occurs prior to July 15, 2008: and (iii) under certain circumstances, in a cash take-over transaction by a public company we may elect to change the conversion right so that holders of the new notes will be able to convert their new notes into cash and shares of the public acquirer's common stock. The new notes will have the same financial terms and covenants as the old notes, and will be subject to the same business and financial risks.

    If the Exchange Offer is consummated, holders who tender their old notes and do not withdraw them prior to the consummation will receive an exchange fee in cash in an amount equal to 0.25% of the principal amount of the old notes.

    Any outstanding old notes not validly tendered will not contain these additional terms and such holders will not receive an exchange fee.

    We are party to a registration rights agreement under which we agreed to file a registration statement with the Securities and Exchange Commission covering the resales of the old notes and of the common stock issuable upon conversion of the old notes. The new notes will have the same registration rights as the old notes.

    Subject to the satisfaction or waiver of specified conditions, we will exchange the new notes for all old notes that are validly tendered and not withdrawn by you at any time prior to the expiration of the Exchange Offer as described in this offering memorandum.

    The new notes will not be listed on any securities exchange or included in any automatic quotation system.

    We will not receive any proceeds for the exchange. We are not asking you for a proxy and you are requested not to send us a proxy.

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    THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 13.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this offering memorandum is truthful or complete. Any representation to the contrary is a criminal offense.

            The date of this offering memorandum is November 9, 2004

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFERING MEMORANDUM OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT OR TO MAKE ANY REPRESENTATIONS ABOUT US OR THE TRANSACTIONS WE DISCUSS IN THIS OFFERING MEMORANDUM. IF YOU RECEIVE INFORMATION ABOUT THESE MATTERS THAT IS NOT INCLUDED IN THIS OFFERING MEMORANDUM, YOU MUST NOT RELY ON THAT INFORMATION. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                                -----------------

                                TABLE OF CONTENTS

                                                                                                    PAGE
                                                                                                    ----
Forward-Looking Statements and Information.....................................................      ii
Summary Term Sheet.............................................................................       1
Where You Can Find More Information............................................................       4
Summary........................................................................................       5
Risk Factors...................................................................................      13
Use of Proceeds................................................................................      22
Ratio of Earnings to Fixed Charges.............................................................      23
Book Value Per Share...........................................................................      23
Price Range of Our Common Stock and Dividend Policy............................................      23
CMS Energy.....................................................................................      24
Description of the New Notes...................................................................      29
Registration Rights............................................................................      53
The Exchange Offer.............................................................................      56
Description of our Capital Stock...............................................................      62
Material United States Federal Income Tax Considerations.......................................      69
Legal Matters..................................................................................      74
Experts........................................................................................      74

                                 ---------------

    We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the "SECURITIES ACT") to exempt the Exchange Offer from the registration requirements of the Securities Act. Section 3(a)(9) provides that the registration requirements of the Securities Act will not apply to "any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange." The Exchange Offer is also, pursuant to Section 18(b)(4)(C) of the Securities Act, exempt from the registration and qualification requirements of state securities laws. We have no contract, arrangement, or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Exchange Offer. In addition, none of our financial advisors and no broker, dealer, salesperson, agent or any other person, is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Exchange Offer. You must comply with all applicable laws and regulations in force in any applicable jurisdiction, and you must obtain any consent, approval or permission required for the purchase, offer or sale by you of the new notes under the laws and regulations in force in the jurisdiction to which you are subject or in which you make such purchase, offer or sale, and we will not have any responsibility therefor. We are not making any representation to any participant in this offering regarding the legality of this exchange under any legal, investment, or similar laws or regulations. You should not consider any information in this offering memorandum to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding the Exchange Offer. This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders in any jurisdiction in which the making or acceptance of the Exchange Offer would not be in compliance with the laws of such jurisdiction. However, we may, in our sole judgment, take such action as we may deem necessary to extend the Exchange Offer to holders in such jurisdiction.

    We have no arrangement or understanding with any broker, dealer, agent or other person to solicit tenders of the old notes. Regular employees of our company, who will not receive additional compensation therefor, may solicit tenders from holders. No person has been authorized to make any recommendation on behalf of us as to whether holders should tender old notes pursuant to the Exchange Offer. No person has been authorized to give any information or to make any representation in connection with the Exchange Offer other than those contained in this offering memorandum. If made or given, such recommendation or any such information or representation must not be relied upon as having been authorized by us.

                   FORWARD-LOOKING STATEMENTS AND INFORMATION

    This offering memorandum contains forward-looking statements as defined in Rule 175 under the Securities Act and Rule 3b-6 under the Exchange Act and relevant legal decisions. Our intention with the use of such words as "may," "could," "anticipates," "believes," "estimates," "expects," "intends," "plans" and other similar words is to identify forward-looking statements that involve risk and uncertainty. We designed this discussion of potential risks and uncertainties to highlight important factors that may impact our business and financial outlook. We have no obligation to update or revise forward-looking statements regardless of whether new information, future events or any other factors affect the information contained in the statements. These forward-looking statements are subject to various factors that could cause our actual results to differ materially from the results anticipated in these statements. Such factors include our inability to predict and/or control:

    - capital and financial market conditions, including the price of our common stock and the effect of such market conditions on our pension plan, interest rates, and access to the capital markets as well as availability of financing to us, Consumers Energy Company ("CONSUMERS"), our wholly-owned subsidiary, or any of our affiliates, and the energy industry,

    - market perception of the energy industry, us and Consumers, or any of our affiliates,

    -   credit ratings of us, Consumers, or any of our affiliates,

    -   currency fluctuations, transfer restrictions, and exchange controls,

    - factors affecting utility and diversified energy operations such as unusual weather conditions, catastrophic weather-related damage, unscheduled generation outages, maintenance or repairs, environmental incidents, or electric transmission or gas pipeline system constraints,

    - international, national, regional, and local economic, competitive, and regulatory policies, conditions and developments,

    - adverse regulatory or legal decisions, including those related to environmental laws and regulations,

    - the extent of favorable regulatory treatment and regulatory lag concerning a number of significant questions presently before the Michigan Public Service Commission ("MPSC") relating to the Customer Choice Act including:

        - recovery of stranded costs incurred due to customers choosing alternative energy suppliers,

        - recovery of Clean Air Act costs and other environmental and safety-related expenditures,

        - power supply and natural gas supply costs when energy supply and oil prices are rapidly increasing,

        - timely recognition in rates of additional equity investments in Consumers, and

        - adequate and timely recovery of additional electric and gas rate-based expenditures,

    - the impact of adverse natural gas prices on the Midland Cogeneration Venture Limited Partnership (the "MCV PARTNERSHIP") investment, regulatory decisions concerning the MCV Partnership resource conservation plan ("RCP"), and regulatory decisions that limit our recovery of capacity and fixed energy payments,

    - federal regulation of electric sales and transmission of electricity including re-examination by federal regulators of the market-based sales authorizations by which our subsidiaries participate in wholesale power markets without price restrictions,

    - energy markets, including the timing and extent of changes in commodity prices for oil, coal, natural gas, natural gas liquids, electricity, and certain related products due to lower or higher demand, shortages, transportation problems, or other developments,

    - the generally accepted accounting principles requirement that we utilize mark-to-market accounting on certain of our energy commodity contracts, and possibly other types of contracts in the future, which may have a negative effect on earnings and could add to earnings volatility,

    - potential disruption, expropriation or interruption of facilities or operations due to accidents, war, terrorism, or changing political conditions and the ability to obtain or maintain insurance coverage for such events,

    - nuclear power plant performance, decommissioning, policies, procedures, incidents, and regulation, including the availability of spent nuclear fuel storage,

    -   technological developments in energy production, delivery, and usage,

    -   achievement of capital expenditure and operating expense goals,

    -   changes in financial or regulatory accounting principles or policies,

    - outcome, cost, and other effects of legal and administrative proceedings, settlements, investigations and claims, including particularly claims, damages, and fines resulting from round-trip trading and inaccurate commodity price reporting, including investigations by the U.S. Department of Justice regarding round-trip trading and price reporting,

    - limitations on our ability to control the development or operation of projects in which our subsidiaries have a minority interest,

    - disruptions in the normal commercial insurance and surety bond markets that may increase costs or reduce traditional insurance coverage, particularly terrorism and sabotage insurance and performance bonds,

    - the efficient sale of non-strategic or under-performing domestic or international assets and discontinuation of certain operations,

    - other business or investment considerations that may be disclosed from time to time in our or Consumers' SEC filings or in other publicly issued written documents,

    - other uncertainties that are difficult to predict, and many of which are beyond our control, and

    -   the factors identified under "Risk Factors" beginning on page 13.

    These are important factors, but not necessarily all of the important factors, that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, us or our subsidiaries.

                               SUMMARY TERM SHEET

    The following are some of the questions you may have as a holder of the old notes and the answers to those questions. You should refer to the more detailed information set forth in this offering memorandum and to which we refer you for more complete information about us and the Exchange Offer.

Q:  WHO IS MAKING THE EXCHANGE OFFER?

A: CMS Energy Corporation, the issuer of the old notes, is making the Exchange Offer. See "The Exchange Offer -- Securities Subject to Exchange Offer."

Q:  WHY ARE WE MAKING THE EXCHANGE OFFER?

A: The purpose of the Exchange Offer is to change certain terms of the old notes. We believe that, by completing the Exchange Offer and thereby having new notes outstanding that upon conversion will require us to pay cash up to the principal amount of the new notes and pay any premium in excess of the principal amount in common stock, we will be in a position to receive more favorable treatment in calculating our diluted earnings per share of our common stock under a recent change to U.S. generally accepted accounting principles. This change, EITF 04-8 Issue no. 04-8 The Effect of Contingently Convertible Debt on Diluted Earnings per Share ("EITF 04-8"), effective as of December 15, 2004, will require us to treat as currently outstanding the shares of common stock issuable upon conversion of the old notes, thereby potentially diluting our diluted earnings per share. The terms of the new notes will eliminate a portion of this dilutive effect, if the new notes are subscribed to by the existing holders of old notes. We anticipate meeting the requirements of EITF 04-8 by December 31, 2004. However, if we do not meet the requirements of EITF 04-8 by December 31, 2004 or to the extent the old notes remain outstanding, the shares of common stock issuable upon conversion of our old or new notes will be considered outstanding on a fully diluted basis, and therefore dilutive to our diluted earnings per share. See "Description of the New Notes."

Q:  HOW ARE THE TERMS OF THE NEW NOTES DIFFERENT FROM THE TERMS OF THE OLD
    NOTES?

    The terms of the new notes will be identical in all material respects to the terms of the old notes, except that: (i) the new notes is convertible by holders into cash and shares of our common stock upon certain circumstances;
    (ii) the applicable conversion rate will increase for holders converting in connection with a corporate transaction that is a fundamental change other than a fundamental change relating to the composition of our Board of Directors and which occurs prior to July 15, 2008; and (iii) under certain circumstances, in a cash take-over transaction by a public company, we may elect to change the conversion right so that the holders of the new notes will be able to convert their new notes into cash and shares of the public acquirer's common stock. See "Description of the New Notes."

Q:  WHEN WILL THE EXCHANGE OFFER EXPIRE?

A: The Exchange Offer will expire at 5:00 p.m. New York City time, on December 9, 2004, unless extended or earlier terminated by us. We may extend the Expiration Date for any reason. If we decide to extend it, we will announce any extensions by press release or other permitted means no later than 9:00 a.m. on the next business day after the scheduled expiration of the Exchange Offer. See "The Exchange Offer -- Expiration Date; Extensions; Amendments; Termination."

Q: WHAT WILL YOU RECEIVE IN THE EXCHANGE OFFER IF YOU TENDER YOUR OLD NOTES AND THEY ARE ACCEPTED?

A: For each $1,000 principal amount of old notes that we accept in the exchange, you will, upon the terms and subject to the conditions set forth in this offering memorandum and the related Letter of Transmittal, receive $1,000 principal amount of new notes. See "Description of the New Notes." You will also receive, if the Exchange Offer is consummated and you do not withdraw your tender of old notes before the Expiration Date, an exchange fee in cash in an amount equal to 0.25% of the principal amount of the old notes as soon as practicable after the consummation of the Exchange Offer. Interest on the new notes will accrue from the last date on which interest was paid on the old notes, or if no interest has been paid, from the date of issuance of the new notes. Interest on the new notes is payable semiannually on January 15 and July 15 commencing January 15, 2005. See "The Exchange Offer -- Exchange Fee; Interest on the New Notes."

Q: IF THE EXCHANGE OFFER IS CONSUMMATED BUT YOU DO NOT TENDER YOUR OLD NOTES, HOW WILL YOUR RIGHTS BE AFFECTED?

A: If you do not exchange your old notes in the Exchange Offer, or if your old notes are not accepted for exchange, you will continue to hold your old notes and will be entitled to all the rights and subject to all the limitations applicable to the old notes. See "The Exchange Offer -- Consequences of Failure to Exchange"

Q:  WHAT AMOUNT OF OLD NOTES ARE WE SEEKING IN THE EXCHANGE OFFER?

A: We are seeking to exchange all $150,000,000 of our outstanding old notes. See "The Exchange Offer -- Securities Subject to Exchange Offer."

Q:  WILL WE EXCHANGE ALL OF THE OLD NOTES VALIDLY TENDERED?

A: Yes. We will exchange all of the old notes validly tendered pursuant to the terms of the Exchange Offer. See "The Exchange Offer -- Acceptance of Old Notes for Exchange; Delivery of New Notes."

Q:  WHAT ARE THE CONDITIONS TO THE COMPLETION OF THE EXCHANGE OFFER?

A: The Exchange Offer is subject to a limited number of conditions, some of which we may waive in our sole discretion. Most significantly, we must not have terminated or withdrawn the Exchange Offer, which we may do in our sole discretion. If any of these conditions are not satisfied, we will not be obligated to accept and exchange any tendered old notes. Prior to the Expiration Date, we reserve the right to terminate, withdraw or amend the Exchange Offer in our sole discretion for any or no reason. We describe the conditions to the Exchange Offer in greater detail in the section entitled "The Exchange Offer -- Conditions."

Q:  WHO MAY PARTICIPATE IN THE EXCHANGE OFFER?

A: All holders of the old notes may participate in the Exchange Offer. See "The Exchange Offer -- Securities Subject to the Exchange Offer."

Q: DO YOU HAVE TO TENDER ALL OF YOUR OLD NOTES TO PARTICIPATE IN THE EXCHANGE OFFER?

A: No. You do not have to tender all of your old notes to participate in the Exchange Offer. Old notes accepted in the Exchange Offer will be retired and canceled. See "The Exchange Offer -- Securities Subject to the Exchange Offer."

Q:  WILL THE NEW NOTES HAVE REGISTRATION RIGHTS SIMILAR TO THE OLD NOTES?

A: We entered into a registration rights agreement in connection with the issuance of the old notes. We will grant the holders of the new notes the registration rights provided to holders of the old notes in the registration rights agreement. See "Registration Rights."

Q:  WILL THE NEW NOTES BE LISTED?

A: We have not applied and do not intend to apply for listing of the new notes on any securities exchange. See "Description of the New Notes -- Listing."

Q:  HOW DO YOU PARTICIPATE IN THE EXCHANGE OFFER?

A: In order to exchange old notes, you must tender the old notes together with a properly completed Letter of Transmittal and the other agreements and documents described in the Letter of Transmittal. If you own old notes held through a broker or other third party, or in "street name," you will need to follow the instructions in the Letter of Transmittal on how to instruct them to tender the old notes on your behalf, as well as submit a Letter of Transmittal and the other agreements and documents described in this document. We describe the procedures for participating in the Exchange Offer in more detail in the section entitled "The Exchange Offer -- Procedures for Tendering."

Q:  MAY YOU WITHDRAW YOUR TENDER OF OLD NOTES?

A: Yes. You may withdraw any tendered old notes at any time prior to 5:00 p.m., New York City time, on the Expiration Date of the Exchange Offer. However, if you withdraw your tender of the old notes prior to the Expiration Date, you will not receive the exchange fee. See "The Exchange Offer -- Withdrawal of Tenders."

Q:  WHAT HAPPENS IF YOUR OLD NOTES ARE NOT ACCEPTED IN THE EXCHANGE OFFER?

A: If we do not accept your old notes for exchange for any reason, the old notes tendered by book entry transfer into the Exchange Agent's account at The Depository Trust Company ("DTC") will be credited to your account at DTC. See "The Exchange Offer -- Acceptance of Old Notes for Exchange; Delivery of New Notes."

Q: IF YOU DECIDE TO TENDER YOUR OLD NOTES, WILL YOU HAVE TO PAY ANY FEES OR COMMISSIONS TO US OR THE EXCHANGE AGENT?

A: We will pay transfer taxes, if any, applicable to the transfer of old notes pursuant to the Exchange Offer. Additionally, we will pay all other expenses related to the Exchange Offer, except any commissions or concessions of any broker or dealer. See "The Exchange Offer -- Fees and Expenses."

Q:  HOW WILL YOU BE TAXED ON THE EXCHANGE OF YOUR OLD NOTES?

A: Please see the section of this offering memorandum entitled "Material United States Federal Income Tax Considerations." The tax consequences to you of the Exchange Offer will depend on your individual circumstances. You should consult your own tax advisor for a full understanding of the tax consequences of participating in the Exchange Offer.

Q:  HAS OUR BOARD OF DIRECTORS ADOPTED A POSITION ON THE EXCHANGE OFFER?

A: Our Board of Directors has approved the making of the Exchange Offer. However, our directors do not make any recommendation as to whether you should tender old notes pursuant to the Exchange Offer. You must make the decision whether to tender old notes and, if so, how many old notes to tender. See "The Exchange Offer -- Securities Subject to the Exchange Offer."

Q:  WHO CAN YOU CALL WITH QUESTIONS ABOUT HOW TO TENDER YOUR OLD NOTES?

A: You should direct any questions regarding procedures for tendering old notes or requests for additional copies of this offering memorandum, the Letter of Transmittal or the documents incorporated by reference in this offering memorandum to Morrow & Co., Inc., our Information Agent. Its address and telephone number are included in this offering memorandum. See "The Exchange Offer -- Information Agent."

Q:  WHERE SHOULD YOU SEND YOUR LETTER OF TRANSMITTAL AND OTHER REQUIRED
    DOCUMENTS?

A: You should send your Letter of Transmittal and other required documents to J.P. Morgan Trust Company, N.A., our Exchange Agent. Its address and telephone number are included in this offering memorandum. See "The Exchange Offer -- Exchange Agent."

Q:  WHEN CAN YOUR NEW NOTES BE REDEEMED?

A: We may redeem all or a portion of your new notes on or after July 15, 2008. We describe how the new notes can be redeemed in more detail in the section entitled "Description of the New Notes -- Optional Redemption."

Q:  WHEN CAN YOU CONVERT YOUR NEW NOTES?

A: Subject to the conditions for conversion having been satisfied, you can convert your new notes at any time. We describe how the new notes can be converted in more detail in the section entitled "Description of the New Notes -- Conversion Rights."

Q:  WHEN CAN YOU REQUIRE US TO REPURCHASE YOUR NEW NOTES?

A: You can require us to repurchase all or a portion of your new notes on July 15, 2008, July 15, 2013 and July 15, 2018. We describe your rights to require us to repurchase the new notes in more detail in "Description of the New Notes -- Purchase of New Notes by Us at the Option of the Holder."

                       WHERE YOU CAN FIND MORE INFORMATION

    We file reports, proxy statements and other information with the Securities and Exchange Commission ("SEC") under File No. 1-9513. Our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street N.W., Room 1024, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You can find additional information about us, including our Annual Report on Form 10-K/A for the year ended December 31, 2003 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, on our Web site at http://www.cmsenergy.com. The information on this Web site is not a part of this offering memorandum.

    We are "incorporating by reference" information into this offering memorandum. This means that we are disclosing important information by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this offering memorandum, except for any information superseded by information in this offering memorandum. This offering memorandum incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our finances.

    - Annual Report on Form 10-K/A for the year ended December 31, 2003 filed on July 21, 2004

    - Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 filed on May 7, 2004, Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 filed on August 6, 2004, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 filed on November 4, 2004

    - Current Reports on Form 8-K filed on January 22, 2004, March 18, 2004, April 14, 2004, June 3, 2004, August 20, 2004, August 31, 2004,
        September 1, 2004, October 6, 2004, October 12, 2004, October 13, 2004 and October 19, 2004

    - Proxy Statement on Schedule 14A dated April 23, 2004 relating to the 2004 Annual Meeting of Shareholders of CMS Energy

    The documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") after the date of this offering memorandum and prior to the termination of the Exchange Offer are also incorporated by reference into this offering memorandum. Any statement contained in such document will be deemed to be modified or superseded for purposes of this offering memorandum to the extent that a statement contained in this offering memorandum or any other subsequently filed document modifies or supersedes such statement.

    We will provide, upon your oral or written request, a copy of any or all of the information that has been incorporated by reference in this offering memorandum but not delivered with this offering memorandum. You may request a copy of these filings at no cost by writing or telephoning us at the following address:

CMS Energy Corporation
One Energy Plaza
Jackson, Michigan 49201
Tel: (517) 788-0550
Attention: Office of the Secretary

                                     SUMMARY

      This summary may not contain all the information that may be important to you. You should read this offering memorandum and the documents incorporated by reference into this offering memorandum in their entirety before making an investment decision. The terms "CMS," "CMS ENERGY," "OUR," "US" and "WE" as used in this document refer to CMS Energy Corporation and its subsidiaries as a combined entity, except where it is made clear that such term means only CMS Energy Corporation.

      In this document, "BCF" means billion cubic feet, "gWh" means gigawatt-hour, "kWh" means kilowatt-hour and "MW" means megawatts.

                             CMS ENERGY CORPORATION

      CMS Energy, formed in Michigan in 1987, is an integrated energy holding company operating through subsidiaries in the United States and in selected markets around the world. Its two principal wholly-owned subsidiaries are Consumers and CMS Enterprises Company ("ENTERPRISES"). Consumers is a public utility that provides natural gas and/or electricity to almost 6.5 million of Michigan's 10 million residents and serves customers in 61 of the 68 counties in Michigan's Lower Peninsula. Enterprises, through subsidiaries, is engaged in several energy businesses in the United States and in selected international markets.

      Our assets and services include: electric and natural gas utility operations; independent power production; natural gas transmission, storage and processing; and international energy distribution. Our principal businesses are:

    - Consumers' electric utility, which owns and operates 30 electric generating plants with an aggregate of 6,431 MW of capacity and serves
        1.77 million customers in Michigan's Lower Peninsula;

    - Consumers' gas utility, which owns and operates over 27,463 miles of transmission and distribution lines throughout the Lower Peninsula of Michigan, providing natural gas to 1.67 million customers;

    - CMS Generation Co. ("CMS GENERATION"), a wholly-owned subsidiary of Enterprises, that has ownership interests in independent power plants in operation with 6,766 gross MW (3,157 net MW) throughout the United States and abroad. The plants are located in the U.S., Argentina, Chile, Ghana, India, Jamaica, Morocco and the United Arab Emirates. CMS Generation also has ownership interests in the Shuweihat power plant, which is under construction in the United Arab Emirates and the Saudi Petrochemical Company power plant, which is under construction in the Kingdom of Saudi Arabia. These plants total approximately 1,784 gross MW (420 net MW) of electric generation; and

    - CMS Gas Transmission Company ("CMS GAS TRANSMISSION"), a wholly-owned subsidiary of Enterprises that owns an interest in and operates natural gas pipelines in various locations in North America (aggregating 265 miles) and South America (aggregating 4,330 miles). The pipelines are located in the U.S., Argentina and Chile. It also owns gathering systems and processing facilities.

    In 2003, we had consolidated operating revenue of approximately $5.5 billion.

    Our principal executive offices are located at One Energy Plaza, Jackson, Michigan 49201 and our telephone number is (517) 788-0550.

                                                                    THE OLD NOTES

The Old Notes................................    On July 16, 2003 we sold $150 million principal
                                                 amount of our 3.375% Convertible Senior Notes due
                                                 2023 (the "OLD NOTES"). The old notes were
                                                 offered to qualified institutional buyers under
                                                 Rule 144A under the Securities Act. A selling
                                                 shareholders' registration statement on Form S-3
                                                 was filed with the SEC on September 24, 2004.

                                                                   THE EXCHANGE OFFER

Securities Offered...........................    $150 million principal amount of our 3.375%
                                                 Convertible Senior Notes due 2023 (the "NEW
                                                 NOTES").

Exchange Offer...............................    We are offering new notes in exchange (the
                                                 "EXCHANGE OFFER") for a like principal amount of
                                                 old notes. You may tender your old notes for
                                                 exchange by following the procedures described in
                                                 the section of this offering memorandum entitled
                                                 "The Exchange Offer."

                                                 For each old note surrendered to us pursuant to
                                                 the Exchange Offer and not withdrawn by the
                                                 holder, the holder of the old note will receive a
                                                 new note having a principal amount equal to that
                                                 of the surrendered old note. Interest on each new
                                                 note will accrue from the last date on which
                                                 interest was paid on the old note surrendered in
                                                 exchange. The old notes may be tendered only in
                                                 integral amounts of $1,000.

Conditions of the Exchange Offer.............    The Exchange Offer is not conditioned upon the
                                                 valid tender of any minimum aggregate principal
                                                 amount of old notes. However, the Exchange Offer
                                                 is conditioned upon the absence of any of the
                                                 following events:

                                                 -  a business development, lawsuit or investigation
                                                    which would likely have a material adverse affect
                                                    on our business;

                                                 -  any general suspension of, or limitation on
                                                    prices for, trading in securities in United
                                                    States securities or financial markets;

                                                 -  any significant change in the price of the old
                                                    notes which is adverse to us;

                                                 -  any significant impairment to the extension of
                                                    credit by banking institutions, or to the regular
                                                    trading of equity or debt securities in the
                                                    United States; or

                                                 -  the commencement or significant worsening of a
                                                    war or armed hostilities or other national or
                                                    international calamity, including, but not
                                                    limited to, additional catastrophic terrorist
                                                    attacks against the United States or its
                                                    citizens.

                                                 We will not be required, but we reserve the
                                                 right, to accept for exchange any old notes
                                                 tendered (or, alternatively, we may terminate the
                                                 Exchange Offer) if any condition of the Exchange
                                                 Offer as described under "The Exchange Offer --
                                                 Conditions" remains unsatisfied.

Exchange Fee.................................    Subject to the consummation of the Exchange
                                                 Offer, if you validly tender your old notes, and
                                                 do not withdraw your tender prior to the
                                                 consummation of the Exchange Offer, you will
                                                 receive an exchange fee equal to 0.25% of the
                                                 principal amount of your old notes as soon as
                                                 practicable after the consummation of the
                                                 Exchange Offer. The exchange fee will be paid
                                                 from available cash.

Consequences of Failure to
Exchange Old Notes...........................    The trading market in the unexchanged old notes
                                                 is likely to become more limited due to the
                                                 reduction in the amount of old notes outstanding
                                                 after the consummation of the Exchange Offer. See
                                                 "The Exchange Offer -- Consequences of Failure to
                                                 Exchange."

Expiration Date..............................    5:00 p.m., EST on December 9, 2004 (the
                                                 "EXPIRATION DATE"). We may extend the Exchange
                                                 Offer.

Procedures for Tendering
Old Notes....................................    If you wish to participate in the Exchange Offer
                                                 you must complete, sign and date the letter of
                                                 transmittal (the "LETTER OF TRANSMITTAL") or a
                                                 facsimile copy and mail it or deliver it to the
                                                 Exchange Agent along with any necessary
                                                 documentation. Instructions and the address of
                                                 the Exchange Agent will be on the Letter of
                                                 Transmittal and can be found in this offering
                                                 memorandum. See "The Exchange Offer -- Procedures
                                                 for Tendering" and " -- Exchange Agent." You must
                                                 also effect a tender of old notes pursuant to the
                                                 procedures for book-entry transfer as described
                                                 in this offering memorandum. See "The Exchange
                                                 Offer -- Procedures for Tendering."

Guaranteed Delivery
Procedures...................................    If you cannot tender the old notes, complete the
                                                 Letter of Transmittal or provide the necessary
                                                 documentation prior to the termination of the
                                                 Exchange Offer, you may tender your old notes
                                                 according to the guaranteed delivery procedures
                                                 set forth in "The Exchange Offer -- Guaranteed
                                                 Delivery Procedures."

Withdrawal Rights............................    You may withdraw tendered old notes at any time
                                                 prior to the 5:00 p.m. EST on the Expiration
                                                 Date. You must send a written or facsimile
                                                 withdrawal notice to the Exchange Agent prior to
                                                 5:00 p.m. EST on the Expiration Date. If you
                                                 withdraw your tender of the old notes prior to
                                                 the Expiration Date, you will not receive the
                                                 exchange fee.

Acceptance of Old Notes and
Delivery of New Notes........................    All old notes properly tendered to the Exchange
                                                 Agent by 5:00 p.m. EST on the Expiration Date
                                                 will be accepted for exchange. The new notes will
                                                 be delivered promptly after the Expiration Date.
                                                 See "The Exchange Offer -- Acceptance of Old
                                                 Notes for Exchange; Delivery of New Notes."

Material United States Federal Income Tax
Consequences.................................    Although there is a significant amount of
                                                 uncertainty regarding the tax treatment of the
                                                 Exchange Offer, we will treat the exchange of
                                                 old notes for the new notes as a non-taxable exchange
                                                 for United States federal income tax purposes.
                                                 We intend to treat the payment of the exchange fee as
                                                 ordinary income to holders participating in the Exchange
                                                 Offer. See "Material United States Federal Income Tax
                                                 Consequences."

Information Agent............................    Morrow & Co., Inc. is the information agent (the
                                                 "INFORMATION AGENT") for the Exchange Offer.

Exchange Agent...............................    J.P. Morgan Trust Company, N.A. is the exchange
                                                 agent (the "EXCHANGE AGENT") for the Exchange
                                                 Offer.

Fees and Expenses............................    We will pay all fees and expenses associated with
                                                 the Exchange Offer and compliance with our
                                                 registration rights obligations, except any
                                                 commissions or concessions of any broker or
                                                 dealer.

Use of Proceeds..............................    We will receive no cash proceeds in connection
                                                 with the issuance of the new notes pursuant to
                                                 the Exchange Offer. See "Use of Proceeds."

                                                                  THE NEW NOTES

Issuer.......................................    CMS Energy Corporation.

Securities Offered...........................    $150 million aggregate principal amount of 3.375%
                                                 Convertible Senior Notes due 2023 to be issued
                                                 under the senior debt indenture.

Maturity.....................................    July 15, 2023.

Interest Rate................................    The new notes will bear interest at the rate of
                                                 3.375% per year which will accrue from the last
                                                 date on which interest was paid on the old notes,
                                                 or if no interest has been paid, from the date of
                                                 issuance of the new notes, semiannually in
                                                 arrears on January 15 and July 15, commencing on
                                                 January 15, 2005, and at maturity.

Use of Proceeds..............................    We will receive no cash proceeds in connection
                                                 with the issuance of the new notes pursuant to
                                                 the Exchange Offer. See "Use of Proceeds."

Optional Redemption..........................    Prior to July 15, 2008, the new notes will not be
                                                 redeemable. On or after July 15, 2008, we may
                                                 redeem for cash all or part of the new notes at
                                                 any time, upon not less than 30 nor more than 60
                                                 days' notice before the redemption date by mail
                                                 to the Trustee, the paying agent and each holder
                                                 of the new notes, for a price equal to 100% of
                                                 the principal amount of the new notes to be
                                                 redeemed plus any accrued and unpaid interest,
                                                 and additional amounts owed, if any, to the
                                                 redemption date. See "Description of the New
                                                 Notes -- Optional Redemption."

Conversion Rights............................    Holders may convert their new notes prior to
                                                 maturity, in multiples of $1,000 principal
                                                 amount, into cash and shares of our common stock
                                                 under any of the following circumstances:

                                                 -  during any calendar quarter (and only during
                                                    such calendar quarter) if the last reported sale
                                                    price of our common stock for at least 20 trading
                                                    days during the period of 30 consecutive trading
                                                    days ending on the last trading day of the
                                                    previous calendar quarter, is greater than or
                                                    equal to 120% of the conversion price per share
                                                    of our common stock on such last trading day;

                                                 -  subject to certain exceptions, during the five
                                                    business-day period after any ten consecutive
                                                    trading-day period in which the trading price per
                                                    new note for each day of the ten trading-day
                                                    period was less than 95% of the product of the
                                                    closing sale price of our common stock and the
                                                    applicable conversion rate of such new note;
                                                    provided, however, a holder may not convert its
                                                    new notes if the average closing sale price of
                                                    our common stock for such ten consecutive
                                                    trading-day period was between the then current
                                                    conversion price on the new notes and 120% of the
                                                    then applicable conversion price on the new
                                                    notes;

                                                 -  if we call the new notes for redemption as
                                                    described in this offering memorandum; or

                                                 -  upon the occurrence of specified corporate
                                                    transactions described under "Description of the
                                                    New Notes -- Conversion Rights -- Conversion Upon
                                                    Specified Corporate Transactions."

                                                 Upon the occurrence of any of the circumstances
                                                 described above, holders may convert any
                                                 outstanding new note into cash and shares of our
                                                 common stock at an initial conversion rate of
                                                 93.7137 shares of common stock per $1,000
                                                 principal amount of new notes (equivalent to an
                                                 initial conversion price of $10.671 per share of
                                                 common stock) at any time prior to the close of
                                                 business on July 15, 2023. The conversion rate
                                                 and the equivalent conversion price in effect at
                                                 any given time are referred to as the "APPLICABLE
                                                 CONVERSION RATE" and the "APPLICABLE CONVERSION
                                                 PRICE," respectively, and will be subject to
                                                 adjustment as described below. Subject to certain
                                                 exceptions, once new notes are tendered for
                                                 conversion, the value (the "CONVERSION VALUE") of
                                                 the cash and shares of our common stock, if any,
                                                 to be received by a holder converting $1,000
                                                 principal amount of the new notes will be
                                                 determined by multiplying the conversion rate by
                                                 the ten day average closing stock price. We will
                                                 deliver the conversion value to holders as
                                                 follows: (1) an amount in cash (the "PRINCIPAL
                                                 RETURN") equal to the lesser of (a) the aggregate
                                                 conversion value of the new notes to be converted
                                                 and (b) the aggregate principal amount of the new
                                                 notes to be converted; (2) if the aggregate
                                                 conversion value of the new notes to be converted
                                                 is greater than the principal return, an amount
                                                 in whole shares (the "NET SHARES"), determined as
                                                 set forth below, equal to such aggregate
                                                 conversion value less the principal return (the
                                                 "NET SHARE AMOUNT"); and (3) an amount in cash in
                                                 lieu of any fractional shares of common stock. We
                                                 will pay the principal return and cash in lieu of
                                                 fractional shares and deliver the net shares, if
                                                 any, as promptly as practicable after
                                                 determination of the net share amount. The number
                                                 of net shares to be paid will be determined by
                                                 dividing the net share amount by the ten day
                                                 average closing stock price. The "TEN DAY AVERAGE
                                                 CLOSING STOCK PRICE" will be the average of

                                                 the closing per share prices of our common stock on
                                                 the New York Stock Exchange on the ten
                                                 consecutive trading days beginning on the second
                                                 trading day following the day the new notes are
                                                 submitted for conversion.

                                                 As described in this offering memorandum, the
                                                 conversion rate may be adjusted for certain
                                                 reasons, but it will not be adjusted for accrued
                                                 and unpaid interest. Except as otherwise
                                                 described in this offering memorandum, holders
                                                 will not receive any payment representing accrued
                                                 and unpaid interest if any, upon conversion of a
                                                 new note. New notes called for redemption may be
                                                 surrendered for conversion prior to the close of
                                                 business on the second Business Day immediately
                                                 preceding the redemption date.

                                                 If we declare a cash dividend or cash
                                                 distribution to all or substantially all of the
                                                 holders of our common stock, the applicable
                                                 conversion rate shall be increased to equal the
                                                 number determined by multiplying the applicable
                                                 conversion rate in effect immediately prior to
                                                 the record date for such dividend or distribution
                                                 by the following fraction:

                                                                (pre-dividend sale price)
                                                                -------------------------
                                                 (pre-dividend sale price - dividend adjustment amount)

                                                 provided that if the denominator of the foregoing
                                                 fraction is less than $1.00 (including a negative
                                                 amount), then in lieu of any adjustment, we shall
                                                 make adequate provision so that each holder of
                                                 new notes shall have the right to receive upon
                                                 conversion, in addition to the cash and shares of
                                                 common stock issuable upon such conversion, the
                                                 amount of cash such holder would have received
                                                 had such holder converted its new notes solely
                                                 into shares of our common stock at the then
                                                 applicable conversion rate immediately prior to
                                                 the record date for such cash dividend or cash
                                                 distribution. "PRE-DIVIDEND SALE PRICE" means the
                                                 average of the last reported sale price of our
                                                 common stock price for the five consecutive
                                                 trading days ending on the trading day
                                                 immediately preceding the record date for such
                                                 dividend or distribution. "DIVIDEND ADJUSTMENT
                                                 AMOUNT" means the full amount of the dividend or
                                                 distribution to the extent payable in cash
                                                 applicable to one share of our common stock.

Purchase of New Notes by Us at the
Option of the Holder.........................    Holders have the right to require us to purchase
                                                 all or any portion of the new notes for cash on
                                                 July 15, 2008, July 15, 2013 and July 15, 2018.
                                                 In each case, we will pay a purchase price equal
                                                 to 100% of the principal amount of the new notes
                                                 to be purchased plus any accrued and unpaid
                                                 interest, and additional amounts owed, if any, to
                                                 but excluding such purchase date. See
                                                 "Description of the New Notes -- Purchase of New
                                                 Notes by Us at the Option of the Holder."

Fundamental Change...........................    If we undergo a Fundamental Change (as defined
                                                 under "Description of the New Notes --
                                                 Fundamental Change Requires Purchase of New Notes
                                                 by Us at the Option of the Holder") prior to July
                                                 15, 2008, holders will have the right, at their
                                                 option, to require us to purchase any or all of
                                                 their new notes for cash, or any portion of the
                                                 principal amount thereof that is equal to $1,000
                                                 or an integral multiple of $1,000. The cash price
                                                 we are required to pay is equal to 100% of the
                                                 principal amount of the new notes to be purchased
                                                 plus accrued and unpaid interest, to the
                                                 Fundamental Change purchase date. See
                                                 "Description of the New Notes -- Fundamental
                                                 Change Requires Purchase of New Notes by Us at
                                                 the Option of the Holder."

Change of Control Make-Whole
Provision...................................     If you elect to convert your new notes in
                                                 connection with a corporate transaction as
                                                 described under "Description of the New Notes --
                                                 Conversion Rights -- Conversion Upon Specified
                                                 Corporate Transactions" that occurs on or prior
                                                 to July 15, 2008 that constitutes a Fundamental
                                                 Change as defined under "Description of the New
                                                 Notes -- Fundamental Change Requires Purchase of
                                                 New Notes by Us at the Option of the Holder"
                                                 (other than a Fundamental Change relating to the
                                                 composition of our Board of Directors) and 10% or
                                                 more of the fair market value of the
                                                 consideration for the shares of common stock in
                                                 the corporate transaction consists of (i) cash,
                                                 (ii) other property or (iii) securities that are
                                                 not traded or scheduled to be traded immediately
                                                 following such

                                                 transaction on a U.S. national securities
                                                 exchange or the NASDAQ National Market, we will
                                                 increase the applicable conversion rate for the new
                                                 notes surrendered for conversion, which will increase
                                                 the number of shares of our common stock issuable upon
                                                 conversion. The number of additional shares a
                                                 holder will receive and the applicable conversion
                                                 rate upon such Fundamental Change is determined
                                                 by the table found in "Description of the New
                                                 Notes -- Conversion Rights -- Adjustment to
                                                 Conversion Rate upon the Occurrence of a Cash
                                                 Take-Over Transaction."

Cash Take-Over Transaction by a
Public Company...............................    A public company change of control is a cash
                                                 take-over transaction where we would be required
                                                 to increase the conversion rate and the acquirer
                                                 has a class of equity securities traded on a U.S.
                                                 national securities exchange or quoted on the
                                                 NASDAQ National Market. Upon the occurrence of a
                                                 cash take-over transaction that constitutes a
                                                 public company change of control, in lieu of
                                                 increasing the conversion rate, we may elect to
                                                 change the conversion right so that holders of
                                                 the new notes will be entitled to convert their
                                                 new notes into the acquirer's common stock. See
                                                 "Description of the New Notes -- Conversion
                                                 Rights -- Conversion After a Public Acquirer
                                                 Change of Control."

Registration Rights..........................    We entered into a registration rights agreement
                                                 in connection with the issuance of the old notes.
                                                 We will grant the holders of the new notes the
                                                 registration rights provided to holders of the
                                                 old notes in the registration rights agreement.
                                                 See "Registration Rights."

Ranking......................................    The new notes are unsecured and unsubordinated
                                                 senior debt securities of ours ranking equally
                                                 with our other unsecured and unsubordinated
                                                 indebtedness. As of September 30, 2004, we had
                                                 outstanding approximately $2.7 billion aggregate
                                                 principal amount of indebtedness, including
                                                 approximately $178 million of subordinated
                                                 indebtedness relating to our convertible
                                                 preferred securities, but excluding approximately
                                                 $5.1 billion of indebtedness of our subsidiaries.
                                                 In August 2004, CMS Energy entered into the Fifth
                                                 Amended and Restated Credit Agreement in the
                                                 amount of approximately $300 million. This
                                                 facility is secured and the new notes are junior
                                                 to such indebtedness. As of October 21, 2004
                                                 there were approximately $92 million of letters
                                                 of credit outstanding under the Fifth Amended and
                                                 Restated Credit Agreement. Except for the amount
                                                 outstanding under the Fifth Amended and Restated
                                                 Credit Agreement, none of our indebtedness is
                                                 senior to the new notes. The new notes are
                                                 structurally subordinated to approximately $5.1
                                                 billion of our subsidiaries' debt.

Certain Covenants............................    The senior debt indenture contains covenants
                                                 that, among other things, limit our ability to
                                                 pay dividends or distributions, incur additional
                                                 indebtedness, incur additional liens, sell,
                                                 transfer or dispose of certain assets, enter into
                                                 certain transactions with affiliates or enter
                                                 into certain mergers or consolidations.

Form of Notes................................    One or more global securities held in the name of
                                                 DTC in a minimum denomination of $1,000 and any
                                                 integral multiple thereof.

Trustee, Paying Agent and Conversion
Agent.......................................     J.P. Morgan Trust Company, N.A.

Trading......................................    The new notes are not listed on any securities
                                                 exchange or included in any automated quotation
                                                 system. The new notes are expected to be eligible
                                                 for trading in the Private Offerings, Resales and
                                                 Trading through Automatic Linkages Market
                                                 commonly referred to as the Portal Market;
                                                 however, no assurance can be given as to the
                                                 liquidity of or trading market for the new notes.
                                                 Our common stock is listed on the New York Stock
                                                 Exchange under the symbol "CMS."

                      SELECTED CONSOLIDATED FINANCIAL DATA

      The following selected financial data have been derived from our audited consolidated financial statements, which have been audited by Ernst & Young LLP, independent registered public accounting firm, for the fiscal years ended December 31, 2003, 2002, 2001 and 2000, except for amounts included from the financial statements of the MCV Partnership and Jorf Lasfar Energy Company S.C.A. ("JORF LASFAR"). The MCV Partnership represents an investment accounted for under the equity method of accounting through December 31, 2003, which was audited by another independent registered public accounting firm (the other auditors for 2001 and 2000 have ceased operations), for the fiscal years ended December 31, 2003, 2002, 2001 and 2000. Jorf Lasfar represents an investment accounted for under the equity method of accounting, which was audited by another independent registered public accounting firm for the fiscal years ended December 31, 2003, 2002, 2001 and 2000. The following selected consolidated financial data for the nine months ended September 30, 2004 and 2003 have been derived from our unaudited consolidated financial statements. Please refer to our financial statements for the fiscal year ended December 31, 2003 and for the quarter ended September 30, 2004, which are each incorporated by reference herein. The financial information set forth below should be read in conjunction with our consolidated financial statements, related notes and other financial information that are incorporated by reference herein. Operating results for the nine months ended September 30, 2004 are not necessarily indicative of results that may be expected for the entire year ending December 31, 2004. See "Where You Can Find More Information."

                                                       NINE MONTHS ENDED
                                                         SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                                    ---------------------    --------------------------------------------------
                                                     2004(a)       2003        2003          2002       2001         2000
                                                    ---------    --------    ---------    ---------   ---------    ---------
                                                          (UNAUDITED,               (DOLLARS IN MILLIONS EXCEPT PER SHARE
                                                          DOLLARS IN                              AMOUNTS)
                                                        MILLIONS EXCEPT
                                                           PER SHARE
                                                           AMOUNTS)
INCOME STATEMENT DATA:
Operating revenue.................................. $   3,910    $  4,141    $   5,513     $   8,673    $   8,006     $   6,623
Earnings from equity method investees..............        78         125          164            92          172           213
Operating expenses.................................     3,537       3,776        5,082         8,690        8,027         6,342
Operating income...................................       451         490          595            75          151           494
Income (loss) from continuing operations...........        68          (8)         (43)         (394)        (327)          (85)
Net income (loss) available to common shareholder.. $      65    $    (52)   $     (44)    $    (650)   $    (459)    $       5
Earnings per average common share:
Income (loss) from continuing operations
  Basic and diluted................................ $    0.36    $   (0.6)   $   (0.30)    $   (2.84)   $   (2.50)    $   (0.76)
CMS Energy Basic and Diluted Net Income (Loss)
  attributable to common stock.....................      0.40       (0.36)       (0.30)        (4.68)       (3.51)         0.04
Dividends declared per average common share:
  CMS Energy....................................... $      --    $     --    $      --     $    1.09    $    1.46     $    1.46
BALANCE SHEET DATA (AT PERIOD END DATE):
Cash and cash equivalents.......................... $     560    $    669    $     532     $     351    $     123     $     143
Restricted cash....................................        83         205          201            38            4            --
Net plant and property(a)..........................     8,600       6,624        6,944         6,103        6,703         6,316
Total assets.......................................    15,377      13,234       13,838        14,781       17,633        17,801
Long-term debt, excluding current maturities(a)....     6,228       6,295        6,020         5,357        5,842         6,052
Long-term debt -- related parties..................       684          --          684            --           --            --
Non-current portion of capital and finance lease
 obligations.......................................       318         116           58           116           71            49
Notes payable......................................        --           4           --           458          416           403
Other liabilities..................................     5,328       4,786        5,113         6,807        8,012         7,705
Minority interest (a)..............................       750          35           73            38           43            82
Company-obligated mandatorily redeemable trust
  preferred securities of subsidiaries(b)..........        --         173           --           393          694           694
Company obligated trust preferred securities of
  Consumers' subsidiaries(b).......................        --         490           --           490          520           395
Preferred stock....................................       261          --          261            --           --            --
Preferred stock of subsidiary...................... $      44    $     44    $      44     $      44    $      44     $      44
Common stockholders' equity........................     1,764       1,291        1,585         1,078        1,991         2,377
OTHER DATA:
Cash Flow:
Provided by (Used in) operating activities......... $     194    $     --    $    (251)    $     614    $     372     $     600
Provided by (Used in) investing activities.........      (132)        332          203           829       (1,349)       (1,220)
Provided by (Used in) financing activities.........      (208)        (16)         230        (1,223)         967           629
Ratio of earnings to fixed charges(c)..............      1.01          -- (d)       -- (e)        -- (f)       -- (g)        -- (h)

----------
(a) Under revised FASB Interpretation No. 46 "Consolidation of Variable Interest Entities," we are the primary beneficiary of the MCV Partnership and the First Midland Limited Partnership (the "FMLP"). As a result, we have consolidated their assets, liabilities and activities into our financial statements for the first time as of and for the quarter ended March 31, 2004. These partnerships had third-party obligations totaling $581 million at September 30, 2004. Property, plant and equipment serving as collateral for these obligations had a carrying value of $1.440 billion at September 30, 2004.

(b) CMS Energy and Consumers each formed various statutory wholly-owned business trusts for the sole purpose of issuing preferred securities and lending the gross proceeds to the parent companies. The sole assets of the trusts are debentures of the parent company with terms similar to those of the preferred securities. As a result of the adoption of FASB Interpretation No. 46 on December 31, 2003, we deconsolidated the trusts that hold the mandatorily redeemable trust preferred securities. Therefore, $490 million, previously reported by us as Company-obligated mandatorily redeemable trust preferred securities of subsidiaries, plus $16 million owed to the trusts and previously eliminated in consolidation, is now included in the balance sheet as Long-term debt -- related parties. Additionally, $173 million, previously reported by us as Company-obligated convertible trust preferred securities of subsidiaries, plus $5 million owed to the trusts and previously eliminated in consolidation, is now included in the balance sheet as Long-term debt -- related parties.

(c) For the purpose of computing the ratio, earnings represents the sum of income from continuing operations before income taxes and income from equity method investees, net interest charges and preferred dividends of subsidiary, the estimated interest portion of lease rentals and distributed income of equity method investees.

(d) For the nine months ended September 30, 2003, fixed charges exceeded earnings by $36 million. Earnings as defined include $70 million of asset impairment charges.

(e) For the year ended December 31, 2003, fixed charges exceeded earnings by $59 million. Earnings as defined include $95 million of asset impairment charges.

(f) For the year ended December 31, 2002, fixed charges exceeded earnings by $475 million. Earnings as defined include $602 million of asset impairment charges.

(g) For the year ended December 31, 2001, fixed charges exceeded earnings by $393 million. Earnings as defined include $323 million of asset impairment charges.

(h) For the year ended December 31, 2000, fixed charges exceeded earnings by $225 million. Earnings as defined include a $329 million pretax impairment loss on the Loy Yang investment.

                                  RISK FACTORS

    Before exchanging any old notes for new notes pursuant to this offering memorandum, you should carefully consider the following risk factors, as well as the other information contained or incorporated by reference in this offering memorandum.

RISKS RELATING TO CMS ENERGY

    WE DEPEND ON DIVIDENDS FROM OUR SUBSIDIARIES TO MEET OUR DEBT SERVICE OBLIGATIONS. IF WE DO NOT RECEIVE ADEQUATE DIVIDENDS OR DISTRIBUTIONS FROM OUR SUBSIDIARIES, WE MAY NOT BE ABLE TO MAKE PRINCIPAL OR INTEREST PAYMENTS ON THE NEW NOTES.

    Due to our holding company structure, we depend on dividends from our subsidiaries to meet our debt obligations, including the payment of any principal or interest on the new notes. None of these entities are or will be obligated to pay any amounts due on the new notes. Therefore, the new notes are effectively subordinated to the payment of interest, principal and preferred distributions on the debt, preferred securities and other liabilities of Consumers and Enterprises and each of their subsidiaries.

    Restrictions contained in Consumers' preferred stock provisions and other legal restrictions limit Consumers' ability to pay dividends or acquire its own stock from us. As of September 30, 2004, the most restrictive provisions in its financing documents allowed Consumers to pay an aggregate of $300 million in dividends to us during any year.

    For additional information concerning restrictions on Consumers' ability to pay dividends to us, see "Description of Our Capital Stock -- Primary Source of Funds of CMS Energy; Restrictions on Sources of Dividends."

    THE NEW NOTES ARE STRUCTURALLY SUBORDINATED TO THE DEBT AND PREFERRED STOCK OF OUR SUBSIDIARIES.

    Of the approximately $7.8 billion of our consolidated indebtedness as of September 30, 2004, approximately $5.1 billion was indebtedness of our subsidiaries. Payments on that indebtedness and preferred stock are prior in right of payment to dividends paid to us by our subsidiaries. See "Description of the New Notes -- Structural Subordination."

    WE HAVE SUBSTANTIAL INDEBTEDNESS THAT COULD LIMIT OUR FINANCIAL FLEXIBILITY AND HENCE OUR ABILITY TO MEET OUR DEBT SERVICE OBLIGATIONS UNDER THE NEW NOTES.

    As of September 30, 2004, we had outstanding approximately $2.7 billion aggregate principal amount of indebtedness, including approximately $178 million of subordinated indebtedness relating to our convertible preferred securities but excluding approximately $5.1 billion of indebtedness of our subsidiaries. In August 2004, we entered into the Fifth Amended and Restated Credit Agreement in the amount of approximately $300 million. As of October 21, 2004, there were approximately $92 million of letters of credit outstanding under the Fifth Amended and Restated Credit Agreement. We and our subsidiaries may incur additional indebtedness in the future.

    The level of our present and future indebtedness could have several important effects on our future operations, including, among others:

    - a significant portion of our cash flow from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes;

    - covenants contained in our existing debt arrangements require us to meet certain financial tests, which may affect our flexibility in planning for, and reacting to, changes in our business;

    - our ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate and other purposes may be limited;

    - we may be at a competitive disadvantage to our competitors that are less leveraged; and

    - our vulnerability to adverse economic and industry conditions may increase.

    Our ability to meet our debt service obligations and to reduce our total indebtedness will be dependent upon our future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. We cannot assure you that our business will continue to generate sufficient cash flow from operations to service our indebtedness. If we are unable to generate sufficient cash flow from operations, we may be required to sell additional assets or obtain additional financings. We also plan to refinance a substantial amount of our indebtedness prior to its maturity. We cannot assure you that any such refinancing will be possible or that additional financing will be available on commercially acceptable terms or at all.

    There can be no assurance that the requirements of our existing debt arrangements or other indebtedness will be met in the future. Failure to comply with such covenants may result in a default with respect to the related debt and could lead to acceleration of such debt or any instruments evidencing indebtedness that contain cross-acceleration or cross-default provisions.

    In such a case, there can be no assurance that we would be able to refinance or otherwise repay such indebtedness.

    WE HAVE FINANCING NEEDS AND WE MAY BE UNABLE TO SUCCESSFULLY ACCESS BANK FINANCING OR THE CAPITAL MARKETS.

    As of September 30, 2004, we had approximately $427 million of debt maturities in 2004 and 2005, excluding subsidiaries. These maturities include: approximately $176 million of senior notes due in November 2004; $180 million of senior notes due in January 2005; and approximately $71 million of general term notes that mature at various times in 2004 and 2005. In addition, we expect to incur significant costs for capital expenditures, including future environmental regulation compliance, especially compliance with clean air laws. See "We could incur significant capital expenditures to comply with environmental standards and face difficulty in recovering these costs on a current basis" below. As of September 30, 2004 we had incurred $500 million in capital expenditures to comply with these regulations and future capital expenditures may total approximately $302 million between 2004 and 2011. We could also be required to make additional cash contributions to our employee pension and benefit plans and become subject to liquidity demands pursuant to commercial commitments under guarantees, indemnities and letters of credit. After giving effect to recent issuances of securities, along with asset sales, capital markets or bank financing and cash flow from operations, we believe, but can make no assurance, that we will have sufficient liquidity to meet our debt maturities through 2005. Management is actively pursuing plans to refinance debt and to sell assets. There can be no assurances that this business plan will be successful and failure to achieve its goals could have a material adverse effect on our liquidity and operations.

    We continue to explore financing opportunities to supplement our financial plan. These potential opportunities include: refinancing our bank credit facilities; entering into leasing arrangements and/or vendor financing; refinancing and issuing new capital markets debt, preferred and/or common equity; and negotiating private placement debt. We cannot guarantee the capital market's acceptance of our securities or predict the impact of factors beyond our control, such as actions of rating agencies. If we are unable to access bank financing or the capital markets to incur or refinance indebtedness, there could be a material adverse effect upon our liquidity and operations.

    Certain of our securities and those of our affiliates, including Consumers, are rated by various credit rating agencies. Any reduction or withdrawal of one or more of our credit ratings could have a material adverse impact on our ability to access capital on acceptable terms. We cannot assure you that any of our current ratings or those of our affiliates, including Consumers, will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency.

    Consumers accesses debt and other capital from various sources and carries its own credit ratings. Any downgrade or other event negatively affecting the credit ratings of Consumers could make its cost of borrowing higher or access to funding sources more limited, which in turn could increase the need of CMS Energy to provide liquidity in the form of capital contributions or loans, thus reducing the liquidity and borrowing availability of the consolidated group. Further, any adverse developments relating to Consumers, which provides dividends to us, that result in a lowering of Consumers' credit ratings could have an adverse effect on our credit ratings. Any lowering of the ratings on the new notes would likely reduce the market value of the new notes.

    WE MAY BE ADVERSELY AFFECTED BY A REGULATORY INVESTIGATION AND LAWSUITS REGARDING "ROUND TRIP" TRADING BY ONE OF OUR SUBSIDIARIES AS WELL AS CIVIL LAWSUITS REGARDING PRICING INFORMATION THAT TWO OF OUR AFFILIATES PROVIDED TO MARKET PUBLICATIONS.

    As a result of round trip trading transactions at CMS Marketing Services and Trading Company (now known as CMS Energy Resource Management Company) ("CMS MST" or "CMS ERM"), we are under investigation by the United States Department of Justice. We have received subpoenas from U.S. Attorneys' Offices regarding investigations of those trades. CMS Energy and Consumers have also been named in numerous class action lawsuits by individuals who allege that they purchased CMS Energy securities during a purported class period. These complaints generally seek unspecified damages based on allegations that the defendants violated United States securities laws and regulations by making allegedly false and misleading statements about the company's business and financial condition. The cases have been consolidated into a single lawsuit and an amended and consolidated complaint was filed on May 1, 2003. The judge issued an opinion and order dated March 31, 2004 in connection with various pending motions, including the plaintiffs' motion to amend the complaint and the motions to dismiss the complaint filed by us, Consumers and other defendants. The judge directed the plaintiffs to file an amended complaint under seal and ordered an expedited hearing on the motion to amend, which was held on May 12, 2004. At the hearing, the judge ordered the plaintiffs to file an amended complaint deleting certain counts related to purchasers of CMS Energy-related securities, which the judge ordered dismissed with prejudice. The plaintiffs filed this complaint on May 26, 2004. We, Consumers and the individual defendants filed new motions to dismiss on June 21, 2004. A hearing on those motions occurred on August 2, 2004 and the judge has taken the matter under advisement.

    In March 2004, the SEC approved a cease-and-desist order settling an administrative action against us relating to round-trip trading. The order did not assess a fine and we neither admitted nor denied the order's findings.

    Our Board of Directors has received a demand on behalf of a shareholder of CMS Energy to commence civil actions (i) to remedy alleged breaches of fiduciary duties by CMS Energy officers and directors in connection with round trip trading at CMS MST and (ii) to recover damages sustained by CMS Energy as a result of alleged insider trades alleged to have been made by certain current and former officers of CMS Energy and its subsidiaries. In December 2002, two new directors were appointed to our Board of Directors. A special litigation committee was formed by the Board of Directors in January 2003 to determine whether it is in the best interest of CMS Energy to bring the action demanded by the shareholder. The disinterested members of the Board of Directors appointed the two new directors to serve on the special litigation committee.

    On December 2, 2003, during the continuing review by the special litigation committee, we were served with a derivative complaint filed by the shareholder in the Circuit Court of Jackson County, Michigan in furtherance of his demands. The date for CMS Energy and other defendants to answer or otherwise respond to the complaint was extended to December 1, 2004, subject to such further extensions as may be mutually agreed upon by the parties and authorized by the court.

    We have notified appropriate regulatory and governmental agencies that some employees at CMS MST and CMS Field Services, Inc. (now Cantera Gas Company) appeared to have provided inaccurate information regarding natural gas trades to various energy industry publications which compile and report index prices. CMS Energy is cooperating with an investigation by the United States Department of Justice regarding this matter. On November 25, 2003, the Commodity Futures Trading Commission ("CFTC") issued a settlement order regarding this matter. CMS MST and CMS Field Services, Inc. agreed to pay a fine to the CFTC totaling $16 million. CMS Energy neither admitted nor denied the findings of the CFTC in the settlement order.

    We have also been named as a defendant in several gas industry civil lawsuits regarding inaccurate gas trade reporting that include claims alleging manipulation of natural gas prices and violations of the Commodities Exchange Act and federal and state antitrust laws.

    We cannot predict the outcome of the United States Department of Justice investigation and the lawsuits. It is possible that the outcome in one or more of the investigation or the lawsuits could adversely affect our financial condition, liquidity or results of operations.

    WE MAY BE NEGATIVELY IMPACTED BY THE RESULTS OF AN EMPLOYEE BENEFIT PLAN LAWSUIT.

    We are a defendant, along with Consumers, CMS MST and certain named and unnamed officers and directors, in two lawsuits brought as purported class actions on behalf of participants and beneficiaries of our 401(k) plan. The two cases, filed in July 2002 in the United States District Court for the Eastern District of Michigan, were consolidated by the trial judge and an amended and consolidated complaint has been filed. Plaintiffs allege breaches of fiduciary duties under the Employee Retirement Income Security Act of 1974 ("ERISA") and seek restitution on behalf of the plan with respect to a decline in value of the shares of our common stock held in the plan. The plaintiffs also seek other equitable relief and legal fees. The judge issued an opinion and order dated March 31, 2004 in connection with the motions to dismiss filed by us, Consumers and the individuals. The judge dismissed certain of the amended counts in the plaintiffs' complaint and denied our motion to dismiss the other claims in the complaint. We, Consumers and the individual defendants filed answers to the amended complaint on May 14, 2004. A trial date has not been set, but is expected to be no earlier than late in 2005.

    We cannot predict the outcome of the ERISA litigation and it is possible that an adverse outcome in this lawsuit could adversely affect our financial condition, liquidity or results of operations.

    WE CANNOT PREDICT THE OUTCOME OF CERTAIN CLAIMS OR OTHER LITIGATION IN WHICH SUBSTANTIAL MONETARY CLAIMS ARE INVOLVED.

    Certain of our subsidiaries participated in the development of Bay Harbor, a residential development near Petoskey, Michigan. We have since sold our interests in Bay Harbor but on September 3, 2004, the Michigan Department of Environmental Quality ("MDEQ") issued a Notice of Noncompliance ("NON") directed to certain of our subsidiaries and other parties that participated in Bay Harbor regarding cement kiln dust ("CKD") pile seep water contaminated with high levels of pH in Little Traverse Bay of Lake Michigan.

    In the various agreements to develop Bay Harbor, CMS Land Company, a subsidiary of CMS ("CMS LAND"), and CMS made certain indemnifications to various parties for environmental conditions. In a settlement agreement, CMS Land abandoned all interests and rights in Bay Harbor but retained the responsibilities it (and CMS) had under the previous environmental indemnifications. One such responsibility deals with the construction, operation and maintenance of a pH lowering treatment facility at Bay Harbor that treats "seep water" collected after the water seeps over underground CKD piles. The "seep water" has a high pH level that requires treatment before the water can be discharged into the City of Petoskey sewer system. While the pH treatment facility was out of service for a number of months to address maintenance issues, and to resolve issues with the City of Petoskey, MDEQ found the high levels of pH in Little Traverse Bay and issued the NON. In addition, the Environmental Protection Agency ("EPA") has become involved and has sent a representative to obtain samples and information concerning the site. We are engaging in a study of the treatment facility in order to address maintenance issues over the chemical composition of the liquid being delivered to the City of Petoskey. We have also presented plans to the MDEQ to undertake a study concerning a separate "seep" that is not currently subject to a water collection and treatment facility.

    Several parties have issued demand letters to CMS Land and CMS claiming breach of the indemnification provisions and requesting payment of their expenses related to the NON. CMS responded by stating that: it had not breached its indemnity obligations; it will comply with the indemnities; it has restarted the pH treatment facility; and it has responded to the NON.

    An adverse outcome of this matter could, depending on the size of any indemnification obligation or liability under environmental laws, have an adverse effect on our financial condition, liquidity or results of operations.

    In addition to the litigation and proceedings discussed above, CMS Energy or various of our subsidiaries are parties in other pending litigation in which substantial monetary damages are sought. These proceedings, certain of which are described in CMS Energy's Annual Report on Form 10-K/A for the year ended December 31, 2003 -- Notes to Consolidated Financial Statements -- Note 4, include arbitration and litigation relating to the Dearborn Industrial Generation project, and claims from various provinces in Argentina for stamp taxes and associated penalties and interest arising from various gas transportation transactions. An adverse outcome in one or more of these cases could, depending on the timing and size of any award and the availability of insurance or reimbursement from third parties, have an adverse effect on our financial condition, liquidity or results of operations.

    REGULATORY CHANGES AND OTHER DEVELOPMENTS HAVE RESULTED AND WILL CONTINUE TO RESULT IN INCREASED COMPETITION IN OUR DOMESTIC ENERGY BUSINESS. GENERALLY, INCREASED COMPETITION THREATENS OUR MARKET SHARE IN CERTAIN SEGMENTS OF OUR BUSINESS AND CAN REDUCE OUR PROFITABILITY.

    Consumers has in the last several years experienced, and expects to continue to experience, a significant increase in competition for generation services with the introduction of retail open access in the State of Michigan. Pursuant to the Customer Choice Act, as of January 1, 2002, all electric customers have the choice of buying electric generation service from an alternative electric supplier. We continue to lose industrial and commercial customers to other electric suppliers without receiving compensation for stranded costs caused by the lost sales. As of October 2004, we had lost 877 MW or 11 percent of our electric generation business to these alternative electric suppliers. We expect the loss to be in the range of 900 MW to 1,000 MW by year-end 2004. We cannot predict the total amount of electric supply load that we may lose to competitor suppliers in the future.

    ELECTRIC INDUSTRY REGULATION COULD ADVERSELY AFFECT OUR BUSINESS, INCLUDING OUR ABILITY TO RECOVER OUR EXPENSES FROM OUR CUSTOMERS.

    Federal and state regulation of electric utilities has changed dramatically in the last two decades and could continue to change over the next several years. These changes could adversely affect our business, financial condition and profitability.

    In June 2000, the Michigan Legislature enacted the Customer Choice Act that became effective June 5, 2000. Pursuant to the Customer Choice Act:

    - residential rates were reduced by five percent and then capped through at least December 31, 2005; and

    - small commercial and industrial customer rates were capped through at least December 31, 2004.

    Ultimately, the rate caps could extend until December 31, 2013 depending upon whether or not Consumers exceeds the market power supply test established by the legislation (a requirement that Consumers believes itself to be in compliance with at this time). Under circumstances specified in the Customer Choice Act, certain costs can be deferred for future recovery after the expiration of the rate cap period. The rate caps could, however, result in Consumers being unable to collect customer rates sufficient to fully recover its cost of conducting business. Some of these costs may be beyond Consumers' ability to control. In particular, if Consumers needs to purchase power supply from wholesale suppliers during the period when retail rates are frozen or capped, the rate restrictions imposed by the Customer Choice Act may make it impossible for Consumers to fully recover the cost of purchased power and associated transmission costs through the rates it charges its customers. As a result, it is not certain that Consumers can maintain its profit margins in its electric utility business during the period of the rate freeze or rate caps.

    Consumers intends to file an electric rate case with the MPSC in the fourth quarter of 2004.

    There are multiple proceedings pending before the Federal Energy Regulatory Commission ("FERC") involving transmission rates, regional transmission organizations and standard market design for electric bulk power markets and transmission. FERC is also reviewing the standards under which electric utilities are allowed to participate in wholesale power markets without price restrictions. We cannot predict the impact of these electric industry-restructuring proceedings on our financial position, liquidity or results of operations.

    PENDING UTILITY LEGISLATION IN MICHIGAN MAY AFFECT US IN WAYS WE CANNOT PREDICT.

    In July 2004, as a result of legislative hearings, several bills were introduced into the Michigan Senate that could change Michigan's Customer Choice Act. The proposals include:

    -   requiring that rates be based on cost of service;

    -   establishing a defined Stranded Cost calculation method;

    - allowing customers who stay with or switch to alternative electric suppliers after December 31, 2005 to return to utility services, and requiring them to pay current market rates upon return;

    - establishing reliability standards that all electric suppliers must follow;

    - requiring utilities and electric alternative suppliers to maintain a 15 percent power reserve margin;

    -   creating a service charge to fund the Low Income and Energy Efficiency
        Fund;

    - giving kindergarten through twelfth-grade schools a discount of 10 percent to 20 percent on electric rates; and

    - authorizing a service charge payable by all customers for meeting Clean Air Act requirements.

    In September 2004, the Chair of the Senate Technology and Energy Committee formed a workgroup, which analyzed the merits of the proposed legislation. Workgroup activities have since concluded that the impact on the proposed legislation is still uncertain. In October 2004, a substitute to one of the bills was introduced, but has not yet been adopted by the Michigan Senate.

    Although we do not believe the terms of the pending bills would have a material adverse effect on our business, the final form of any new utility legislation may differ from the pending bills. We cannot predict whether these or other measures will be enacted into law or their potential effect on us.

    OUR ABILITY TO RECOVER OUR "NET" STRANDED COSTS IS UNCERTAIN AND MAY AFFECT OUR FINANCIAL RESULTS.

    The Customer Choice Act allows for the recovery, by an electric utility, of the cost of implementing that Act's requirements and "net" Stranded Costs, without defining the term. According to the MPSC, "net" Stranded Costs are to be recovered by collecting a transition surcharge from customers who switch to an alternative electric supplier.

    In July 2004, the administrative law judge issued a proposal for decision in our 2002 "net" Stranded Cost case, which recommended that the MPSC find that Consumers incurred "net" Stranded Costs of $12 million. This recommendation includes the cost of money through July 2004 and excluded Clean Air Act costs.

    In July 2004, the MPSC staff filed a position on our 2003 "net" Stranded Cost application, which resulted in a "net" Stranded Cost calculation of $52 million. This amount includes the cost of money, but excludes Clean Air Act costs.

    We cannot predict the ability of Consumers to recover its "net" Stranded Costs, including costs related to electric utility restructuring, and failure to recover those "net" Stranded Costs could adversely affect our financial condition.

    OUR ABILITY TO RECOVER CERTAIN REGULATORY ASSETS UNDER SECTION 10(D)(4) OF THE CUSTOMER CHOICE ACT MAY AFFECT OUR FINANCIAL RESULTS.

    Section 10(d)(4) of the Customer Choice Act allows deferred recovery of an annual return of and on capital expenditures in excess of depreciation levels and certain other expenses incurred prior to and throughout the rate freeze and rate cap periods. See "Electric industry regulation could adversely affect our business, including our ability to recover our expenses from our customers." In October 2004, Consumers filed an application with the MPSC seeking recovery of $628 million of capital expenditures in excess of depreciation, Clean Air Act costs, and other expenses for the period June 2000 through December 2005. Of the $628 million, $152 million relates to the cost of money. Also included in this application is $74 million of costs that were also incorporated in our "net" Stranded Costs filings.

    We cannot predict the ability of Consumers to recover certain regulatory assets under Section 10(d)(4) of the Customer Choice and failure to recover these regulatory assets could adversely affect our financial condition.

    PERIODIC REVIEWS OF THE VALUES OF OUR ASSETS COULD RESULT IN ADDITIONAL ACCOUNTING CHARGES.

    We are required by U.S. generally accepted accounting principles to periodically review the carrying value of our assets, including those that may be sold. Market conditions, the operational characteristics of our assets and other factors could result in our recording additional impairment charges for our assets, which could have an adverse effect on our stockholders' equity and our access to additional financing. In addition, we may be required to record impairment charges at the time we sell assets depending on the sale prices we are able to secure.

    WE COULD INCUR SIGNIFICANT CAPITAL EXPENDITURES TO COMPLY WITH ENVIRONMENTAL STANDARDS AND FACE DIFFICULTY IN RECOVERING THESE COSTS ON A CURRENT BASIS.

    We and our subsidiaries are subject to costly and increasingly stringent environmental regulations. We expect that the cost of future environmental compliance, especially compliance with clean air laws, will be significant.

    In 1998, the EPA issued regulations requiring the State of Michigan to further limit nitrogen oxide emissions at our coal-fired electric plants. The EPA and the State of Michigan regulations require us to make significant capital expenditures estimated to be $802 million. As of September 30, 2004, Consumers has incurred $500 million in capital expenditures to comply with the EPA regulations and anticipates that the remaining $302 million of capital expenditures will be incurred between 2004 and 2011. Additionally, Consumers currently expects it will supplement its compliance plan with the purchase of nitrogen oxide emissions credits for the years 2004 through 2009. The cost of these credits based on the current market is estimated to average $7 million per year for 2004-2006 and then decrease with Consumers' installation of control technology; however, the market for nitrogen oxide emissions credits and their price could change substantially. As new environmental standards become effective, Consumers will need additional capital expenditures to comply with the standards.

    Based on the Customer Choice Act, beginning January 2004 an annual return of and on these types of capital expenditures, to the extent they are above depreciation levels, is expected to be recoverable from customers, subject to an MPSC prudency hearing.

    The EPA has proposed a Clean Air Interstate Rule that would require additional coal-fired electric plant emission controls for nitrogen oxides and sulfur dioxide. If implemented, this rule could potentially require substantial additional expenditures. The rule proposes a two-phase program to reduce emissions of sulfur dioxide by 70 percent and nitrogen oxides by 65 percent by 2015. Additionally, the EPA also proposed two alternative sets of rules to reduce emissions of mercury and nickel from coal-fired and oil-fired electric plants. Until the proposed environmental rules are finalized, an accurate cost of compliance cannot be determined.

    The EPA has alleged that some utilities have incorrectly classified plant modifications as "routine maintenance" rather than seek modification permits from the EPA. We have received and responded to information requests from the EPA on this subject. We believe that we have properly interpreted the requirements of "routine maintenance." If our interpretation is found to be incorrect, we may be required to install additional pollution controls at some or all of our coal-fired electric plants and potentially pay fines.

    These and other required environmental expenditures, if not recovered from customers in Consumers' rates, may require us to seek significant additional financing to fund such expenditures and could strain our cash resources.

    WE RETAIN CONTINGENT LIABILITIES IN CONNECTION WITH OUR ASSET SALES.

    The agreements we enter into for the sale of assets customarily include provisions whereby we are required to:

    -   retain specified preexisting liabilities such as for taxes and pensions;

    - indemnify the buyers against specified risks, including the inaccuracy of representations and warranties we make; and

    - require payments to the buyers depending on the outcome of post-closing adjustments, audits or other reviews.

    Many of these contingent liabilities can remain open for extended periods of time after the sales are closed. Depending on the extent to which the buyers may ultimately seek to enforce their rights under these contractual provisions, and the resolution of any disputes we may have concerning them, these liabilities could have a material adverse effect on our financial condition, liquidity and results of operations.

    We have received a request for indemnification from the purchaser of CMS Oil and Gas Company, a former subsidiary of CMS. The indemnification claim relates to the sale by CMS of its oil, gas and methanol projects in Equatorial Guinea and the claim of the government of Equatorial Guinea that $142 million in taxes is owed it in connection with that sale. Based on information currently available, CMS and its tax advisors have concluded that the government's tax claim is without merit and the purchaser of CMS Oil and Gas Company has submitted a response to the government rejecting the claim. An adverse outcome of this claim could have a material adverse effect on our financial condition, liquidity and results of operations.

    OUR REVENUES AND RESULTS OF OPERATIONS ARE SUBJECT TO RISKS THAT ARE BEYOND OUR CONTROL, INCLUDING BUT NOT LIMITED TO FUTURE TERRORIST ATTACKS OR RELATED ACTS OF WAR.

    The cost of repairing damage to our facilities due to storms, natural disasters, wars, terrorist acts and other catastrophic events, in excess of reserves established for such repairs, may adversely impact our results of operations, financial condition and cash flows. The occurrence or risk of occurrence of future terrorist activity and the high cost or potential unavailability of insurance to cover such terrorist activity may impact our results of operations and financial condition in unpredictable ways. These actions could also result in disruptions of power and fuel markets. In addition, our natural gas distribution system and pipelines could be directly or indirectly harmed by future terrorist activity.

    WE HAVE MADE SUBSTANTIAL INTERNATIONAL INVESTMENTS THAT ARE SUBJECT TO POSSIBLE NATIONALIZATION, EXPROPRIATION OR INABILITY TO CONVERT CURRENCY.

    Our investments in selected international markets in electric generating facilities, natural gas pipelines and electric distribution systems face a number of risks inherent in acquiring, developing and owning these types of international facilities. Although we maintain insurance for various risk exposures, including political risk from possible nationalization, expropriation or inability to convert currency, we are exposed to some risks that include local political and economic factors over which we have no control, such as changes in foreign governmental and regulatory policies (including changes in industrial regulation and control and changes in taxation), changing political conditions and international monetary fluctuations. In some cases an investment may have to be abandoned or disposed of at a loss. These factors could significantly adversely affect the financial results of the affected subsidiary and our financial position and results of operations.

    International investments of the type we have made are subject to the risk that they may be expropriated or that the required agreements, licenses, permits and other approvals may be changed or terminated in violation of their terms. These kinds of changes could result in a partial or total loss of our investment.

    The local foreign currency may be devalued, the conversion of the currency may be restricted or prohibited or other actions, such as increases in taxes, royalties or import duties, may be taken which adversely affect the value and the recovery of our investment.

    OUR OWNERSHIP OF A NUCLEAR GENERATING FACILITY CREATES RISK RELATING TO NUCLEAR ENERGY.

    Consumers owns the Palisades nuclear power plant and we are, therefore, subject to the risks of nuclear generation, including the risks associated with the operation of plant facilities and the storage and disposal of spent fuel and other radioactive waste. The Nuclear Regulatory Commission ("NRC") has broad authority under federal law to impose licensing and safety-related requirements for the operation of nuclear generation facilities. In the event of non-compliance, the NRC has the authority to impose fines or shut down a unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved. In addition, although we have no reason to anticipate a serious nuclear incident at Consumers' plant, if an incident did occur, it could harm our results of operations and financial condition. A major incident at a nuclear facility anywhere in the world could cause the NRC to limit or prohibit the operation or licensing of any domestic nuclear unit.

    CONSUMERS CURRENTLY UNDERRECOVERS IN ITS RATES ITS PAYMENTS TO THE MCV PARTNERSHIP FOR CAPACITY AND ENERGY, AND IS ALSO EXPOSED TO FUTURE CHANGES IN THE MCV PARTNERSHIP'S FINANCIAL CONDITION THROUGH ITS EQUITY AND LESSOR INVESTMENTS.

    Consumers' power purchase agreement with the MCV Partnership ("PPA") expires in 2025. We estimate that Consumers will incur estimated cash underrecoveries of payments under the PPA aggregating $206 million through 2007. For availability payments billed by the MCV Partnership after September 15, 2007, and not recovered from customers, Consumers would expect to claim a "regulatory out" under the PPA which Consumers believes it has the right to do after satisfying its obligation to "support and defend" full recovery of PPA charges from customers. The effect of any such action would be to reduce cash flow to the MCV Partnership, which could in turn have an adverse effect on Consumers' equity and lessor interests in the MCV facility.

    Further, under the PPA, energy payments to the MCV Partnership are based on the cost of coal burned at Consumers' coal plants and costs associated with fuel inventory, operations and maintenance, and administrative and general expenses associated with Consumers' coal plants. However, the MCV Partnership's costs of producing electricity are tied, in large part, to the cost of natural gas. Because natural gas prices have increased substantially in recent years, while energy charge payments to the MCV Partnership have not, the MCV Partnership's financial performance has been impacted negatively.

    In February 2004, Consumers filed a RCP with the MPSC that is intended to help conserve natural gas and thereby improve its investment in the MCV Partnership. This plan seeks approval to:

    - dispatch the MCV Facility based on natural gas market prices without increased costs to electric customers;

    - give Consumers a priority right to buy excess natural gas as a result of the reduced dispatch of the MCV Facility; and

    - fund $5 million annually for renewable energy sources such as wind power projects.

    The RCP is expected to reduce the MCV Facility's annual natural gas consumption by an estimated 30 to 40 bcf. This decrease in the quantity of high-priced natural gas consumed by the MCV Facility would benefit Consumers' ownership interest in the MCV Partnership. The amount of PPA capacity and fixed energy payments recovered from retail electric customers would remain capped at
88.7 percent. Therefore, customers would not be charged for any increased power supply costs, if they occur. Consumers and the MCV Partnership have reached an agreement that the MCV Partnership will reimburse Consumers for any incremental power costs incurred to replace the reduction in power dispatched from the MCV Facility. We cannot predict if or when the MPSC will approve the RCP.

    We cannot estimate, at this time, the impact of these issues on Consumers' future earnings or cash flow from its interest in the MCV Partnership. The forward price of natural gas for the next 20 years and the MPSC decision in 2007 or later related to Consumers' recovery of capacity payments are the two most significant variables in the analysis of the MCV Partnership's future financial performance. Natural gas prices have historically been volatile and presently there is no consensus in the marketplace on the price or range of prices of natural gas beyond the next five years. Further, it is not presently possible for us to predict the actions of the MPSC in 2007 or later. Even with an approved RCP, if gas prices continue at present levels or increase, the economics of operating the MCV Facility may be adverse enough to require Consumers to recognize an impairment of its investment in the MCV Partnership. For these reasons, at this time we cannot predict the impact of these issues on Consumers' future earnings or cash flows or on the value of its equity interest in the MCV Partnership.

    CONSUMERS' ENERGY RISK MANAGEMENT STRATEGIES MAY NOT BE EFFECTIVE IN MANAGING FUEL AND ELECTRICITY PRICING RISKS, WHICH COULD RESULT IN UNANTICIPATED LIABILITIES TO CONSUMERS OR INCREASED VOLATILITY OF ITS EARNINGS.

    Consumers is exposed to changes in market prices for natural gas, coal, electricity and emission credits. Prices for natural gas, coal, electricity and emission credits may fluctuate substantially over relatively short periods of time and expose Consumers to commodity price risk. A substantial portion of Consumers' operating expenses for its plants consists of the costs of obtaining these commodities. Consumers manages these risks using established policies and procedures, and it may use various contracts to manage these risks, including swaps, options, futures and forward contracts. We cannot assure you that these strategies will be successful in managing Consumers' pricing risk, or that they will not result in net liabilities to Consumers as a result of future volatility in these markets.

    Natural gas prices in particular have historically been volatile. To manage market risks associated with the volatility of natural gas prices, the MCV Partnership maintains a gas hedging program. The MCV Partnership enters into natural gas futures contracts, option contracts and over-the-counter swap transactions in order to hedge against unfavorable changes in the market price of natural gas in future months when gas is expected to be needed. These financial instruments are being used principally to secure anticipated natural gas requirements necessary for projected electric and steam sales, and to lock in sales prices of natural gas previously obtained in order to optimize the MCV Partnership's existing gas supply, storage and transportation arrangements. Consumers also routinely enters into contracts to offset its positions, such as hedging exposure to the risks of demand, market effects of weather and changes in commodity prices associated with its gas distribution business. Such positions are taken in conjunction with the gas cost recovery mechanism, which allows Consumers to recover prudently incurred costs associated with such position. However, neither Consumers nor the MCV Partnership always hedges the entire exposure of its operations from commodity price volatility. Furthermore, the ability to hedge exposure to commodity price volatility depends on liquid commodity markets. As a result, to the extent the commodity markets are illiquid, Consumers may not be able to execute its risk management strategies, which could result in greater open positions than we would prefer at a given time. To the extent that open positions exist, fluctuating commodity prices can improve or diminish our financial results and financial position.

    In addition, Consumers currently has a power supply cost recovery mechanism to recover the increased cost of fuel used to generate electricity from its industrial and large commercial customers, but not from its residential or small commercial customers. Therefore, to the extent that Consumers has not hedged its fuel costs, it is exposed to changes in fuel prices to the extent fuel for its electric generating facilities must be purchased on the open market in order for Consumers to serve its residential and small commercial customers.

RISKS RELATED TO THE NEW NOTES

    THE MARKET-TRADING PRICE OF THE NEW NOTES COULD BE SIGNIFICANTLY AFFECTED BY THE MARKET PRICE OF OUR COMMON STOCK.

    We expect that the market-trading price of the new notes will be significantly affected by the market-trading price of our common stock. This may result in greater volatility in the market-trading price of the new notes than would be expected for nonconvertible debt securities. The market-trading price of our common stock will likely continue to fluctuate in response to factors including the following, many of which are beyond our control:

    -   fluctuations in our operating and financial results;

    - changes in financial estimates and recommendations by financial analysts;

    - changes in the ratings of the new notes or other securities of ours or Consumers;

    - developments related to litigation or regulatory proceedings involving us;

    -   financings; and

    -   market perception of the energy industry and of us.

    In addition, the stock markets in general, including the New York Stock Exchange, are subject to significant price and trading fluctuations. These fluctuations have resulted in volatility in the market-trading prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may affect adversely the market-trading prices of the new notes and our common stock.

    WE MAY ISSUE ADDITIONAL SHARES OF COMMON STOCK OR SECURITIES CONVERTIBLE OR EXCHANGEABLE FOR OUR COMMON STOCK AND THEREBY MATERIALLY AND ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

    We are not restricted from issuing additional common stock or securities convertible or exchangeable for our common stock during the life of the new notes. If we issue additional shares of common stock or securities convertible or exchangeable for our common stock, it may materially and adversely affect the price of our common stock and, in turn, the price of the new notes.

    WE CURRENTLY DO NOT PAY DIVIDENDS ON OUR COMMON STOCK.

    We suspended the payments of dividends on our common stock in January 2003 and have no current plans to resume payment of a dividend. Our ability to declare dividends in the future will depend on a variety of factors, including improvement in our financial condition and liquidity and the terms of our financing agreements. We cannot predict when resumption of dividends on our common stock would occur, and if so the amount of any such dividends that might be declared.

    A HOLDER OF NEW NOTES WILL NOT BE ENTITLED TO ANY RIGHTS WITH RESPECT TO OUR COMMON STOCK, BUT WILL BE SUBJECT TO ALL CHANGES MADE WITH RESPECT TO OUR COMMON STOCK.

    A holder of new notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but will be subject to all changes affecting our common stock. Holders will only be entitled to rights on our common stock if and when we deliver shares of common stock to holders upon conversion of new notes and in limited cases under the conversion rate adjustments of the new notes. For example, in the event that an amendment is proposed to our Articles of Incorporation or Bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of our common stock, holders will not be entitled to vote on the amendment, although holders will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

    WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO PAY THE CASH COMPONENT UPON A CONVERSION OF THE NEW NOTES OR PURCHASE THE NEW NOTES UPON A FUNDAMENTAL CHANGE OR OTHER PURCHASE DATE, AS REQUIRED BY THE SENIOR DEBT INDENTURE.

    Upon conversion of the new notes, holders will be entitled to receive cash and shares of our common stock. See "Description of the New Notes -- Conversion Rights." Also, on July 15, 2008, July 15, 2013 and July 15, 2018, holders of the new notes may require us to purchase their new notes for cash. See "Description of the New Notes -- Purchase of New Notes by Us at the Option of the Holder." In addition, prior to July 15, 2008 holders of the new notes also may require us to purchase their new notes upon a Fundamental Change as described under "Description of the New Notes -- Fundamental Change Requires Purchase of New Notes by Us at the Option of the Holder." A Fundamental Change also may constitute an event of default, and result in the acceleration of the maturity of our then existing indebtedness, under another indenture or other agreement. We cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay the purchase price for the new notes converted or tendered by holders. Failure by us to pay the cash portion required upon any conversion or purchase the new notes when required will result in an event of default with respect to the new notes.

    WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NEW NOTES.

    The new notes are a new issue of securities for which there currently is no active trading market. The new notes are expected to be eligible for trading in the Portal Market. However, we cannot assure you that an active trading market for the new notes will develop or as to the liquidity or sustainability of any such market, the ability of the holders to sell their new notes or the price at which holders of the new notes will be able to sell their new notes. Future trading prices of the new notes will also depend on many other factors, including, among other things, prevailing interest rates, the market for similar securities, our performance and other factors. We do not intend to apply for listing of the new notes on any securities exchange or any automated quotation system.

                                 USE OF PROCEEDS

    We will not receive any cash proceeds form the issuance of the new notes. The old notes that are surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. As a result, the issuance of the new notes will not increase or decrease our indebtedness. We will bear the expenses of the Exchange Offer except any commissions or concessions of any broker or dealer. No underwriter is being used in connection with the Exchange Offer.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges for the nine months ended September 30, 2004 and each of the years ended December 31, 1999 through 2003 is as follows:

                                                                                 YEAR ENDED DECEMBER 31,
                                                   NINE MONTHS ENDED             -----------------------
                                                  SEPTEMBER 30, 2004    2003     2002     2001     2000       1999
                                                  ------------------    ----     ----     ----     ----       ----
Ratio of earnings to fixed charges..........              1.01          -- (1)     -- (2)   -- (3)   -- (4)   1.33

(1) For the year ended December 31, 2003, fixed charges exceeded earnings by $59 million. Earnings as defined include $95 million of asset impairment charges.

(2) For the year ended December 31, 2002, fixed charges exceeded earnings by $475 million. Earnings as defined include $602 million of asset impairment charges.

(3) For the year ended December 31, 2001, fixed charges exceeded earnings by $393 million. Earnings as defined include $323 million of asset impairment charges.

(4) For the year ended December 31, 2000, fixed charges exceeded earnings by $225 million. Earnings as defined include a $329 million pretax impairment loss on the Loy Yang investment.

    For the purpose of computing the ratio, earnings represent income before income taxes, net interest charges and the estimated interest portion of lease rentals and distributed income of equity method investees.

                              BOOK VALUE PER SHARE

    The book value per share of our common stock at September 30, 2004 and each of the years ended December 31, 1999 through 2003 is as follows:

                                                                                    DECEMBER 31,
                                                                                    ------------
                                                  SEPTEMBER 30, 2004   2003   2002   2001   2000      1999
                                                  ------------------   ----   ----   ----   ----      ----
Book value per share (1)....................            $10.89         $8.02  $9.84  $7.49  $14.97    $19.64

(1) The book value per share of our common stock is computed by dividing common stockholders' equity by the number of shares outstanding at the end of each period presented.

               PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND POLICY

    Our common stock is listed on the New York Stock Exchange. The following table sets forth for the periods indicated the range of high and low intraday sales prices per share of our common stock as reported on the New York Stock Exchange and the cash dividends declared on the common stock for the periods indicated.

                                           HIGH        LOW     DIVIDENDS
                                           ----        ---     ---------
Year Ended December 31, 2002
  First Quarter.....................    $   24.80  $   20.97   $  0.365
  Second Quarter....................        22.50       7.75      0.365
  Third Quarter.....................        11.55       6.89       0.18
  Fourth Quarter....................        10.48       5.45       0.18
Year Ended December 31, 2003
  First Quarter.....................        10.74       3.41        --
  Second Quarter....................         8.95       4.58        --
  Third Quarter.....................         8.04       6.03        --
  Fourth Quarter....................         8.67       7.40        --
Year Ending December 31, 2004
  First Quarter.....................         9.59       8.25        --
  Second Quarter....................         9.43       7.81        --
  Third Quarter.....................         9.88       8.58        --
  Fourth Quarter (through
  November 4).......................         9.98       8.60

    On November 4, 2004, the last sale price of our common stock as reported on the New York Stock Exchange was $9.98 per share. On November 4, 2004 there were approximately 59,136 holders of record of our common stock.

    In January 2003, we suspended the payment of dividends on our common stock.

                                   CMS ENERGY

OVERVIEW

    CMS Energy, formed in Michigan in 1987, is an integrated energy holding company operating through subsidiaries in the United States and in selected markets around the world. Its two principal subsidiaries are Consumers and Enterprises. Consumers is a public utility that provides natural gas and/or electricity to almost 6.5 million of Michigan's 10 million residents and serves customers in 61 of the 68 counties in Michigan's Lower Peninsula. Enterprises, through subsidiaries and equity investments, is engaged in several energy businesses in the United States and in selected international markets.

CONSUMERS

    Consumers primarily consists of our electric and gas utility operations. Consumers was formed in Michigan in 1968 and is the successor to a corporation organized in Maine in 1910 and which did business in Michigan from 1915 to 1968. Consumers' consolidated operations account for a majority of our total assets and income, as well as a substantial portion of our operating revenue. Industries in Consumers' service areas include automotive, metal, chemical, food and wood products and a diversified group of other industries.

   ELECTRIC UTILITY OPERATIONS

    Consumers' electric utility operating revenue was $2.590 billion in 2003, $2.648 billion in 2002, and $2.633 billion in 2001. Based on the average number of customers, Consumers' electric utility operations, if independent, would be the thirteenth largest electric utility company in the United States. The electric operations of Consumers include the generation, purchase, distribution and sale of electricity. In 2003, total electric sales were 36 billion kWh and retail open access deliveries were 3 billion kWh. At year-end 2003, it served customers in 61 of the 68 counties of Michigan's Lower Peninsula. Principal cities served include Battle Creek, Flint, Grand Rapids, Jackson, Kalamazoo, Midland, Muskegon and Saginaw. Consumers' electric utility customer base includes a mix of residential, commercial and diversified industrial customers, the largest segment of which is the automotive industry. Consumers' electric operations are not dependent upon a single customer, or even a few customers, and the loss of any one or even a few of such customers is not reasonably likely to have a material adverse effect on its financial condition.

    At December 31, 2003, Consumers owned and operated 30 electric generating plants with an aggregate of 6,431 MW of capacity. Also, in 2003, Consumers purchased up to 2,353 MW of net capacity from other power producers, which amounted to 30.5% of Consumers' total system requirements, the largest of which was the MCV Partnership in which Consumers has a 49% interest through CMS Midland, Inc. Consumers also owns:

    - 347 miles of high voltage distribution radial lines operating at 120 kilovolts and above;

    - 4,164 miles of high voltage distribution overhead lines operating at 23 kilovolts and 46 kilovolts;

    - 16 subsurface miles of high voltage distribution underground lines operating at 23 kilovolts and 46 kilovolts;

    -   54,922 miles of electric distribution overhead lines;

    -   8,526 subsurface miles of underground distribution lines; and

    - substations having an aggregate transformer capacity of 20,605,680 kilovoltamperes.

    Consumers generates electricity principally from coal and nuclear fuel. Consumers has four generating plant sites that use coal as a fuel source and constituted 76% of its baseload capacity in 2003. In 2003, these plants produced a combined total of 20,091 million kWhs of electricity and burned 10.1 million tons of coal. Consumers owns Palisades, an operating nuclear power plant located near South Haven, Michigan. In May 2001, with the approval of the NRC, Consumers transferred its authority to operate Palisades to the Nuclear Management Company ("NMC"). The Palisades nuclear fuel supply responsibilities are under the control of NMC acting as agent for Consumers. During 2003, Palisades' net generation was 6,151 million kWhs, constituting 23.3% of Consumers' baseload supply.

   GAS UTILITY OPERATIONS

    Consumers' gas utility operating revenue was $1.845 billion in 2003, $1.519 billion in 2002, and $1.338 billion in 2001. Based on the average number of customers, Consumers' gas utility operations, if independent, would be the tenth largest gas utility company in the United States. Consumers' gas utility operations purchase, transport, store, distribute and sell natural gas. In 2003, total deliveries of natural gas sold by Consumers and by other sellers who deliver natural gas through Consumers' pipeline and distribution network to ultimate customers, including the MCV Partnership, totaled 388 bcf. As of December 31, 2003, Consumers was authorized to provide service in 54 of the 68 counties in Michigan's Lower Peninsula. Principal cities served include Bay City, Flint, Jackson, Kalamazoo, Lansing, Pontiac and Saginaw, as well as the suburban Detroit area, where nearly 900,000 of the gas customers are located. Consumers' gas operations are not dependent upon a single customer, or even a few customers, and the loss of any one or even a few of such customers is not reasonably likely to have a material adverse effect on its financial condition.

    Consumers' gas distribution and transmission system consists of:

    -   25,055 miles of distribution mains throughout Michigan's Lower
        Peninsula;

    -   2,405 miles of transmission lines throughout Michigan's Lower Peninsula;

    -   7 compressor stations with a total of 162,000 installed horsepower; and

    - 14 gas storage fields located across Michigan with an aggregate storage capacity of 331 bcf and a working storage capacity of 130 bcf.

    Total 2003 purchases of gas supply included 66% from United States producers outside Michigan, 22% from Canadian producers and 3% from Michigan producers. Authorized suppliers in the gas customer choice program supplied the remaining 9% of gas delivered by Consumers. Consumers also has firm transportation agreements with independent pipeline companies for the delivery of gas. Consumers uses these agreements to deliver gas to Michigan for ultimate deliveries to market. In total, Consumers' firm transportation and city gate arrangements are capable of delivering over 95% of Consumers' total gas supply requirements.

ENTERPRISES

    Enterprises, through subsidiaries and equity investments, is engaged in domestic and international diversified energy businesses including natural gas transmission, storage and processing, independent power production and energy services. Enterprises' operating revenue was $1.085 billion in 2003, $4.508 billion in 2002 and $4.034 billion in 2001.

BUSINESSES OF ENTERPRISES' SUBSIDIARIES

   NATURAL GAS TRANSMISSION

    CMS Gas Transmission, formed in 1988, owns, develops and manages domestic and international natural gas facilities. In 2003, CMS Gas Transmission's operating revenue was $22 million.

    In 1999, CMS Gas Transmission acquired Panhandle Eastern Pipe Line Company ("PANHANDLE"), which was primarily engaged in the interstate transmission and storage of natural gas and also provided liquefied natural gas terminalling and regasification services. Panhandle operated a large natural gas pipeline network, which provided customers in the Midwest and Southwest with a comprehensive array of transportation services. Panhandle's major customers included 25 utilities located primarily in the United States Midwest market area, which encompassed large portions of Illinois, Indiana, Michigan, Missouri, Ohio and Tennessee.

    In February 2003, Panhandle sold its one-third equity interest in Centennial Pipeline, LLC ("CENTENNIAL") for $40 million to Centennial's two other partners, Marathon Ashland Petroleum, LLC and TE Products Pipeline Company, Limited Partnership, through its general partner, Texas Eastern Products Pipeline Company, LLC.

    In March 2003, Panhandle transferred $63 million previously committed to collateralize a letter of credit and its one-third ownership interest in Guardian Pipeline, LLC ("GUARDIAN") to CMS Gas Transmission. CMS Gas Transmission sold its interest in Guardian to a subsidiary of WPS Resources Corporation in June 2003. Proceeds from the sale were $26 million and the $63 million of cash collateral was released.

     In June 2003, CMS Gas Transmission sold Panhandle to Southern Union Panhandle Corp., a newly formed entity owned by Southern Union Company. Southern Union Panhandle Corp. purchased all of Panhandle's outstanding capital stock for approximately $582 million in cash and 3 million shares of Southern Union Company common stock. Southern Union Panhandle Corp. also assumed approximately $1.166 billion in debt. In July 2003, Southern Union Company declared a 5% common stock dividend resulting in an additional 150,000 shares of common stock for CMS Gas Transmission. In October 2003, CMS Gas Transmission sold its 3.15 million shares to a private investor for $17.77 per share.

    In July 2003, CMS Gas Transmission completed the sale of CMS Field Services to Cantera Natural Gas, Inc. for gross cash proceeds of approximately $113 million, subject to post closing adjustments, and a $50 million face value note of Cantera Natural

Gas, Inc. The note is payable to CMS Energy for up to $50 million subject to the financial performance of the Fort Union and Bighorn natural gas gathering systems from 2004 through 2008.

    In August 2004, we sold our interests in a business located in Australia comprised of a pipeline, processing facilities and a gas storage facility in which we held a 100 percent ownership interest ("PARMELIA") and a pipeline business located in Australia in which we held a 39 percent ownership interest ("GOLDFIELDS") to Australian Pipeline Trust for approximately $206 million Australian (approximately $147 million in U.S. dollars).

    At December 31, 2003, CMS Gas Transmission had nominal processing capabilities of approximately 0.33 bcf per day of natural gas in Michigan. At December 31, 2003, CMS Gas Transmission had a total of 288 miles of gas gathering and transmission pipelines located in the state of Michigan, with a total capacity of approximately 0.95 bcf per day.

    Internationally, at December 31, 2003, CMS Gas Transmission had ownership interests in 5,517 miles of pipelines (including 988 miles from Goldfields and Parmelia sold in August 2004) in Argentina, Chile and Australia.

   INDEPENDENT POWER PRODUCTION

    CMS Generation, formed in 1986, invests in, acquires, develops, constructs and operates non-utility power generation plants in the United States and abroad. In 2003, the independent power production business segment's operating revenue, which includes revenues from CMS Generation and CMS Operating, S.A., as well as from Consumers' interests in the MCV facility and the MCV Partnership, was $204 million.

   INDEPENDENT POWER PRODUCTION PROPERTIES

    As of December 31, 2003, we had ownership interests in operating power plants totaling 8,766 gross MW (including 2,000 MW from Loy Yang that was sold in April 2004) (4,149 net MW). At December 31, 2003 additional plants totaling approximately 1,784 gross MW (420 net MW) were under construction or in advanced stages of development. These plants include the Shuweihat power plant, which is under construction in the United Arab Emirates and the Saudi Petrochemical Company power plant, which is under construction and is located in the Kingdom of Saudi Arabia. We believe that the independent power production business unit will continue to optimize the operations and management of its remaining portfolio of assets in order to contribute to CMS Energy's earnings and to maintain its reputation for solid performance in the construction and operation of power plants.

    The following table details our interests in independent power plants in the United States as well as abroad as of year-end 2003 (excluding the plants owned by CMS Operating, S.A. and CMS Electric and Gas Company and the MCV facility, discussed further below, as well as Loy Yang that was sold in April 2004 (2,000 gross MW):

                                                                                                         PERCENTAGE OF
                                                                                                         GROSS CAPACITY
                                                                               OWNERSHIP      GROSS     UNDER LONG-TERM
                                                                               INTEREST     CAPACITY        CONTRACT
LOCATION                                                          FUEL TYPE       (%)          (MW)            (%)
--------                                                        ------------ -----------  ------------- ---------------
California...................................................   Wood             37.8             36              100
Connecticut..................................................   Scrap tire        100             31              100
Michigan.....................................................   Coal               50             70              100
Michigan.....................................................   Natural gas       100            710               85
Michigan.....................................................   Natural gas       100            224                0
Michigan.....................................................   Wood               50             40              100
Michigan.....................................................   Wood               50             38              100
New York.....................................................   Hydro             0.3             14              100
North Carolina...............................................   Wood               50             50              100
Oklahoma.....................................................   Natural gas       8.8            124              100
                                                                                              ------
     DOMESTIC TOTAL..........................................                                  1,337
Argentina....................................................   Hydro            17.2          1,320               20(a)
Chile........................................................   Natural gas        50            720              100(b)
Ghana........................................................   Crude oil          90            224              100
India........................................................   Coal               50            250              100
India........................................................   Natural gas      33.2            235              100
Jamaica......................................................   Diesel           42.3             63              100

Latin America................................................   Various       Various            484               51
Morocco......................................................   Coal               50          1,356              100
United Arab Emirates.........................................   Natural gas        40            777              100
                                                                                              ------

     INTERNATIONAL TOTAL.....................................                                  5,429

TOTAL DOMESTIC AND INTERNATIONAL.............................                                  6,766
                                                                                              ======

PROJECTS UNDER CONSTRUCTION/ADVANCED DEVELOPMENT.............                                  1,784

(a) El Chocon is primarily on a spot market basis, however, it has a high dispatch rate due to low cost.

(b) Atacama is not allowed to sell more than 440 MW to the grid. 100% of the 440 MW is under contract.

    Through a CMS International Ventures, LLC subsidiary called CMS Operating, S.R.L., we own a 128 MW natural gas power plant, and a 92.6% ownership interest in a 540 MW natural gas power plant, each in Argentina. Through CMS Electric and Gas Company we have an 86% ownership interest in 287 MW of gas turbine and diesel generating capacity in Venezuela. Through CMS Midland, Inc. Consumers owns a 49% interest in the MCV Partnership and, through a trust, a 35% indirect beneficial interest in the MCV facility. The MCV Partnership was formed in January 1987 to convert a portion of an abandoned Midland County, Michigan nuclear plant owned by Consumers into the MCV facility. The MCV facility has a net electrical generating capacity of approximately 1,500 MW.

   OIL AND GAS EXPLORATION AND PRODUCTION

    CMS Energy used to own an oil and gas exploration and production company. In October 2002, CMS Energy completed its exit from the oil and gas exploration and production business.

   INTERNATIONAL ENERGY DISTRIBUTION

    CMS Energy's international energy distribution business involves Sistemo Electrico del Estado Nueva Esparta, C.A. in Venuzuela and Companhia Paulista de Energia Electrica in Brazil.

   ENERGY RESOURCE MANAGEMENT

    In 2003, CMS ERM moved its headquarters from Houston, Texas to Jackson, Michigan. In February 2004, CMS ERM changed its name from CMS Marketing, Services and Trading Company to CMS ERM. CMS ERM has reduced its business focus and in the future will concentrate on the purchase and sale of energy commodities in support of CMS Energy's generating facilities. CMS ERM previously provided gas, oil, and electric marketing, risk management and energy management services to industrial, commercial, utility and municipal energy users throughout the United States. In January 2003, CMS ERM closed the sale of a major portion of its wholesale natural gas trading book to Sempra Energy Trading Corp. The cash proceeds were approximately $17 million. In April 2003, CMS ERM sold its wholesale electric power business to Constellation Power Source, Inc. Also in April 2003, CMS ERM sold the federal business of CMS Viron, its energy management service provider, to Pepco Energy Services, Inc. In July 2003, CMS ERM sold CMS Viron's non-federal business to Chevron Energy Solutions Company, a division of Chevron U.S.A. Inc. In 2003, CMS ERM marketed approximately 85 bcf of natural gas and 5,314 gWh of electricity. Its operating revenue was $711 million in 2003, $4.137 billion in 2002 and $3.616 billion in 2001.

DIRECTORS AND EXECUTIVE OFFICERS

    The following persons are the directors and/or executive officers of CMS Energy Corporation:

    Kenneth Whipple                Chairman of the Board
    David W. Joos                  President, Chief Executive Officer and
                                   Director
    S. Kinnie Smith, Jr.           Vice Chairman of the Board and General
                                   Counsel
    Thomas J. Webb                 Executive Vice President and Chief Financial
                                   Officer
    David G. Mengebier             Senior Vice President, Governmental and
                                   Public Affairs/Community Services
    John F. Drake                  Senior Vice President, Human Resource and
                                   Administrative Services
    Glenn P. Barba                 Vice President, Controller and Chief
                                   Accounting Officer
    Thomas W. Elward               President and Chief Operating Officer of CMS
                                   Enterprises Company

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

    John G. Russell                President and Chief Operating Officer of
                                   Consumers Energy Company
    Merribel S. Ayers              Director
    Earl D. Holton                 Director
    Michael T. Monahan             Director
    Joseph F. Paquette, Jr.        Director
    William U. Parfet              Director
    Percy A. Pierre                Director
    Kenneth L. Way                 Director
    John B. Yasinsky               Director

    The address of each director and/or executive officer listed above is c/o CMS Energy Corporation, One Energy Plaza, Jackson, Michigan 49201, and each such person's telephone number is (517) 788-0550.

    None of the new notes are to be purchased from any officer, director, or affiliate of CMS Energy Corporation.

AGREEMENTS RELATING TO OUR SECURITIES

   Agreements relating to our securities include:

    - Supplemental Indenture. Pursuant to the Indenture dated as of September 15, 1992, between CMS Energy, as issuer and J.P. Morgan Trust Company N.A., as trustee, as amended and supplemented by certain supplemental indentures thereto including the Thirteenth Supplemental Indenture dated as of July 16, 2003 (the "Thirteenth Supplemental Indenture") relating to the old notes, we have granted to the holders of the old notes certain rights relating to our common stock. The old notes bear interest at a rate of 3.375% per year. The old notes are convertible into shares of our common stock under certain circumstances at a conversion price of $10.671 per share (subject to adjustment in certain events). Holders of the old notes have the right to require us to repurchase all or any part of the old notes at a repurchase price equal to 100% of the principal amount of the old notes, plus accrued and unpaid interest and additional amounts, if any, on July 15, 2008, July 15, 2013 and July 15, 2018. We may redeem all or part of the old notes at any time, for a price equal to 100% of the principal amount of the old notes to be redeemed plus any accrued and unpaid interest, and additional amounts, if any, to the redemption date. We may redeem all or part of the old notes on or after July 15, 2008, for a price equal to 100% of the principal amount of the old notes to be redeemed plus any accrued and unpaid interest, and additional amounts owed, if any, to the redemption date.

    - Certificate of Designation to CMS Energy Articles of Incorporation. Pursuant to a Certificate of Designation filed with the Michigan Department of Consumer & Industry Services, Bureau of Commercial Services on December 4, 2003, we established a series of preferred stock, described as the 4.50% Cumulative Convertible Preferred Stock (liquidation preference $50.00 per share). For further information regarding the terms of the 4.50% Cumulative Convertible Preferred Stock (liquidation preference $50.00 per share), see the section of this offering memorandum captioned "Description of Our Capital Stock - Preferred Stock."

    - Warrants. On May 6, 2003, we issued 136,109 CMS Energy common stock warrants to Miller Buckfire Lewis & Co., LLC and 67,891 CMS Energy common stock warrants to Dresdner Kleinwort Wasserstein, Inc. (collectively the "warrants"). The warrants were issued at a price of $8.25 per share and were granted as partial compensation for general financial advisory and investment banking services provided to us. The warrants were issued pursuant to Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering.

    - Employee Compensation Arrangements. We sponsor certain equity-based compensation plans, including stock option and restricted stock plans, and are party to employment agreements and stock option agreements with certain of our employees. These plans and agreements provide for the grant of options to purchase shares of our common stock and the issuance of restricted shares of our common stock, among other things. For further information regarding the terms of these plans and agreements, see the sections of our 2004 Annual Meeting Proxy Statement captioned "Management Security Ownership," "Section 16(a) Beneficial Ownership Reporting Compliance," "Compensation of Directors," "Executive Compensation," "Employment Arrangements," and "Description of Proposals Subject to Shareholder Vote - Consider approval of an amendment to the Performance Incentive Stock Plan."

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

                          DESCRIPTION OF THE NEW NOTES

GENERAL

    The new notes will be issued as a series of senior debentures under the senior debt indenture as supplemented by a supplemental indenture thereto between us and J.P. Morgan Trust Company, N.A. (the "SUPPLEMENTAL INDENTURE"), and will be initially limited in aggregate principal amount to $150 million. The senior debt indenture permits us to "re-open" this offering of the new notes without the consent of the holders of the new notes. Accordingly, the principal amount of the new notes may be increased in the future on the same terms and conditions and with the same CUSIP numbers as the new notes being offered by this offering memorandum. The new notes are unsecured and unsubordinated senior debt securities of CMS Energy.

    As of September 30, 2004, we had outstanding approximately $2.7 billion aggregate principal amount of indebtedness, including approximately $178 million of subordinated indebtedness relating to our convertible trust preferred securities but excluding approximately $5.1 billion of indebtedness of our subsidiaries. In August 2004, CMS Energy entered into the Fifth Amended and Restated Credit Agreement in the amount of approximately $300 million. This facility is secured and the new notes are junior to such indebtedness. As of October 21, 2004 there were approximately $92 million of letters of credit outstanding under the Fifth Amended and Restated Credit Agreement. Except for the amount outstanding under the Fifth Amended and Restated Credit Agreement, none of our indebtedness is senior to the new notes. The new notes are structurally subordinated to approximately $5.1 billion of our subsidiaries' debt.

    We may issue debt securities from time to time in one or more series under the senior debt indenture. There is no limitation on the amount of debt securities we may issue under the senior debt indenture.

    The statements herein concerning the new notes and the senior debt indenture are a summary and do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the senior debt indenture, which is incorporated herein by this reference. They make use of defined terms and are qualified in their entirety by express reference to the senior debt indenture, including the Supplemental Indenture, a copy of which will be available upon request to the Trustee.

STRUCTURAL SUBORDINATION

    CMS Energy is a holding company that conducts substantially all of its operations through its subsidiaries. Its only significant assets are the capital stock of its subsidiaries, and its subsidiaries generate substantially all of its operating income and cash flow. As a result, dividends or advances from its subsidiaries are the principal source of funds necessary to meet its debt service obligations. Contractual provisions or laws, as well as its subsidiaries' financial condition and operating requirements, may limit CMS Energy's ability to obtain cash from its subsidiaries that it may require to pay its debt service obligations, including payments on the new notes. In addition, the new notes are effectively subordinated to all of the liabilities of CMS Energy's subsidiaries with regard to the assets and earnings of CMS Energy's subsidiaries. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the new notes or to make any funds available therefor, whether by dividends, loans or other payments. CMS Energy's rights and the rights of its creditors, including holders of new notes, to participate in the distribution of assets of any subsidiary upon the latter's liquidation or reorganization will be subject to prior claims of the subsidiaries' creditors, including trade creditors.

    Of the approximately $7.8 billion of our consolidated indebtedness as of September 30, 2004, approximately $5.1 billion was indebtedness of our subsidiaries. Payments on that indebtedness are prior in right of payment to dividends paid to us by our subsidiaries.

PAYMENT AND MATURITY

    The new notes mature on July 15, 2023, and bear interest at the rate of 3.375% per year. At maturity, CMS Energy will pay the aggregate principal amount of the new notes then outstanding. Each new note bears interest from the original date of issue or the date interest has last been paid on the old notes, payable semiannually in arrears on January 15 and July 15, commencing on January 15, 2005, and at maturity. Interest will be paid to the person in whose name the new notes are registered at the close of business on the first calendar day of the month in which the interest payment date occurs. Interest payable on any interest payment date or on the date of maturity will be the amount of interest accrued from and including the date of original issuance or from and including the most recent interest payment date on which interest has been paid or duly made available for payment to but excluding such interest payment date or the date of maturity, as the case may be. Interest will be computed on the basis of a 360-day year consisting of twelve 30 day months.

    In any case where any interest payment date, redemption date, repurchase date or maturity date (including upon the occurrence of a Fundamental Change) of any new note shall not be a Business Day at any place of payment, then payment of interest or principal (and additional amount, if any) need not be made on such date, but may be made on the next succeeding Business Day at such place of payment with the same force and effect as if made on the interest payment date, redemption date, repurchase date or maturity date (including upon the occurrence of a Fundamental Change); and no interest shall accrue on the amount so payable for the period from and after such interest payment date, redemption date, repurchase date or maturity date, as the case may be, to such Business Day.

REGISTRATION, TRANSFER AND EXCHANGE

    The new notes will be initially issued in the form of one or more new notes in registered, global form, without coupons, in denominations of $1,000 and any integral multiple thereof as described under "Book-Entry System." The global new notes are registered in the name of the nominee of DTC. Except as described under "Book-Entry System," owners of beneficial interests in a global new note are not entitled to have new notes registered in their names, do not receive nor are entitled to receive physical delivery of any such new note and are not considered the registered holder thereof under the senior debt indenture.

OPTIONAL REDEMPTION

    No sinking fund is provided for the new notes. Prior to July 15, 2008, the new notes will not be redeemable. On or after July 15, 2008, we may redeem for cash or check all or part of the new notes at any time, upon not less than 30 nor more than 60 days' notice before the redemption date by mail to the Trustee, the paying agent and each holder of the new notes, for a price equal to 100% of the principal amount of the new notes to be redeemed plus any accrued and unpaid interest, including additional amounts, if any, to the redemption date.

    If we decide to redeem fewer than all of the outstanding new notes, the Trustee will select the new notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the Trustee considers fair and appropriate.

    If the Trustee selects a portion of a holder's new note for partial redemption and the holder converts a portion of the same new note, the converted portion will be deemed to be from the portion selected for redemption.

    In the event of any redemption in part, we will not be required to:

    - issue, register the transfer of or exchange any new note during a period of 15 days before the mailing of the redemption notice; or

    - register the transfer of or exchange any new note so selected for redemption, in whole or in part, except the unredeemed portion of any new note being redeemed in part.

CONVERSION RIGHTS

    Subject to the conditions and during the periods and under the circumstances described below, holders may convert each of their new notes into cash and shares of our common stock initially at a conversion rate of 93.7137 shares of common stock per $1,000 principal amount of new notes (equivalent to an initial conversion price of $10.671 per share of common stock) at any time prior to the close of business on July 15, 2023. The conversion rate and the equivalent conversion price in effect at any given time are referred to as the "APPLICABLE CONVERSION RATE" and the "APPLICABLE CONVERSION PRICE," respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder's new notes so long as the new notes converted are an integral multiple of $1,000 principal amount.

    GENERAL. Subject to certain exceptions described below under "Conversion Upon Satisfaction of Trading Price Condition" and "Conversion Upon Specified Corporate Transactions", once the new notes are tendered for conversion, holders tendering the new notes will be entitled to receive, per $1,000 principal amount of the new notes, cash and shares of our common stock, the aggregate value of which (the "CONVERSION VALUE") will be equal to the product of:

        (1) the applicable conversion rate then in effect; and

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

        (2) the average of the common stock prices for the ten consecutive trading days (appropriately adjusted to take into account the occurrence during such period of stock splits, stock dividends and similar events) beginning on the second trading day immediately following the day the new notes are tendered for conversion (the "TEN DAY AVERAGE CLOSING STOCK PRICE").

    Subject to certain exceptions described below and under "Conversion Upon Satisfaction of Trading Price Condition" and "Conversion Upon Specified Corporate Transactions," we will deliver the conversion value of the new notes surrendered for conversion to converting holders as follows:

        (1) an amount in cash (the "PRINCIPAL RETURN") equal to the lesser of
            (a) the aggregate conversion value of the new notes to be converted and (b) the aggregate principal amount of the new notes to be converted;

        (2) if the aggregate conversion value of the new notes to be converted is greater than the principal return, an amount in whole shares (the "NET SHARES"), determined as set forth below, equal to such aggregate conversion value less the principal return (the "NET SHARE AMOUNT"); and

        (3) an amount in cash in lieu of any fractional shares of common stock.

    The number of net shares to be paid will be determined by dividing the net share amount by the ten day average closing stock price. The cash payment for fractional shares also will be based on the ten day average closing stock price.

    The conversion value, principal return, net share amount and the number of net shares will be determined by us at the end of the ten consecutive trading day period beginning on the second trading day immediately following the day the new notes are tendered for conversion (the "DETERMINATION DATE").

    We will pay the principal return and cash in lieu of fractional shares and deliver the net shares, if any, as promptly as practicable after the determination date, but in no event later than five Business Days thereafter.

    Except as otherwise described below, holders will not receive any payment (in cash or check, referred to as a "CASH PAYMENT") representing accrued and unpaid interest or additional amounts, if any, upon conversion of a new note and we will not adjust the conversion rate to account for the accrued and unpaid interest or additional amounts, if any. Delivery of the principal return, net shares and cash in lieu of fractional shares will be deemed to satisfy our obligation to pay the principal amount of the new notes, including accrued and unpaid interest or additional amounts, if any. Accrued and unpaid interest or additional amounts, if any, will be deemed canceled, extinguished or forfeited rather than paid in full. The Trustee will initially act as the conversion agent. Notwithstanding conversion of any new notes, the holders of the new notes and any common stock issuable upon conversion thereof will continue to be entitled to receive additional amounts in accordance with the registration rights agreement. See "Registration Rights."

    If a holder converts new notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, unless the tax is due because the holder requests the shares to be issued or delivered to a person other than the holder, in which case the holder will pay that tax.

    If a holder wishes to exercise its conversion right, such holder must deliver a conversion notice, together, if the new notes are in certificated form, with the certificated security, to the conversion agent along with appropriate endorsements and transfer documents, if required, and pay any transfer or similar tax, if required. The conversion agent will, on the holder's behalf, convert the new notes into cash and shares of our common stock. Holders may obtain copies of the required form of the conversion notice from the conversion agent. The conversion value will be paid in cash and a certificate for the number of full shares representing net shares, if any, together with any cash payment for fractional shares. Such conversion value will be delivered through the conversion agent as soon as practicable, but no later than the fifth Business Day, following the conversion date.

    If a holder has already delivered a purchase notice as described under "Purchase of New Notes by Us at the Option of the Holder" or "Fundamental Change Requires Purchase of New Notes by Us at the Option of the Holder" with respect to a new note, however, the holder may not surrender that new note for conversion until the holder has withdrawn the purchase notice in accordance with the senior debt indenture.

    Holders of new notes at the close of business on a regular record date will receive payment of interest, payable on the corresponding interest payment date notwithstanding the conversion of such new notes at any time after the close of business on such regular record date. New notes surrendered for conversion by a holder during the period from the close of business on any regular

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

record date to the opening of business on the immediately following interest payment date must be accompanied by payment of an amount equal to the interest that the holder is to receive on the new notes; provided, however, that no such payment need be made if we have specified a redemption date that is after a record date and on or prior to the immediately following interest payment date, we have specified a purchase date following a Fundamental Change that is during such period or any overdue interest exists at the time of conversion with respect to such new notes to the extent of such overdue interest. The holders of the new notes and any common stock issuable upon conversion thereof will continue to be entitled to receive additional amounts in accordance with the registration rights agreement.

    Holders may surrender their new notes for conversion into cash and shares of our common stock prior to stated maturity in only the circumstances described below. For a discussion of the federal income tax consequences of a conversion of the new notes into cash and our common stock, see "Material United States Federal Income Tax Considerations."

    CONVERSION UPON SATISFACTION OF SALE PRICE CONDITION. A holder may surrender any of its new notes for conversion into cash and shares of our common stock in any calendar quarter (and only during such calendar quarter) if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 120% of the conversion price per share of our common stock on such last trading day.

    CONVERSION UPON REDEMPTION. If we redeem the new notes, holders may convert new notes into cash and shares of our common stock at any time prior to the close of business on the second Business Day immediately preceding the redemption date, even if the new notes are not otherwise convertible at such time.

    CONVERSION UPON SPECIFIED CORPORATE TRANSACTIONS.  If we elect to:

    - distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at less than the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution; or

    - distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our Board of Directors exceeding 15% of the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify the holders of the new notes at least 20 Business Days prior to the ex-dividend date (as defined herein) for such distribution. Once we have given such notice, holders may surrender their new notes for conversion at any time until the earlier of the close of business on the Business Day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the new notes are not otherwise convertible at such time; provided, however, that a holder may not exercise this right to convert if the holder may participate in the distribution without conversion. The "EX-DIVIDEND DATE" is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant dividend from the seller of the common stock to its buyer.

    In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash or property other than securities, a holder may surrender new notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual effective date of such transaction. If we engage in certain reclassifications of our common stock or are a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of our assets pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a new note into cash and shares of our common stock will be changed into a right to convert a new note into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its new notes immediately prior to the transaction. If the transaction also constitutes a Fundamental Change, a holder can require us to purchase all or a portion of its new notes as described below under "Fundamental Change Requires Purchase of New Notes by Us at the Option of the Holder."

   CONVERSION UPON SATISFACTION OF TRADING PRICE CONDITION

    A holder may convert its new notes into cash and shares of our common stock prior to maturity during the five business days immediately following any ten consecutive trading-day period in which the trading price per $1,000 principal amount of new notes (as determined following a request by a holder of new notes in accordance with the procedures described below) for each day of that period was less than 95% of the product of the sale price of our common stock and the then applicable conversion rate of new notes;

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

provided, however, a holder may not convert its new notes if the average closing sale price of our common stock for such ten consecutive trading-day period was between the then current conversion price on the new notes and 120% of the then applicable conversion price on the new notes.

    The "TRADING PRICE" of the new notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of new notes obtained by the Trustee for $5,000,000 principal amount of the new notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if three such bids cannot reasonably be obtained by the Trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the Trustee, this one bid shall be used. If the Trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the new notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of the new notes will be deemed to be less than 95% of the product of the sale price of our common stock and the then applicable conversion rate.

    In connection with any conversion upon satisfaction of the above trading price condition, the Trustee shall have no obligation to determine the trading price of the new notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of the new notes would be less than 95% of the product of the sale price of our common stock and the then applicable conversion rate; at which time, we shall instruct the Trustee to determine the trading price of the new notes beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 95% of the product of the sale price of our common stock and the then applicable conversion rate.

    CONVERSION RATE ADJUSTMENTS.

    The applicable conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

        (1) the payment of dividends and other distributions on our common stock payable exclusively in shares of our common stock or our other capital stock;

        (2) the issuance to all holders of our common stock of rights or warrants that allow the holders to purchase shares of our common stock for a period expiring within 60 days from the date of issuance of the rights or warrants at less than the market-trading price on the record date for the determination of shareholders entitled to receive the rights or warrants;

        (3) subdivisions, combinations or certain reclassifications of our common stock;

        (4) distributions to all holders of our common stock of our assets, debt securities or rights or warrants to purchase our securities (excluding (A) any dividend, distribution or issuance covered by clauses (1) or (2) above and (B) any dividend or distribution paid exclusively in cash). In cases where (a) the fair market value per share of common stock of the assets, debt securities or rights or warrants to purchase our securities distributed to shareholders equals or exceeds the market price of our common stock on the record date for the determination of shareholders entitled to receive such distribution, or (b) the market price of our common stock on the record date for determining the shareholders entitled to receive the distribution exceeds the fair market value per share of common stock of the assets, debt securities or rights or warrants so distributed by less than $1.00, rather than being entitled to an adjustment in the conversion rate, the holder will be entitled to receive upon conversion, in addition to cash and shares of our common stock, the kind and amount of assets, debt securities or rights or warrants comprising the distribution that the holder would have received if the holder had converted the holder's new notes immediately prior to the record date for determining the shareholders entitled to receive the distribution; and

        (5) we declare a cash dividend or cash distribution to all or substantially all of the holders of our common stock. If we declare such a cash dividend or cash distribution, the applicable conversion rate shall be increased to equal the number determined by multiplying the applicable conversion rate in effect immediately prior to the record date for such dividend or distribution by the following fraction:

                            (pre-dividend sale price)
                      ------------------------------------

             (pre-dividend sale price - dividend adjustment amount)

    provided that if the denominator of the foregoing fraction is less than $1.00 (including a negative amount), then in lieu of any adjustment under this clause (5), we shall make adequate provision so that each holder of new notes shall have the right to receive upon conversion, in addition to the cash and shares of common stock issuable upon such conversion, the amount of cash such holder would have received had such holder converted its new notes solely into shares of our common stock at the then applicable conversion rate immediately prior to the record date for such cash dividend or cash distribution. "PRE-DIVIDEND SALE PRICE" means the average of the last reported sale price of our common stock price for the five consecutive trading days ending on the trading day immediately preceding the record date for such dividend or distribution. "DIVIDEND ADJUSTMENT AMOUNT" means the full amount of the dividend or distribution to the extent payable in cash applicable to one share of our common stock.

    With respect to clause (4) above, in the event that we make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted.

    Notwithstanding the foregoing, in no event will the conversion rate exceed 138.6963, which we refer to as the "MAXIMUM CONVERSION RATE," as a result of an adjustment pursuant to clauses (4) and (5) above.

    In addition to these adjustments, we may increase the applicable conversion rate as our Board of Directors considers advisable to avoid or diminish any income tax to holders of our common stock or rights to purchase our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the applicable conversion rate by any amount, temporarily or otherwise, for any period of at least 20 days if our Board of Directors has determined that such increase would be in our best interests. If our Board of Directors makes such a determination, it will be conclusive. We will give holders of new notes at least 15 days' notice of such an increase in the applicable conversion rate.

    As used in this offering memorandum, "MARKET PRICE" means the average of the last reported sale prices per share of our common stock for the 20 trading day period ending on the applicable date of determination (if the applicable date of determination is a trading day or, if not, then on the last trading day prior to the applicable date of determination), appropriately adjusted to take into account the occurrence, during the period commencing on the first of the trading days during the 20 trading day period and ending on the applicable date of determination, of any event that would result in an adjustment of the applicable conversion rate under the senior debt indenture.

    No adjustment to the applicable conversion rate or the ability of a holder of a new note to convert will be made if the holder will otherwise participate in the distribution without conversion or in certain other cases.

    The applicable conversion rate will not be adjusted:

    - upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

    - upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

    - upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the new notes were first issued;

    -  for a change in the par value of the common stock; or

    -   for accrued and unpaid interest, including additional amounts, if any.

    Holders will receive, upon conversion of the new notes, in addition to cash and shares of our common stock, rights under any rights plan we may adopt, whether or not the rights have separated from the common stock at the time of conversion unless, prior to conversion, the rights have expired, terminated or been redeemed or exchanged.

    No adjustment in the applicable conversion price will be required unless the adjustment would require an increase or decrease of at least 1% of the applicable conversion price. If the adjustment is not made because the adjustment does not change the applicable conversion price by more than 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment.

    No adjustment in the applicable conversion price or applicable conversion rate need be made for a merger or consolidation if holders are to participate in the transaction on a basis and with notice that the Board of Directors determines to be fair and appropriate in light of the basis and notice on which holders of our common stock participate in the transaction; provided that the basis on which the holders are to participate in the transaction shall not be deemed to be fair if it would require the conversion of new notes at any time prior to the expiration of the conversion period specified for such new notes.

    ADJUSTMENT TO CONVERSION RATE UPON THE OCCURRENCE OF A CASH TAKE-OVER TRANSACTION

    If you elect to convert new notes in connection with a corporate transaction as described under " -- Conversion Upon Specified Corporate Transactions" that occurs on or prior to July 15, 2008 that constitutes a Fundamental Change as defined under " -- Fundamental Change Requires Purchase of New Notes by Us at the Option of the Holder" (other than a Fundamental Change relating to the composition of our Board of Directors) and 10% or more of the fair market value of the consideration for the shares of our common stock in the corporate transaction consists of (i) cash, (ii) other property or (iii) securities that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or the Nasdaq National Market, we will increase the conversion rate for the new notes surrendered for conversion, which will increase the number of shares of our common stock issuable upon conversion (the "ADDITIONAL SHARES") as described below.

    The number of additional shares will be determined by reference to the table below, based on the date on which the corporate transaction becomes effective (the "EFFECTIVE DATE") and the share price (the "SHARE PRICE") paid per share of our common stock in the corporate transaction. If holders of shares of our common stock receive only cash in the corporate transaction, the share price shall be the cash amount paid per share. Otherwise, the share price shall be the average of the closing sale prices of our common stock on the five trading days prior to but not including the effective date of the corporate transaction.

    The share prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the applicable conversion rate of the new notes is adjusted, as described above under " -- Conversion Rate Adjustments." The adjusted share prices will equal the applicable conversion rates immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the pre-dividend sale price and the denominator of which is the sum of the pre-dividend sale price minus the dividend adjustment amount. The number of additional shares will be adjusted in the same manner as the applicable conversion rate as set forth above under " -- Conversion Rate Adjustments."

    The following table sets forth the hypothetical share price and number of additional shares to be received per $1,000 principal amount of new notes:

                                                                  SHARE PRICE
                  -----------------------------------------------------------------------------------------------------------------
EFFECTIVE DATE    $7.21   $8.00   $9.00 $10.00  $11.00 $12.00  $13.00  $14.00  $15.00  $20.00  $25.00  $30.00 $35.00 $40.00  $50.00
----------------  -----------------------------------------------------------------------------------------------------------------
November 9, 2004  45.0     36.3    28.3  22.6    18.5   15.3    13.0    11.1     9.7     5.6     3.7     2.6    1.9    1.4     0.0
July 15, 2005     45.0     36.4    28.0  22.1    17.9   14.7    12.3    10.5     9.1     5.2     3.5     2.5    1.9    1.4     0.0
July 15, 2006     45.0     35.5    26.7  20.5    16.1   12.9    10.6     8.9     7.6     4.2     2.8     2.0    1.5    1.1     0.0
July 15, 2007     45.0     34.4    24.8  18.2    13.7   10.5     8.3     6.8     5.7     3.1     2.1     1.5    1.2    0.9     0.0
July 15, 2008     44.9     33.1    22.4  15.2    10.6    7.5     5.5     4.3     3.4     1.8     1.3     1.0    0.7    0.6     0.0

    The share prices and additional share amounts set forth above are based upon an initial conversion rate per share of 93.7137 per $1,000 principal amount of new notes.

    The exact share prices and effective dates may not be set forth in the table above, in which case:

    - If the share price is between two share price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower share price amounts and the two dates, as applicable, based on a 365-day year.

    - If the share price is equal to or in excess of $50.00 per share (subject to adjustment), no additional shares will be issued upon conversion.

    - If the share price is less than $7.21 per share (subject to adjustment), no additional shares will be issued upon conversion.

    Notwithstanding the foregoing, any adjustment to the applicable conversion rate relating to the issuance of additional shares as described in this section will not exceed the maximum conversion rate.

CONVERSION AFTER A PUBLIC ACQUIRER CHANGE OF CONTROL

    Notwithstanding the foregoing, in the case of a public acquirer change of control (as defined below), we may, in lieu of increasing the applicable conversion rate by additional shares of our common stock as described in " -- Adjustment to Conversion Rate upon the Occurrence of a Cash Take-Over Transaction," elect to adjust the applicable conversion rate and related conversion obligation such that upon conversion we will deliver cash and a number of shares of the public acquirer's common stock (as defined below). Such adjustment will be permanent although your right to convert the new note will still be subject to the satisfaction of the conditions to conversion described under " -- Conversion Rights" above.

    The applicable conversion rate will be adjusted by a fraction calculated by dividing the average price of our common stock by the average price of the public acquirer's common stock.

    The average price of our common stock will be calculated based on the closing sale price for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control. The public acquirer's common stock will be calculated based on the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control.

    A "PUBLIC ACQUIRER CHANGE OF CONTROL" means any event constituting a cash take-over transaction that would otherwise obligate us to increase the conversion rate as described above under " -- Adjustment to Conversion Rate upon the Occurrence of a Cash Take-Over Transaction" and the acquirer has a class of common stock traded on a U.S. national securities exchange or quoted on the NASDAQ National Market or which will be so traded or quoted when issued or exchanged in connection with such cash take-over transaction (the "PUBLIC ACQUIRER COMMON STOCK"). If an acquirer does not itself have a class of common stock satisfying the foregoing requirement, it will be deemed to have "public acquirer common stock" if a parent corporation that directly or indirectly wholly owns the acquirer, has a class of common stock satisfying the foregoing requirement and that parent corporation provides a guarantee to the new notes; in such case, all reference to "public acquirer common stock "shall refer to such class of common stock.

    We are required to notify holders of new notes of our election in our notice of such transaction which notice shall be made five Business Days prior to the effective date of such public acquirer change of control. As described under " -- Conversion Upon Specified Corporate Transactions" above, you may convert your new notes into cash and our common stock if we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash or property other than securities during the period specified therein. In addition, a holder of new notes can also, subject to certain conditions, require us to repurchase all or a portion of their new notes as described under " -- Fundamental Change Requires Purchase of New Notes by Us at the Option of the Holder."

PURCHASE OF NEW NOTES BY US AT THE OPTION OF THE HOLDER

    Holders have the right to require us to purchase the new notes on July 15, 2008, July 15, 2013 and July 15, 2018 (each, a "PURCHASE DATE"). Any new note purchased by us on a purchase date will be paid for in cash. We will be required to purchase any outstanding new notes for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 Business Days prior to the relevant purchase date until the close of business on the fifth Business Day prior to the purchase date. If the purchase notice is given and withdrawn during such period, we will not be obligated to purchase the related new notes. Our purchase obligation will be subject to some additional conditions as described in the senior debt indenture. Also, as described in the "Risk Factors" section of this offering memorandum under the caption "Risks Related to the New Notes -- We may not have the ability to raise the funds necessary to pay the cash component upon a conversion of the new notes or purchase the new notes upon a Fundamental Change or other purchase date, as required by the senior debt indenture," we may not have funds sufficient to purchase the new notes when we are required to do so. Our failure to purchase the new notes when we are required to do so will constitute an Event of Default (as defined herein) under the senior debt indenture with respect to the new notes.

    The purchase price payable will be equal to 100% of the principal amount of the new notes to be purchased plus any accrued and unpaid interest, and additional amounts, if any, to but excluding such purchase date. For a discussion of the United States federal income tax treatment of a holder receiving cash, see "Material United States Federal Income Tax Considerations."

    On or before the 20th Business Day prior to each purchase date, we will provide to the Trustee, the paying agent and to all holders of the new notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

    -  the purchase price;

    -  the name and address of the paying agent and the conversion agent; and

    - the procedures that holders must follow to require us to purchase their new notes.

A notice electing to require us to purchase a holder's new notes must state:

    - if certificated new notes have been issued, the certificate numbers of the new notes;

    - the portion of the principal amount of new notes to be purchased, in integral multiples of $1,000; and

    - that the new notes are to be purchased by us pursuant to the applicable provisions of the new notes and the senior debt indenture.

If the new notes are not in certificated form, a holder's notice must comply with appropriate DTC procedures.

    No new notes may be purchased at the option of holders if there has occurred and is continuing an Event of Default other than an Event of Default that is cured by the payment of the purchase price of the new notes.

    A holder may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the Business Day prior to the purchase date. The notice of withdrawal must state:

    -   the principal amount of the withdrawn new notes;

    - if certificated new notes have been issued, the certificate numbers of the withdrawn new notes; and

    - the principal amount, if any, which remains subject to the purchase notice.

If the new notes are not in certificated form, a holder's notice must comply with appropriate DTC procedures.

    A holder must either effect book-entry transfer or deliver the new notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. A holder will receive payment promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the new notes. If the paying agent holds money or securities sufficient to pay the purchase price of the new notes on the Business Day following the purchase date, then:

    - the new notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the new notes is made or whether or not the new note is delivered to the paying agent); and

    - all other rights of the holder will terminate (other than the right to receive the purchase price upon delivery or transfer of the new notes).

FUNDAMENTAL CHANGE REQUIRES PURCHASE OF NEW NOTES BY US AT THE OPTION OF THE HOLDER

    If a Fundamental Change occurs at any time prior to July 15, 2008, holders will have the right, at their option, subject to the terms of the senior debt indenture, to require us to purchase any or all of their new notes for cash on a date selected by CMS Energy that is no earlier than 60 days nor later than 90 days (the "FUNDAMENTAL CHANGE PURCHASE DATE") after the mailing of written notice by CMS Energy of the occurrence of such Fundamental Change. The cash price we are required to pay is equal to 100% of the principal amount of the new notes to be purchased plus accrued and unpaid interest, including additional amounts, if any, to the Fundamental Change purchase date (the "FUNDAMENTAL CHANGE PURCHASE PRICE"). If a Fundamental Change occurs on or after July 15, 2008, no holder will have a right to require us to purchase any new notes, except as described above under "Purchase of New Notes by Us at the Option of the Holder." For a discussion of the United States federal income tax treatment of a holder receiving cash, see "Material United States Federal Income Tax Considerations."

    A "FUNDAMENTAL CHANGE" will be deemed to have occurred at the time after the new notes are originally issued that any of the following occurs:

        (1) our common stock or other common stock into which the new notes are convertible is neither listed for trading on a United States national securities exchange nor approved for trading on the Nasdaq National Market or another established automated over-the-counter trading market in the United States;

        (2) a "person" or "group" within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity entitled to vote generally in the election of directors;

        (3) consummation of any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than us or one or more of our subsidiaries; provided, however, that a transaction where the holders of our common equity immediately prior to such transaction have directly or indirectly, more than 50% of the aggregate voting power of all classes of common equity of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a Fundamental Change; or

        (4) continuing directors (as defined herein) cease to constitute at least a majority of our Board of Directors.

A Fundamental Change will not be deemed to have occurred in respect of any of the foregoing, however, if either:

        (1) the last reported sale price of our common stock for any five trading days within the 10 consecutive trading days ending immediately before the later of the Fundamental Change or the public announcement thereof, equals or exceeds 105% of the applicable conversion price of the new notes in effect immediately before the Fundamental Change or the public announcement thereof; or

        (2) at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the Fundamental Change consists of shares of capital stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with a Fundamental Change (these securities being referred to as "PUBLICLY TRADED SECURITIES") and as a result of this transaction or transactions the new notes become convertible into such publicly traded securities, excluding cash payments for fractional shares.

    For purposes of the above paragraph, the term capital stock of any person means any and all shares (including ordinary shares or American Depositary Shares), interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

    "CONTINUING DIRECTOR" means a director who either was a member of our Board of Directors on the date of this offering memorandum or who becomes a member of our Board of Directors subsequent to that date and whose appointment, election or nomination for election by our stockholders is duly approved by a majority of the continuing directors on our Board of Directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of the Board of Directors in which such individual is named as nominee for director.

    Within 30 days after the occurrence of the Fundamental Change, CMS Energy is obligated to mail to each holder of a new note a notice regarding the Fundamental Change, which notice shall state, among other things:

    - that a Fundamental Change has occurred, the date of such occurrence and that each such holder has the right to require CMS Energy to repurchase all or any part of such holder's new notes at the Fundamental Change purchase price;

    -   the Fundamental Change purchase price;

    -   the Fundamental Change purchase date;

    -   the name and address of the paying agent and the conversion agent;

    - the procedures that holders must follow to cause the new notes to be repurchased;

    -   the last date on which a holder may exercise its purchase right;

    - the new notes with respect to which a Fundamental Change purchase notice has been given by the holder may be converted only if the holder withdraws the Fundamental Change purchase notice in accordance with the terms of the senior debt indenture; and

    - the applicable conversion rate and any adjustments to the applicable conversion rate.

    To exercise this right, a holder must deliver a written notice (the "FUNDAMENTAL CHANGE PURCHASE NOTICE"), along with the new notes to be purchased, duly endorsed for transfer, to the paying agent at its corporate trust office in Detroit, Michigan, or any other office of the paying agent maintained for such purposes, not later than 30 days prior to the Fundamental Change purchase date. The Fundamental Change purchase notice shall state:

    - the portion of the principal amount of any new notes to be repurchased, which must be $1,000 or an integral multiple thereof;

    - that such new notes are to be repurchased by CMS Energy pursuant to the applicable Fundamental Change provisions of the senior debt indenture; and

    - unless the new notes are represented by one or more global new notes, the certificate numbers of the new notes to be repurchased.

    If the new notes are not in certificated form, the Fundamental Change purchase notice must comply with appropriate DTC procedures.

    Holders may withdraw any Fundamental Change purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the Business Day prior to the Fundamental Change purchase date. The notice of withdrawal shall state:

    -   the principal amount of the withdrawn new notes;

    - if certificated new notes have been issued, the certificate numbers of the withdrawn new notes; and

    - the principal amount, if any, which remains subject to the purchase notice.

    If the new notes are not in certificated form, the notice of withdrawal must comply with the appropriate DTC procedures.

    Payment of the Fundamental Change purchase price for a new note in registered, certificated form (a "CERTIFICATED NEW NOTE") for which a Fundamental Change purchase notice has been delivered and not withdrawn is conditioned upon delivery of such Certificated new note (together with necessary endorsements) to the paying agent at its office in Detroit, Michigan, or any other office of the paying agent maintained for such purpose, at any time (whether prior to, on or after the Fundamental Change purchase date) after the delivery of such Fundamental Change purchase notice. Payment of the Fundamental Change purchase price for such Certificated new note will be made promptly following the later of the Fundamental Change purchase date or the time of delivery of such Certificated new note.

    If the paying agent holds, in accordance with the terms of the senior debt indenture, money sufficient to pay the Fundamental Change purchase price of a new note on the Business Day following the Fundamental Change purchase date for such new note, then, on and after such date, interest on such new note will cease to accrue, whether or not such new note is delivered to the paying agent, and all other rights of the holder shall terminate (other than the right to receive the Fundamental Change purchase price upon delivery of the new note).

    The definition of Fundamental Change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our consolidated assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of the new notes to require us to purchase its new notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

    If a Fundamental Change were to occur, we may not have enough funds to pay the Fundamental Change purchase price. See "Risk Factors" under the caption "Risks Related to the New Notes -- We may not have the ability to raise the funds necessary to pay the cash component upon a conversion of the new notes or purchase the new notes upon a Fundamental Change or other purchase date, as required by the senior debt indenture." Our failure to purchase the new notes when required following a Fundamental Change will constitute an event of default under the senior debt indenture with respect to the new notes. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

    The senior debt indenture requires CMS Energy to comply with the provisions of Regulation 14E and any other tender offer rules under the Exchange Act which may then be applicable in connection with any offer by CMS Energy to purchase new notes at the option of holders upon a Fundamental Change. The Fundamental Change purchase feature of the new notes may in certain circumstances make more difficult or discourage a takeover of CMS Energy and, thus, the removal of incumbent management. The Fundamental Change purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Fundamental Change purchase feature is a term contained in many similar debt offerings and the terms of such feature result from negotiations between CMS Energy and the initial purchasers. Management has no present intention to propose any anti-takeover measures although it is possible that CMS Energy could decide to do so in the future.

    The definition of Fundamental Change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the new notes upon a Fundamental Change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

    No new note may be repurchased by CMS Energy as a result of a Fundamental Change if there has occurred and is continuing an Event of Default (other than a default in the payment of the Fundamental Change purchase price with respect to the new notes). In addition, CMS Energy's ability to repurchase new notes may be limited by its financial resources.

CERTAIN RESTRICTIVE COVENANTS

    The senior debt indenture contains the covenants described below. Certain capitalized terms used below are defined under the heading "Certain Definitions" below.

   LIMITATION ON RESTRICTED PAYMENTS

    Under the terms of the senior debt indenture, so long as any of the new notes are outstanding and until the new notes are rated BBB -- or above (or an equivalent rating) by Standard & Poor's Ratings Group, a division of The McGraw Hill Companies, Inc. ("S&P") and one Other Rating Agency, at which time CMS Energy will be permanently released from the provisions of this "Limitation on Restricted Payments," CMS Energy will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

    - declare or pay any dividend or make any distribution on the Capital Stock of CMS Energy to the direct or indirect holders of its Capital Stock (except dividends or distributions payable solely in its Non-Convertible Capital Stock or in options, warrants or other rights to purchase such Non-Convertible Capital Stock and except dividends or distributions payable to CMS Energy or a Subsidiary);

    - purchase, redeem or otherwise acquire or retire for value any Capital Stock of CMS Energy; or

    - purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity or scheduled repayment thereof, any Subordinated Indebtedness (any such dividend, distribution, purchase, redemption, repurchase, defeasing, other acquisition or retirement being hereinafter referred to as a "RESTRICTED PAYMENT"), if at the time CMS Energy or such Subsidiary makes such Restricted Payment: (1) an Event of Default, or an event that with the lapse of time or the giving of notice or both would constitute an Event of Default, shall have occurred and be continuing (or would result therefrom); or (2) the aggregate amount of such Restricted Payment and all other Restricted Payments made since May 6, 1997 would exceed the sum of (a) $100,000,000 plus 100% of Consolidated Net Income from May 6, 1997 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such sum shall be a deficit, minus 100% of the deficit) and (b) the aggregate Net Cash Proceeds received by CMS Energy from the issue or sale of or contribution with respect to its Capital Stock after May 6, 1997.

    The foregoing provisions will not prohibit:

    - dividends or other distributions paid in respect of any class of Capital Stock issued by CMS Energy in connection with the acquisition of any business or assets by CMS Energy or a Restricted Subsidiary where the dividends or other distributions with respect to such Capital Stock are payable solely from the net earnings of such business or assets;

    - any purchase or redemption of Capital Stock of CMS Energy made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of CMS Energy (other than Redeemable Stock or Exchangeable Stock);

    - dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; or

    -   payments pursuant to the Tax Sharing Agreement.

   LIMITATION ON CERTAIN LIENS

    Under the terms of the senior debt indenture, so long as any of the new notes are outstanding, CMS Energy shall not create, incur, assume or suffer to exist any Lien, provided, that no event of default shall have occurred and be continuing (or result therefrom) at the time of payment of such dividend upon or with respect to any of its property of any character, including without limitation any shares of Capital Stock of Consumers or Enterprises, without making effective provision whereby the new notes shall be (so long as any such other creditor shall be so secured) equally and ratably secured. The foregoing restrictions shall not apply to (a) Liens securing Indebtedness of CMS Energy, provided that on the date such Liens are created, and after giving effect to such Indebtedness, the aggregate principal amount at maturity of all the secured Indebtedness of CMS Energy at such date shall not exceed 5% of Consolidated Net Tangible Assets or (b) certain liens for taxes, pledges to secure workman's compensation, other statutory obligations and Support Obligations, certain materialman's, mechanic's and similar liens and certain purchase money liens.

   LIMITATION ON ASSET SALES

    Under the terms of the senior debt indenture, so long as any of the new notes are outstanding, CMS Energy may not sell, transfer or otherwise dispose of any property or assets of CMS Energy, including Capital Stock of any Consolidated Subsidiary, in one transaction or a series of transactions in an amount which exceeds $50,000,000 (an "ASSET SALE") unless CMS Energy shall (1) apply an amount equal to such excess Net Cash Proceeds to permanently repay Indebtedness of a Consolidated Subsidiary or Indebtedness of CMS Energy which is pari passu with the new notes, (2) invest an equal amount not so used in clause
(1) in property or assets of a related business within 24 months after the date of the Asset Sale (the "APPLICATION PERIOD") or (3) apply such excess Net Cash Proceeds not so used in clause (1) or (2) (the "EXCESS PROCEEDS") to make an offer, within 30 days after the end of the Application Period, to purchase from the holders on a pro rata basis an aggregate principal amount of new notes on the relevant purchase date equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the new notes on the relevant purchase date and unpaid interest, if any, to the purchase date. CMS Energy shall only be required to make an offer to purchase new notes from holders pursuant to clause (3) if the Excess Proceeds equal or exceed $25,000,000 at any given time.

    The procedures to be followed by CMS Energy in making an offer to purchase new notes from the holders with Excess Proceeds, and the acceptance of such offer by the holders, shall be the same as those set forth above in "Fundamental Change Requires Purchase of New Notes by Us at the Option of the Holder" with respect to a Fundamental Change.

   LIMITATION ON CONSOLIDATION, MERGER, SALE OR CONVEYANCE

    In addition to the terms of the senior debt indenture relating to consolidations or mergers described below under "Consolidation, Merger or Sale of Assets", so long as any of the new notes are outstanding and until the new notes are rated BBB -- or above (or an equivalent rating) by S&P and one Other Rating Agency, at which time CMS Energy will be permanently released from the provisions of this "Limitation on Consolidation, Merger, Sale or Conveyance" (but not from the provisions described below which permit a consolidation or merger provided that the surviving corporation assumes the obligations of CMS Energy under the new notes and the senior debt indenture and is organized and existing under the laws of the United States, any state thereof or the District of Columbia), CMS Energy shall not consolidate with or merge into any other Person or sell, lease or convey the property of CMS Energy in the entirety or substantially as an entirety, unless (1) immediately after giving effect to such transaction the Consolidated Net Worth of the surviving entity is at least equal to the Consolidated Net Worth of CMS Energy immediately prior to the transaction and (2) after giving effect to such transaction, the surviving entity would be entitled to incur at least one dollar of additional Indebtedness (other than revolving Indebtedness to banks) pursuant to the first paragraph under "Limitation on Consolidated Indebtedness." Notwithstanding the foregoing provisions, such a transaction may constitute a Fundamental Change as described in "Fundamental Change Requires Purchase of New Notes by Us at the Option of the Holder" and give rise to the right of a holder to require CMS Energy to repurchase all or part of such holder's new note.

   LIMITATION ON CONSOLIDATED INDEBTEDNESS

    Under the terms of the senior debt indenture, so long as any of the new notes are outstanding and until the new notes are rated BBB -- or above (or an equivalent rating) by S&P and one Other Rating Agency, at which time CMS Energy will be permanently released from the provisions of this "Limitation on Consolidated Indebtedness," CMS Energy will not, and will not permit any of its Consolidated Subsidiaries to, issue, create, assume, guarantee, incur or otherwise become liable for (collectively, for this purpose, "ISSUE"), directly or indirectly, any Indebtedness unless the Consolidated Coverage Ratio of CMS Energy and its Consolidated Subsidiaries for the four consecutive fiscal quarters immediately preceding the issuance of such Indebtedness (as shown by a pro forma consolidated income statement of CMS Energy and its Consolidated Subsidiaries for the four most recent fiscal quarters ending at least 30 days prior to the issuance of such Indebtedness after giving effect to (1) the issuance of such Indebtedness and (if applicable) the application of the net proceeds thereof to refinance other Indebtedness as if such Indebtedness was issued at the beginning of the period, (2) the issuance and retirement of any other Indebtedness since the first day of the period as if such Indebtedness was issued or retired at the beginning of the period and (3) the acquisition of any company or business acquired by CMS Energy or any Subsidiary since the first day of the period (including giving effect to the pro forma historical earnings of such company or business), including any acquisition which will be consummated contemporaneously with the issuance of such Indebtedness, as if in each case such acquisition occurred at the beginning of the period) exceeds a ratio of 1.6 to 1.0.

    The foregoing limitation is subject to exceptions for:

    - Indebtedness of CMS Energy to banks not to exceed $1 billion in aggregate outstanding principal amount at any time;

    - Indebtedness outstanding on the date of the Supplemental Indenture and certain refinancings thereof;

    - certain refinancings and Indebtedness of CMS Energy to a Subsidiary or by a Subsidiary to CMS Energy;

    - Indebtedness of a Consolidated Subsidiary issued to acquire, develop, improve, construct or provide working capital for a gas, oil or electric generation, exploration, production, distribution, storage or transmission facility and related assets; provided that such Indebtedness is without recourse to any assets of CMS Energy, Consumers, Enterprises, CMS Generation, CMS Electric and Gas, CMS Gas Transmission, CMS MST or any other Designated Enterprises Subsidiary;

    - Indebtedness of a Person existing at the time at which such Person became a Subsidiary and not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary;

    - Indebtedness issued by CMS Energy not to exceed $150 million in aggregate outstanding principal amount at any time; and

    - Indebtedness of a Consolidated Subsidiary in respect of rate reduction bonds issued to recover electric restructuring transition costs of Consumers; provided that such Indebtedness is without recourse to the assets of Consumers.

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

CERTAIN DEFINITIONS

    Set forth below is a summary of certain defined terms used in the senior debt indenture. Reference is made to the senior debt indenture for a full definition of all terms as well as any other capitalized terms used herein and not otherwise defined.

    "BUSINESS DAY" means a day on which banking institutions in New York, New York or Detroit, Michigan are not authorized or required by law or regulation to close.

    "CAPITAL LEASE OBLIGATION" of a Person means any obligation that is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with generally accepted accounting principles; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles; the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty; and such obligation shall be deemed secured by a Lien on any property or assets to which such lease relates.

    "CAPITAL STOCK" means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock, including any Preferred Stock or letter stock; provided that Hybrid Preferred Securities are not considered Capital Stock for purposes of this definition.

    "CMS ELECTRIC AND GAS" means CMS Electric and Gas Company, a Michigan corporation and wholly-owned subsidiary of Enterprises.

    "CONSOLIDATED ASSETS" means, at any date of determination, the aggregate assets of CMS Energy and its Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.

    "CONSOLIDATED COVERAGE RATIO" with respect to any period means the ratio of
(1) the aggregate amount of Operating Cash Flow for such period to (2) the aggregate amount of Consolidated Interest Expense for such period.

    "CONSOLIDATED CURRENT LIABILITIES" means, for any period, the aggregate amount of liabilities of CMS Energy and its Consolidated Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after (1) eliminating all inter-company items between CMS Energy and any Consolidated Subsidiary and (2) deducting all current maturities of long-term Indebtedness, all as determined in accordance with generally accepted accounting principles.

    "CONSOLIDATED INDEBTEDNESS" means, at any date of determination, the aggregate Indebtedness of CMS Energy and its Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles; provided that Consolidated Indebtedness shall not include any subordinated debt owned by any Hybrid Preferred Securities Subsidiary.

    "CONSOLIDATED INTEREST EXPENSE" means, for any period, the total interest expense in respect of Consolidated Indebtedness of CMS Energy and its Consolidated Subsidiaries, including, without duplication:

    -   interest expense attributable to capital leases;

    -   amortization of debt discount;

    -   capitalized interest;

    -   cash and noncash interest payments;

    - commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

    - net costs under interest rate protection agreements (including amortization of discount); and

    - interest expense in respect of obligations of other Persons deemed to be Indebtedness of CMS Energy or any Consolidated Subsidiaries under the fifth or sixth bullet points of the definition of Indebtedness;

provided, however, that Consolidated Interest Expense shall exclude (a) any costs otherwise included in interest expense recognized on early retirement of debt and (b) any interest expense in respect of any Indebtedness of any Subsidiary of Consumers, CMS

Generation, CMS Electric and Gas, CMS Gas Transmission, CMS MST or any other Designated Enterprises Subsidiary, provided that such Indebtedness is without recourse to any assets of CMS Energy, Consumers, Enterprises, CMS Generation, CMS Electric and Gas, CMS Gas Transmission, CMS MST or any other Designated Enterprises Subsidiary.

    "CONSOLIDATED NET INCOME" means, for any period, the net income of CMS Energy and its Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles; provided, however, that there shall not be included in such Consolidated Net Income:

    - any net income of any Person if such Person is not a Subsidiary, except that (A) CMS Energy's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to CMS Energy or a Consolidated Subsidiary as a dividend or other distribution and (B) CMS Energy's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

    - any net income of any Person acquired by CMS Energy or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

    - any gain or loss realized upon the sale or other disposition of any property, plant or equipment of CMS Energy or its Consolidated Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person; and

    - any net income of any Subsidiary of Consumers, CMS Generation, CMS Electric and Gas, CMS Gas Transmission, CMS MST or any other Designated Enterprises Subsidiary whose interest expense is excluded from Consolidated Interest Expense, provided, however, that for purposes of this bullet point, any cash, dividends or distributions of any such Subsidiary to CMS Energy shall be included in calculating Consolidated Net Income.

    "CONSOLIDATED NET TANGIBLE ASSETS" means, for any period, the total amount of assets (less accumulated depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) as set forth on the most recently available quarterly or annual consolidated balance sheet of CMS Energy and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, and after giving effect to purchase accounting and after deducting therefrom, to the extent otherwise included, the amounts of:

    -    Consolidated Current Liabilities;

    - minority interests in Consolidated Subsidiaries held by Persons other than CMS Energy or a Restricted Subsidiary;

    - excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors as evidenced by resolutions of the Board of Directors;

    - any revaluation or other write-up in value of assets subsequent to December 31, 1996, as a result of a change in the method of valuation in accordance with generally accepted accounting principles;

    - unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses organization or developmental expenses and other intangible items;

    -    treasury stock; and

    - any cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities.

    "CONSOLIDATED NET WORTH" of any Person means the total of the amounts shown on the consolidated balance sheet of such Person and its consolidated subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, as of any date selected by such Person not more than 90 days prior to the taking of any action for the purpose of which the determination is being made (and adjusted for any material events since such date), as (1) the par or stated value of all outstanding Capital Stock plus (2) paid-in capital or capital surplus relating to such Capital Stock plus (3) any retained earnings or earned surplus less (A) any accumulated deficit, (B) any amounts attributable to Redeemable Stock and (C) any amounts attributable to Exchangeable Stock.

    "CONSOLIDATED SUBSIDIARY" means any Subsidiary whose accounts are or are required to be consolidated with the accounts of CMS Energy in accordance with generally accepted accounting principles.

    "DESIGNATED ENTERPRISES SUBSIDIARY" means any wholly-owned subsidiary of Enterprises formed after the date of the Supplemental Indenture which is designated a Designated Enterprises Subsidiary by the Board of Directors.

    "EXCHANGEABLE STOCK" means any Capital Stock of a corporation that is exchangeable or convertible into another security (other than Capital Stock of such corporation that is neither Exchangeable Stock nor Redeemable Stock).

    "HOLDER" means the Person in whose name a new note is registered in the security register kept by CMS Energy for that purpose.

    "HYBRID PREFERRED SECURITIES" means any preferred securities issued by a Hybrid Preferred Securities Subsidiary, where such preferred securities have the following characteristics:

    - such Hybrid Preferred Securities Subsidiary lends substantially all of the proceeds from the issuance of such preferred securities to CMS Energy or Consumers in exchange for subordinated debt issued by CMS Energy or Consumers, respectively;

    - such preferred securities contain terms providing for the deferral of distributions corresponding to provisions providing for the deferral of interest payments on such subordinated debt; and

    - CMS Energy or Consumers (as the case may be) makes periodic interest payments on such subordinated debt, which interest payments are in turn used by the Hybrid Preferred Securities Subsidiary to make corresponding payments to the holders of the Hybrid Preferred Securities.

    "HYBRID PREFERRED SECURITIES SUBSIDIARY" means any business trust (or similar entity):

    - all of the common equity interest of which is owned (either directly or indirectly through one or more wholly-owned Subsidiaries of CMS Energy or Consumers) at all times by CMS Energy or Consumers;

    - that has been formed for the purpose of issuing Hybrid Preferred Securities; and

    - substantially all of the assets of which consist at all times solely of subordinated debt issued by CMS Energy or Consumers (as the case may be) and payments made from time to time on such subordinated debt.

    "INDEBTEDNESS" of any Person means, without duplication:

    - the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

    -   all Capital Lease Obligations of such Person;

    - all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

    - all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in the bullet points above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

    - all obligations of the type referred to in the bullet points above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable as obligor, guarantor or otherwise; and

    - all obligations of the type referred to in the bullet points above of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

    "LIEN" means any lien, mortgage, pledge, security interest, conditional sale, title retention agreement or other charge or encumbrance of any kind.

    "NET CASH PROCEEDS" means (a) with respect to any Asset Sale, the aggregate proceeds of such Asset Sale including the fair market value (as determined by the Board of Directors and net of any associated debt and of any consideration other than Capital Stock received in return) of property other than cash, received by CMS Energy, net of (1) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (2) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of CMS Energy and its Restricted Subsidiaries, taken as a whole, (3) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (4) appropriate amounts to be provided by CMS Energy or any Restricted Subsidiary of CMS Energy as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with generally accepted accounting principles and (b) with respect to any issuance or sale or contribution in respect of Capital Stock, the aggregate proceeds of such issuance, sale or contribution, including the fair market value (as determined by the Board of Directors and net of any associated debt and of any consideration other than Capital Stock received in return) of property other than cash, received by CMS Energy, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof, provided, however, that if such fair market value as determined by the Board of Directors of property other than cash is greater than $25 million, the value thereof shall be based upon an opinion from an independent nationally recognized firm experienced in the appraisal or similar review of similar types of transactions.

    "NON-CONVERTIBLE CAPITAL STOCK" means, with respect to any corporation, any non-convertible Capital Stock of such corporation and any Capital Stock of such corporation convertible solely into non-convertible Capital Stock other than Preferred Stock of such corporation; provided, however, that Non-Convertible Capital Stock shall not include any Redeemable Stock or Exchangeable Stock.

    "OPERATING CASH FLOW" means, for any period, with respect to CMS Energy and its Consolidated Subsidiaries, the aggregate amount of Consolidated Net Income after adding thereto Consolidated Interest Expense (adjusted to include costs recognized on early retirement of debt), income taxes, depreciation expense, amortization expense and any noncash amortization of debt issuance costs, any nonrecurring, noncash charges to earnings and any negative accretion recognition.

    "OTHER RATING AGENCY" shall mean any one of Fitch, Inc. or Moody's Investors Service, Inc., and any successor to any of these organizations that is a nationally recognized statistical rating organization.

    "PAYING AGENT" means any person authorized by CMS Energy to pay the principal of (and premium, if any) or interest on any of the new notes on behalf of CMS Energy. Initially, the paying agent is the Trustee under the senior debt indenture.

    "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision of any government.

    "PREFERRED STOCK" as applied to the Capital Stock of any corporation means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation; provided that Hybrid Preferred Securities are not considered Preferred Stock for purposes of this definition.

    "REDEEMABLE STOCK" means any Capital Stock that by its terms or otherwise is required to be redeemed prior to the first anniversary of the stated maturity of the outstanding new notes or is redeemable at the option of the holders thereof at any time prior to the first anniversary of the stated maturity of the outstanding new notes.

    "RESTRICTED SUBSIDIARY" means any Subsidiary (other than Consumers and its subsidiaries) of CMS Energy which, as of the date of CMS Energy's most recent quarterly consolidated balance sheet, constituted at least 10% of the total Consolidated Assets of CMS Energy and its Consolidated Subsidiaries and any other Subsidiary which from time to time is designated a Restricted Subsidiary by the Board of Directors, provided that no Subsidiary may be designated a Restricted Subsidiary if, immediately after giving effect thereto, an Event of Default or event that, with the lapse of time or giving of notice or both, would constitute an Event of Default would exist or CMS Energy and its Restricted Subsidiaries could not incur at least one dollar of additional Indebtedness pursuant to the first paragraph under "Description of the New Notes -- Certain Restrictive Covenants -- Limitation on Consolidated Indebtedness," and (1) any such Subsidiary so designated as a Restricted Subsidiary must be organized under the laws of the United States or any State thereof, (2) more than 80% of the Voting Stock of such Subsidiary must be owned of record and beneficially by CMS Energy or a Restricted Subsidiary and (3) such Restricted Subsidiary must be a Consolidated Subsidiary.

    "S&P" shall mean Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto which is a nationally recognized statistical rating organization, or if such entity shall cease to rate the new notes or shall cease to exist and there shall be no such successor thereto, any other nationally recognized statistical rating organization selected by CMS Energy which is acceptable to the Trustee.

    "SUBORDINATED INDEBTEDNESS" means any Indebtedness of CMS Energy (whether outstanding on the date of the Supplemental Indenture or thereafter incurred), which is contractually subordinated or junior in right of payment to the new notes.

    "SUBSIDIARY" means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by CMS Energy or by one or more other Subsidiaries, or by CMS Energy and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

    "SUPPORT OBLIGATIONS" means, for any person, without duplication, any financial obligation, contingent or otherwise, of such person guaranteeing or otherwise supporting any debt or other obligation of any other person in any manner, whether directly or indirectly, and including, without limitation, any obligation of such person, direct or indirect:

    - to purchase or pay (or advance or supply funds for the purchase or payment of) such debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such debt;

    - to purchase property, securities or services for the purpose of assuring the owner of such debt of the payment of such debt;

    - to maintain working capital, equity capital, available cash or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such debt;

    - to provide equity capital under or in respect of equity subscription arrangements (to the extent that such obligation to provide equity capital does not otherwise constitute debt); or

    - to perform, or arrange for the performance of, any non-monetary obligations or non-funded debt payment obligations of the primary obligor.

    "TAX SHARING AGREEMENT" means the Amended and Restated Agreement for the Allocation of Income Tax Liabilities and Benefits, dated January 1, 1994, as amended or supplemented from time to time, by and among CMS Energy, each of the members of the Consolidated Group (as defined therein), and each of the corporations that become members of the Consolidated Group.

    "VOTING STOCK" means securities of any class or classes the holders of which are ordinarily, in the absence of contingencies, entitled to vote for corporate directors (or persons performing similar functions).

EVENTS OF DEFAULT

    The occurrence of any of the following events with respect to the new notes will constitute an "EVENT OF DEFAULT" with respect to the new notes:

    - default for 30 days in the payment of any interest on any of the new notes;

    - default in the payment when due of any of the principal of or the premium, if any, on any of the new notes, whether at maturity, upon redemption, acceleration, purchase by CMS Energy at the option of the holders or otherwise;

    - default for 60 days by CMS Energy in the observance or performance of any other covenant or agreement contained in the senior debt indenture relating to the new notes after written notice thereof as provided in the senior debt indenture;

    - certain events of bankruptcy, insolvency or reorganization relating to CMS Energy or Consumers;

    - entry of final judgments against CMS Energy or Consumers aggregating in excess of $25,000,000 which remain undischarged or unbonded for 60 days;

    - a default resulting in the acceleration of indebtedness of CMS Energy or Consumers in excess of $25,000,000, which acceleration has not been rescinded or annulled within ten days after written notice of such default as provided in the senior debt indenture;

    - a default in our obligation to satisfy our conversion obligation upon exercise of a holder's conversion right;

    - a default in our obligation to redeem new notes after we exercised our redemption option; or

    - a default in our obligation to purchase new notes upon the occurrence of a Fundamental Change or exercise by a holder of its option to require us to purchase such holder's new notes.

    If an Event of Default on the new notes shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the new notes then outstanding may declare the principal of all the new notes and the premium thereon and interest, if any, accrued thereon to be due and payable immediately.

    The senior debt indenture provides that the Trustee will be under no obligation to exercise any of its rights or powers under the senior debt indenture at the request, order or direction of the holders of the new notes, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for indemnity and certain other limitations contained in the senior debt indenture, the holders of a majority in aggregate principal amount of the senior debentures of each affected series then outstanding (voting as one class) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the Trustee, with respect to the senior debentures of such affected series.

    The senior debt indenture provides that no holders of new notes may institute any action against CMS Energy under the senior debt indenture (except actions for payment of overdue principal, premium or interest) unless such holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the holders of not less than 25% in aggregate principal amount of senior debentures of the affected series then outstanding (voting as one class) shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity, the Trustee shall not have instituted such action within 60 days of such request and the Trustee shall not have received direction inconsistent with such request by the holders of a majority in aggregate principal amount of the senior debentures of the affected series then outstanding (voting as one class).

    The senior debt indenture requires CMS Energy to furnish to the Trustee annually a statement as to CMS Energy's compliance with all conditions and covenants under the senior debt indenture. The senior debt indenture provides that the Trustee may withhold notice to the holders of the new notes of any default affecting such new notes (except defaults as to payment of principal, premium or interest on the new notes) if it considers such withholding to be in the interests of the holders of the new notes.

CONSOLIDATION, MERGER OR SALE OF ASSETS

    The senior debt indenture provides that CMS Energy may consolidate with or merge into, or sell, lease or convey its property as an entirety or substantially as an entirety to, any other corporation if the new corporation assumes the obligations of CMS Energy under the new notes and the Supplemental Indenture and is organized and existing under the laws of the United States, any U.S. State or the District of Columbia. Notwithstanding the foregoing provisions, such a transaction may constitute a Fundamental Change as described in "Fundamental Change Requires Purchase of New Notes by Us at the Option of the Holder".

MODIFICATION AND WAIVER

    CMS Energy and the relevant trustee may enter into supplemental indentures without the consent of the holders of the new notes to establish the form and terms of any series of securities under the senior debt indenture.

    CMS Energy and the relevant trustee, with the consent of the holders of at least a majority in total principal amount of senior debentures of all series then outstanding and affected (voting as one class), to change in any manner the provisions of the senior debt indenture or modify in any manner the rights of the holders of the senior debentures of each such affected series. CMS Energy and the

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

relevant trustee may not, without the consent of the holders of each senior debenture affected, enter into any supplemental indenture to:

    -   change the time of payment of the principal;

    -   reduce the principal amount of such senior debenture;

    - reduce the rate or change the time of payment of interest on such senior debenture;

    - reduce the amount payable on any securities issued originally at a discount upon acceleration or provable in bankruptcy;

    - impair the right to institute suit for the enforcement of any payment on any senior debenture when due;

    - reduce the redemption price, purchase price or Fundamental Change purchase price for the new notes or change the terms applicable to redemption or purchase in a manner adverse to the holder;

    - make any change that adversely affects the right to convert or exchange any debt security, including the new notes, or decreases the conversion or exchange rate or increases the conversion price of any convertible or exchangeable debt security;

    - waive any default in any payment of redemption price, purchase price or Fundamental Change purchase price with respect to the new notes; or

    - waive any default that constitutes a failure to convert any new note in accordance with its terms and the terms of the senior debt indenture.

    In addition, no such modification may reduce the percentage in principal amount of the senior debenture of the affected series, the consent of whose holders is required for any such modification or for any waiver provided for in the senior debt indenture.

    Prior to the acceleration of the maturity of any senior debenture, the holders, voting as one class, of a majority in total principal amount of the senior debentures with respect to which a default or event of default shall have occurred and be continuing may on behalf of the holders of all such affected senior debentures waive any past default or event of default and its consequences, except a default or an event of default in respect of a covenant or provision of the senior debt indenture or of any senior debenture which cannot be modified or amended without the consent of the holders of each senior debenture affected.

DEFEASANCE, COVENANT DEFEASANCE AND DISCHARGE

    The senior debt indenture provides that, at the option of CMS Energy:

    - CMS Energy will be discharged from all obligations in respect of the new notes (except for certain obligations to convert, register the transfer of or exchange of the new notes, to replace stolen, lost or mutilated new notes, to maintain paying agencies and to maintain the trust described below); or

    - CMS Energy need not comply with certain restrictive covenants of the senior debt indenture (including those described under "Consolidation, Merger or Sale of Assets"),

if CMS Energy in each case irrevocably deposits in trust with the relevant trustee money and/or securities backed by the full faith and credit of the United States which, through the payment of the principal thereof and the interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all the principal and interest on the new notes on the stated maturities of such new notes in accordance with the terms thereof.

    To exercise this option, CMS Energy is required to deliver to the relevant trustee an opinion of independent counsel to the effect that:

    - the exercise of such option would not cause the holders of the new notes to recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and such holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

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

    - in the case of a discharge as described above, such opinion is to be accompanied by a private letter ruling to the same effect received from the Internal Revenue Service, a revenue ruling to such effect pertaining to a comparable form of transaction published by the Internal Revenue Service or appropriate evidence that since the date of the senior debt indenture there has been a change in the applicable federal income tax law.

    In the event:

    - CMS Energy exercises its option to effect a covenant defeasance with respect to the new notes as described above;

    - the new notes are thereafter declared due and payable because of the occurrence of any event of default other than an event of default caused by failing to comply with the covenants which are defeased; or

    - the amount of money and securities on deposit with the relevant trustee would be insufficient to pay amounts due on the new notes at the time of the acceleration resulting from such event of default,

CMS Energy would remain liable for such amounts.

    Our obligations with respect to the convertibility of the new notes into our common stock will survive any such action by us.

THE TRUSTEE

    J.P. Morgan Trust Company, N.A. (the "TRUSTEE") is the Trustee, paying agent and conversion agent under the senior debt indenture for the new notes. CMS Energy and its affiliates maintain lending depositary and other normal banking relationship with J.P. Morgan Trust Company, N.A. J.P. Morgan Trust Company, N.A. is also a lender to CMS Energy and its affiliates.

CALCULATIONS IN RESPECT OF NEW NOTES

    We are responsible for making all calculations called for under the new notes. These calculations include, but are not limited to, determinations of the market prices of our common stock, accrued interest payable on the new notes, the conversion rate and the conversion price of the new notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of new notes. We will provide a schedule of our calculations to each of the Trustee and the conversion agent, and each of the Trustee and conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The Trustee will forward our calculations to any holder of new notes upon the request of that holder.

GOVERNING LAW

    The senior debt indenture, the Supplemental Indenture and the new notes are governed by, and construed in accordance with, the laws of the State of Michigan unless the laws of another jurisdiction shall mandatorily apply.

BOOK-ENTRY SYSTEM

    The new notes are represented by one or more global securities. Each global security is deposited with, or on behalf of, DTC and is registered in the name of a nominee of DTC. Except under circumstances described below, the new notes will not be issued in definitive form.

    The following is based upon information furnished by DTC:

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("PARTICIPANTS") deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants ("DIRECT PARTICIPANTS") include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

    Investors who purchased new notes in offshore transactions in reliance on Regulation S under the Securities Act may hold their interest in a global security directly through Euroclear Bank S.A./N.V., as operator of the Euroclear System ("EUROCLEAR"), and Clearstream Banking, societe anonyme ("CLEARSTREAM"), if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold interests in the global securities on behalf of their participants through their respective depositaries, which in turn will hold such interests in the global securities in customers' securities accounts in the depositaries' names on the books of DTC.

    Upon the issuance of a global security, DTC will credit on its book-entry registration and transfer system the accounts of persons with the respective principal amounts of the new notes represented by the global security. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants). The laws of some states require that some purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

    So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by that global security for all purposes under the senior debt indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have new notes represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of new notes in definitive form and will not be considered the owners or holders thereof under the senior debt indenture. Principal and interest payments, if any, on new notes registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant global security. Neither we, the Trustee, any paying agent or the security registrar for the new notes will have any responsibility or liability for any aspect of the records relating to nor payments made on account of beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

    We expect that DTC or its nominee, upon receipt of any payment of principal or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through these participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants.

    Beneficial owners of interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

    Unless and until they are exchanged in whole or in part for new notes in definitive form, the global securities may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

    Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

    Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global securities from a DTC participant will be credited during the securities settlement processing day (which must be a business

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

day for Euroclear or Clearstream, as the case may be) immediately following the DTC settlement date, and such credit of any transactions interests in the global securities settled during such processing day will be reported to the relevant Euroclear or Clearstream participant on such day. Cash received by Euroclear or Clearstream as a result of sales of interests in the global securities by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

    If DTC at any time is unwilling or unable to continue as a depositary, defaults in the performance of its duties as depositary or ceases to be a clearing agency registered under the Exchange Act or other applicable statute or regulation, and a successor depositary is not appointed by us within 90 days, we will issue new notes in definitive form in exchange for the global securities relating to the new notes. In addition, we may at any time and in our sole discretion determine not to have the new notes or portions of the new notes represented by one or more global securities and, in that event, will issue individual new notes in exchange for the global security or securities representing the new notes. Further, if we so specify with respect to any new notes, an owner of a beneficial interest in a global security representing the new notes may, on terms acceptable to us and the depositary for the global security, receive individual new notes in exchange for the beneficial interest. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of new notes represented by the global security equal in principal amount to the beneficial interest, and to have the new notes registered in its name. New notes so issued in definitive form will be issued as registered new notes in denominations of $1,000 and integral multiples thereof, unless otherwise specified by us.

LISTING

    The new notes are expected to be eligible to be traded on the Portal Market of the National Association of Securities Dealers, Inc.

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

                               REGISTRATION RIGHTS

    The following description of the material provisions of a registration rights agreement that was entered into in connection with the issuance of the old notes is a summary only. Because this section is a summary, it does not describe every aspect of the registration rights agreement. This summary is subject to and qualified in its entirety by reference to all the provisions of the registration rights agreement, a copy of which will be made available to holders of the old notes upon request to us.

    We will grant holders of the new notes the registration rights given to holders of old notes provided in the registration rights agreement. Under this registration rights agreement, we agreed to, at our cost, use our reasonable best efforts to:

    - as soon as practicable after the time that we become eligible to file registration statements on Form S-3 under the Exchange Act but in any event within 15 months after the original issuance of the old notes (the "SHELF REGISTRATION FILING DATE"), file a shelf registration statement with the SEC covering resales of the old notes and the common stock issuable upon conversion thereof;

    - cause the shelf registration statement to be declared effective under the Securities Act no later than 120 days after the Shelf Registration Filing Date; and

    - keep the shelf registration statement effective after its effective date until the earliest to occur of the following:

        - all securities covered by the registration statement have been sold pursuant to an effective registration statement;

        - the date on which all registrable securities have been sold pursuant to Rule 144 under the Securities Act;

        - such time as there are no longer any registrable securities outstanding; and

        - the second anniversary of the last date of original issuance of the old notes.

    A shelf registration statement on Form S-3 under the Exchange Act regarding the old notes was filed with the SEC on September 24, 2004, which satisfies our obligation under the registration rights agreement to file a shelf registration statement with the SEC. On behalf of holders of the new notes we agree to, at our cost, use our reasonable best efforts to:

    - amend the shelf registration statement to cover resales of new notes and any old notes that are not exchanged (or at our option file a new registration statement relating to either old or new notes) and cause the shelf registration statement to be declared effective under the Securities Act no later than 120 days after the Shelf Registration Filing Date; and

    - keep the shelf registration statement effective after its effective date until the earliest to occur of the following:

        - all securities covered by the registration statement have been sold pursuant to an effective registration statement;

        - the date on which all registrable securities have been sold pursuant to Rule 144 under the Securities Act;

        - such time as there are no longer any registrable securities outstanding; and

        - the second anniversary of the last date of original issuance of the old notes.

    We refer to the new notes and the common stock issuable upon conversion thereof as registrable securities. We will be permitted to suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods (not to exceed 45 consecutive days or an aggregate of 90 days in any consecutive 12-month period) in specified circumstances, without being required to pay additional amounts. We need not specify the nature of the event giving rise to a suspension in any notice to the holders of the new notes of the existence of a suspension.

    If:

    - the shelf registration statement covering resales of new notes is not declared effective by the SEC within 120 days following the Shelf Registration Filing Date;

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

    - after the effectiveness of the shelf registration statement, we fail to file a post-effective amendment, prospectus supplement or report with the SEC if required by applicable law within five business days after a holder provides us with the questionnaire referred to below, if such filing is necessary to enable the holder to deliver the prospectus to purchasers of such holder's registrable securities;

    - the registration statement ceases to be effective or fails to be usable without being succeeded within 30 days by a post-effective amendment, prospectus supplement or report filed with the SEC (other than as permitted in the preceding paragraph) pursuant to the Exchange Act that cures the failure of the registration statement to be effective or usable; or

    - the aggregate duration of any suspension periods in any period exceeds the limits described above,

then, in each case, additional amounts will accrue on the new notes, from and including the date on which any such registration default shall occur to, but excluding, the date on which the registration default has been cured, at the rate of 0.25% per year for the first 90 days following such date and at a rate of 0.50% per year thereafter. With respect to shares of common stock issued, if any, upon conversion of the new notes, additional amounts will accrue on the then applicable conversion price from and including the date on which any such registration default shall occur to, but excluding, the date on which the registration default has been cured, at the rate of 0.25% per year for the first 90 days following such date and at a rate of 0.50% per year thereafter. Except as mentioned above, we will have no other liabilities for monetary damages with respect to our registration obligations. The receipt of additional amounts will be the sole monetary remedy available to a holder if we fail to meet these obligations.

    A holder who elects to sell any securities pursuant to the shelf registration statement:

    -   will be required to be named as a selling securityholder;

    -   will be required to deliver a prospectus to purchasers;

    - will be subject to the civil liability provisions under the Securities Act in connection with any sales; and

    - will be bound by the provisions of the registration rights agreement, which are applicable to the holder, including certain indemnification obligations.

    To be named as a selling security holder in the shelf registration statement when it first becomes effective, holders of the new notes must complete and deliver the questionnaire that was originally provided in the offering memorandum used in connection with the sale of the old notes at least five business days prior to the effectiveness of the shelf registration statement. Holders of old notes need not complete and deliver a questionnaire for new notes if they have already delivered a questionnaire regarding the old notes and their ownership position has not changed. If you need to complete and deliver a questionnaire, copies are available from the Information Agent. If we receive from a holder of registrable securities a completed questionnaire, together with such other information as may be reasonably requested by us, after the effectiveness of the shelf registration statement, we will file an amendment to the shelf registration statement (or new registration statement if required by applicable law) or supplement to the related prospectus or to any document incorporated by reference therein within five business days to permit the holder to deliver a prospectus to purchasers of registrable securities. Any holder that does not complete and deliver a questionnaire or provide such other information will not be named as a selling security holder in the prospectus and therefore will not be permitted to sell any registrable securities under the shelf registration statement. We will agree in the registration rights agreement to give notice to all holders of the new notes of the filing of the amendment to, and the effectiveness of, the shelf registration statement.

    Each new note will contain a legend to the effect that the holder of the new notes, by its acceptance of the new notes, agrees to be bound by the provisions of the registration rights agreement. In that regard, if a holder receives notice from us of:

    (1) the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of a registration statement or the qualification of the new notes or the common stock issuable upon conversion thereof to be offered or sold by any participating broker-dealer or the initiation of proceedings for that purpose; or

    (2) the happening of any event or the failure of any event to occur or the discovery of any facts which makes any statement made in a registration statement or related prospectus untrue in any material respect or which causes that registration statement or the related prospectus to omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which there were made, not misleading,

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

the holder, or participating broker-dealer, as the case may be, will suspend the sale of new notes or the common stock issuable upon conversion thereof pursuant to that prospectus until we have either:

    - amended or supplemented the prospectus to correct the misstatement or omission and furnished copies of the amended or supplemented prospectus to the holder, or participating broker-dealer, as the case may be; or

    - given notice that the sale of the new notes or the common stock issuable upon conversion thereof may be resumed.

    The registration rights agreement is governed by, and construed in accordance with, the laws of the State of New York.

                               THE EXCHANGE OFFER

SECURITIES SUBJECT TO THE EXCHANGE OFFER

    We are offering, upon the terms and subject to the conditions set forth in this offering memorandum and the accompanying Letter of Transmittal, to exchange $1,000 principal amount at maturity of new notes for each $1,000 principal amount at maturity of validly tendered and accepted old notes. We are offering to exchange all of the old notes. However, the Exchange Offer is subject to the conditions described in this offering memorandum.

    You may tender all, some or none of your old notes, subject to the terms and conditions of the Exchange Offer. Holders of old notes must tender their old notes in a minimum $1,000 principal amount and multiples thereof.

    The Exchange Offer is not being made to, and we will not accept tenders for exchange from, holders of old notes in any jurisdiction in which the Exchange Offer or the acceptance of the offer would not be in compliance with the securities or blue sky laws of that jurisdiction.

    Our Board of Directors and officers do not make any recommendation to the holders of old notes as to whether or not to exchange all or any portion of their old notes. In addition, we have not authorized anyone to make any recommendation. You must make your own decision whether to tender your old notes for exchange and, if so, the amount of old notes to tender.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

    The term "EXPIRATION DATE" shall mean December 9, 2004 unless we, in our sole discretion, extend the Exchange Offer, in which case the term "EXPIRATION DATE" shall mean the latest date to which the Exchange Offer is extended.

    To extend the Expiration Date, we will notify the Exchange Agent of any extension by oral or written notice and will notify the holders of the old notes by means of a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that we are extending the Exchange Offer for a specified period of time.

    We reserve the right:

    - to delay acceptance of any old notes, extend the Exchange Offer or terminate the Exchange Offer and not permit acceptance of the old notes not previously accepted if any of the conditions set forth herein under " -- Conditions" shall have occurred and shall not have been waived by us, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or

    -   to amend the terms of the Exchange Offer.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the Exchange Agent. If the Exchange Offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the old notes of such amendment.

    Without limiting the manner in which we may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, we shall have no obligations to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE NEW NOTES

    Interest on the new notes will accrue from the last date on which interest was paid on the old notes. Interest on the new notes is payable semiannually on January 15 and July 15 commencing January 15, 2005.

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

EXCHANGE FEE

    Subject to consummation of the Exchange Offer, if you validly tender your old notes and do not withdraw your tender prior to the Expiration Date, you will receive an exchange fee equal to 0.25% of the principal amount of the old notes as soon as practicable after the consummation of the Exchange Offer. IF YOUR OLD NOTES ARE NOT RECEIVED BY THE EXCHANGE AGENT PRIOR TO THE EXPIRATION DATE, OR IF YOU WITHDRAW YOUR TENDER OF THE OLD NOTES PRIOR TO THE EXPIRATION DATE, YOU WILL NOT RECEIVE THE EXCHANGE FEE.

PROCEDURES FOR TENDERING

    To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon medallion guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) a timely confirmation of a book-entry transfer (a "BOOK-ENTRY CONFIRMATION") of such old notes into the Exchange Agent's account at The Depositary (the "BOOK-ENTRY TRANSFER FACILITY") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (ii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTERS OF TRANSMITTAL OR OTHER REQUIRED DOCUMENTS SHOULD BE SENT TO CMS ENERGY CORPORATION. Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

    The tender by a holder of old notes will constitute an agreement between such holder and CMS in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on its behalf.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be medallion guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (each an "ELIGIBLE INSTITUTION") unless the old notes tendered pursuant thereto are tendered for the account of an Eligible Institution.

    If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by CMS, evidence satisfactory to CMS of their authority to so act must be submitted with the Letter of Transmittal.

    All questions as to the validity, form, eligibility (including time of receipt) and withdrawal of the tendered old notes will be determined by CMS, in its sole discretion, which determination will be final and binding. CMS reserves the absolute right to reject any and all old notes not properly tendered or any old notes which, if accepted, would, in the opinion of counsel for CMS, be unlawful. CMS also reserves the absolute right to waive any irregularities or conditions of tender as to particular old notes. CMS' interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as CMS shall determine. Neither CMS, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the Exchange Agent, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    In addition, CMS reserves the right, in its sole discretion, subject to the provisions of the Indenture, to purchase or make offers for any old notes that remain outstanding subsequent to the Expiration Date and to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

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ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

    Upon satisfaction or waiver of all of the conditions to the Exchange Offer, all old notes properly tendered will be accepted promptly after the Expiration Date, and the new notes will be issued promptly after acceptance of the old notes. See " -- Conditions." For purposes of the Exchange Offer, the old notes shall be deemed to have been accepted as validly tendered for exchange when CMS gives oral or written notice to the Exchange Agent.

    In all cases, issuance of new notes for old notes that are accepted for exchange pursuant to the Exchange Offer will be made only after the Exchange Agent has timely received a Book-Entry Confirmation of such old notes into its account at the Book-Entry Transfer Facility and a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer, such unaccepted or such nonexchanged old notes will be credited to an account maintained with such Book-Entry Transfer Facility as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

    The Exchange Agent will make a request to establish an account with respect to the old notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this offering memorandum. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of old notes by causing the Book-Entry Transfer Facility to transfer such old notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, the Letter of Transmittal (or facsimile) thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth under " -- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

    If the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

    -   the tender is made through an Eligible Institution;

    - prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by CMS (by facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of old notes and the amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, a Book-Entry Confirmation and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

    - a Book-Entry Confirmation and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL OF TENDERS

    Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. IF YOU WITHDRAW YOUR TENDER OF THE OLD NOTES PRIOR TO THE EXPIRATION DATE, YOU WILL NOT RECEIVE THE EXCHANGE FEE.

    For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date at one of the addresses set forth under " -- Exchange Agent." Any such notice of withdrawal must:

    - specify the name and number of the account at the Book-Entry Transfer Facility from which the old notes were tendered;

    -   identify the principal amount of the old notes to be withdrawn; and

    - specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn old notes and otherwise comply with the procedures of such Book-Entry Transfer Facility.

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

All questions as to the validity, form and eligibility (including time of receipt) of such notice will be determined by CMS, whose determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be credited to an account maintained with such Book-Entry Transfer Facility for the old notes as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn old notes may be retendered by following one of the procedures described under " -- Procedures for Tendering" and " -- Book-Entry Transfer" at any time on or prior to the Expiration Date.

CONDITIONS

    Notwithstanding any other provision of the Exchange Offer, we will not be required to accept for exchange old notes tendered pursuant to the Exchange Offer and may terminate, extend or amend the Exchange Offer and may postpone the acceptance for exchange of old notes so tendered on or prior to the Expiration Date, if any of the following conditions has occurred, or the occurrence thereof has not been waived by us in our sole discretion, on or prior to the Expiration
Date:

    - there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Exchange Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the Exchange Offer;

    - there shall have occurred any development which would, in our reasonable judgment, materially adversely affect our business;

    - an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects;

    - there shall have occurred or be likely to occur any event affecting our business or financial affairs, that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer; or

    - the trustee of the old notes shall have objected in any respect to any action taken that could, in our reasonable judgment, adversely affect the consummation of the Exchange Offer, or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in making the Exchange Offer or the acceptance of, or exchange for, the old notes; or

        there shall have occurred:

    - any general suspension of, or limitation on prices for, trading in securities in United States securities or financial markets;

    - any significant change in the price of the old notes which is adverse to us;

    -   a material impairment in the trading market for debt securities;

    - a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

    - any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions;

    - a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, additional catastrophic terrorist attacks against the United States or its citizens; or

    - in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

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

    The conditions to the Exchange Offer are for our sole benefit and may be asserted by us in our reasonable discretion or may be waived by us, in whole or in part, in our reasonable discretion, whether or not any other condition of the Exchange Offer also is waived. We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Any determination by us concerning the events described in this section will be final and binding upon all persons.

    Other than the United States federal and state securities laws we do not need to satisfy any regulatory requirements or obtain any regulatory approvals to conduct the Exchange Offer.

EXCHANGE AGENT

    J.P. Morgan Trust Company, N.A. has been appointed as Exchange Agent for the Exchange Offer. Letters of Transmittal and documentation should be delivered to the Exchange Agent addressed as follows:

   By Certified or Registered Mail:               By Overnight Courier or Hand:
    J.P. Morgan Trust Company, N.A.              J.P. Morgan Trust Company, N.A.
     Institutional Trust Services                 Institutional Trust Services
             P.O. Box 2320                        2001 Bryan Street, 9th Floor
       Dallas, Texas 75221-2320                        Dallas, Texas 75201
        Attention: Frank Ivins                       Attention: Frank Ivins

                              Confirm By Telephone:
                                  800-275-2048

INFORMATION AGENT

    Morrow & Co., Inc. has been appointed as Information Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this offering memorandum, the Letter of Transmittal, the questionnaire or other related materials should be directed to the Information Agent addressed as follows:

                               Morrow & Co., Inc.
                                 445 Park Avenue
                                    5th Floor
                               New York, NY 10022
                               Phone: 800-607-0088
                                Fax: 212-754-8300
                          E-mail: cms.info@morrowco.com

    Letters of Transmittal, notices of withdrawal, and other documentation should not be sent to the Information Agent.

FEES AND EXPENSES

    The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by CMS. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitations may be made by telephone, facsimile or in person by officers and regular employees of CMS.

    CMS will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. CMS, however, will pay the Information Agent and Exchange Agent reasonable and customary fees for their services and will reimburse the Information Agent and Exchange Agent for their reasonable out-of-pocket expenses in connection therewith.

    The expenses to be incurred in connection with the Exchange Offer will be paid by CMS, including fees and expenses of the Information Agent, Exchange Agent and the Trustee, and accounting, legal, printing and related fees and expenses.

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

    CMS will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the Exchange Offer. If, however, new notes or old notes for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the old notes tendered, or if tendered old notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

    The trading market in the unexchanged old notes could become more limited due to the reduction in the amount of old notes outstanding after the consummation of the Exchange Offer.

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                        DESCRIPTION OF OUR CAPITAL STOCK

    The following summary of certain rights of the holders of CMS Energy capital stock does not purport to be complete and is qualified in its entirety by express reference to the Restated Articles of Incorporation of CMS Energy (the "ARTICLES OF INCORPORATION") and the By-Laws of CMS Energy, which are incorporated into this offering memorandum by reference. See "Where You Can Find More Information." Copies of the By-Laws and Articles of Incorporation have been previously filed with the SEC.

    The authorized capital stock of CMS Energy consists of:

    - 350 million shares of CMS Energy Common Stock, par value $0.01 per share ("COMMON STOCK"); and

    - 10 million shares of CMS Energy Preferred Stock, par value $0.01 per share ("PREFERRED STOCK").

    As of September 30, 2004, we had 5,000,000 shares of 4.50% Cumulative Convertible Preferred Stock and 161,872,944 shares of common stock issued and outstanding.

COMMON STOCK

   DIVIDEND RIGHTS AND POLICY; RESTRICTIONS ON DIVIDENDS

    Dividends on the common stock are paid at the discretion of the Board of Directors based primarily upon the earnings and financial condition of CMS Energy. Dividends are payable out of the assets of CMS Energy legally available therefore.

    In January 2003, the Board of Directors suspended the payment of common stock dividends.

    CMS Energy is a holding company and its assets consist primarily of investments in its subsidiaries. As a holding company with no significant operations of its own, the principal sources of its funds are dependent primarily upon the earnings of its subsidiaries (in particular, Consumers), borrowings and sales of equity. CMS Energy's ability to pay dividends on common stock, is dependent primarily upon the earnings and cash flows of its subsidiaries and the distribution or other payment of such earnings to CMS Energy in the form of dividends, loans or advances and repayment of loans and advances from CMS Energy. Accordingly, the ability of CMS Energy to pay dividends on its capital stock will depend on the earnings, financial requirements, contractual restrictions of the subsidiaries of CMS Energy (in particular, Consumers) and other factors. CMS Energy's subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts on the capital stock of CMS Energy or to make any funds available therefor, whether by dividends, loans or other payments.

    Dividends on capital stock of CMS Energy are limited by Michigan law to legally available assets of CMS Energy. Distributions on common stock may be subject to the rights of the holders, if any, of the Preferred Stock, including the currently issued and outstanding 4.50% Cumulative Convertible Preferred Stock. As long as the 4.50% Cumulative Convertible Preferred Stock is outstanding, CMS Energy may not pay dividends on its common stock unless certain conditions are met including, but not limited to, that dividends on the 4.50% Cumulative Convertible Preferred Stock have been paid. See "Preferred Stock -- Dividends".

    CMS Energy is subject to the following contractual restrictions on its ability to pay dividends:

CMS ENERGY'S SENIOR SECURED CREDIT FACILITY

    Under the terms of our Fifth Amended and Restated Senior Credit Agreement we have agreed that we will not, and will not permit certain of our subsidiaries, directly or indirectly, to:

    - declare or pay any dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of CMS Energy Common Stock or the capital stock or other ownership interests of certain subsidiaries (other than stock splits and dividends payable solely in our non-convertible equity securities (other than Redeemable Stock or Exchangeable Stock (as such terms are defined in the senior debt indenture on August 3, 2004)) and dividends and distributions made to us or certain of our subsidiaries); or

    - purchase, redeem, retire or otherwise acquire for value any such capital stock or other ownership interests;

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

unless other than (i) pursuant to the terms of any class of our capital stock issued and outstanding (and as in effect on August 3, 2004), any purchase or redemption of our capital stock made by exchange for, or out of the proceeds of the substantially concurrent sale of, our capital stock (other than Redeemable Stock or Exchangeable Stock (as such terms are defined in the senior debt indenture on August 3, 2004)), (ii) payments made by us or certain subsidiaries pursuant to our tax sharing agreement and (iii) after January 1, 2005 payments not to exceed certain amounts for any twelve-month period so long as a certain amount of liquidity is held by CMS Energy.

SENIOR DEBT INDENTURE

    Under the terms of the senior debt indenture we have the following issued and outstanding securities: 7 5/8% Senior Unsecured Notes Due 2004, X-TRAS(SM) Pass-Through Trust I Certificates Due 2005, 9.875% Senior Notes Due 2007, 7.5% Senior Notes Due 2009, 8.9% Senior Notes Due 2008, 8.5% Senior Notes Due 2011, 3.375% Convertible Senior Notes Due 2023 and 7.75% Senior Notes Due 2010. So long as any of such notes issued thereunder are outstanding and until those notes are rated BBB - or above (or an equivalent rating) by S&P and one other rating agency, at which time we will be permanently released from the provisions of this limitation, we have agreed that we will not, and will not permit any of our restricted subsidiaries, directly or indirectly, to:

    - declare or pay any dividend or make any distribution on our capital stock to the direct or indirect holders of our capital stock (except dividends or distributions payable solely in our non-convertible capital stock (as defined in the senior debt indenture) or in options, warrants or other rights to purchase such non-convertible capital stock and except dividends or other distributions payable to us or one of our subsidiaries);

    - purchase, redeem or otherwise acquire or retire for value any of our capital stock; or

    - purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to the schedule maturity or scheduled repayment thereof, any of our subordinated indebtedness (each, for purposes of the senior debt indenture, a "RESTRICTED PAYMENT"), if at the time of any restricted payment described above (1) an event of default under the senior debt indenture (or event that with the lapse of time or giving of notice would constitute an event of default) has occurred and is continuing, or would occur as a result of the restricted payment, or (2) after giving effect to any restricted payment described above, the aggregate amount of all restricted payments made since May 6, 1997 would exceed the sum of:

    -   $100 million;

    - 100% of our consolidated net income from May 6, 1997 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of the restricted payment (or, in the case of a deficit, minus 100% of the deficit); and

    - the aggregate net proceeds we have received for any issuance or sale of, or contribution with respect to, our capital stock subsequent to May 6, 1997.

GENERAL TERM NOTE INDENTURE

    Similarly, the indenture, dated as of January 15, 1994, as amended and supplemented, between us and JPMorgan Chase Bank, as trustee, pursuant to which we have issued our General Term Notes, Series D, Series E and Series F, provides that so long as any general term notes issued thereunder are outstanding and until the notes are rated BBB - or above (or an equivalent rating) by S&P and one other rating agency, at which time we will be permanently released from the provisions of this limitation, we have agreed that we will not, and will not permit any of our restricted subsidiaries, directly or indirectly, to:

    - declare or pay any dividend or make any distribution on our capital stock to the direct or indirect holders of our capital stock (except dividends or distributions payable solely in our non-convertible capital stock (as defined in such indenture) or in options, warrants or other rights to purchase such non-convertible capital stock and except dividends or other distributions payable to us or one of our subsidiaries); or

    - purchase, redeem or otherwise acquire or retire for value any of our capital stock (each, a "RESTRICTED PAYMENT");

if at the time of any restricted payment described above (1) an event of default under such indenture (or event that with the lapse of time or giving of notice would constitute an event of default) has occurred and is continuing, or would occur as a result of the restricted payment, or (2) after giving effect to any restricted payment described above, the aggregate amount of all restricted payments made since September 30, 1993 would exceed the sum of:

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

    -   $120 million;

    - 100% of our consolidated net income from September 30, 1993 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of the restricted payment (or, in the case of a deficit, minus 100% of the deficit); and

    - the aggregate net proceeds we have received for any issuance or sale of, or contribution with respect to, our capital stock subsequent to September 30, 1993.

    The provisions described above do not prohibit (1) dividends or other distributions in respect of capital stock issued in connection with the acquisition of any business or assets by us where the payment of such dividends or distributions are payable solely from the net earnings of such business or assets, (2) any purchase or redemption of capital stock made by exchange for, or out of the proceeds of the substantially concurrent sale of, our capital stock (other than certain redeemable stock or exchangeable stock), (3) dividends paid within 60 days after the date of declaration thereof if at the date of declaration such dividends would have complied with the limitations described above or (4) payments pursuant to the tax sharing agreement among us and our subsidiaries.

TRUST PREFERRED SECURITIES

    In June 1997, a CMS Energy affiliated trust issued $172.5 million of 7 3/4% Convertible Quarterly Income Preferred Securities. The preferred securities are convertible at the option of the holder into shares of common stock at an initial conversion rate of 1.2255 shares of common stock for each preferred security (equivalent to a purchase price of $40.80 per share of common stock), subject to certain adjustments. We may, at our option, cause the conversion rights of the holders of the preferred securities to expire upon certain conditions.

    Under the terms of the indenture, dated June 1, 1997, between us and The Bank of New York, as trustee, as amended and supplemented, and the guarantee agreement dated June 20, 1997 between us and The Bank of New York relating to the preferred securities of CMS Energy Trust I pursuant to which the preferred securities and the related 7 3/4% Convertible Subordinated Debentures due 2027 were issued, we have agreed that we will not, and will not cause any of our subsidiaries to, declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, if at such time:

    - an event has occurred, of which we have actual knowledge, that with the giving of notice or the lapse of time, or both, would constitute an event of default and in respect of which we have not taken reasonable steps to cure;

    - we are in default with respect to the payment of any obligations under the relevant guarantee agreement; or

    - we have given notice of our selection of an extension period as provided in such indenture with respect to the subordinated debentures and have not rescinded such notice, or such extension period (or any extension thereof) is continuing.

   DIVIDEND RESTRICTIONS UNDER MICHIGAN LAW

    Michigan law prohibits payment of a dividend or a repurchase of capital stock if, after giving it effect, a corporation would not be able to pay its debts as they become due in the usual course of business, or its total assets would be less than the sum of its total liabilities plus, unless the Articles of Incorporation provide otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution (including the rights of holders of preferred stock, if any).

   VOTING RIGHTS

    Each holder of common stock is entitled to one vote for each share of common stock held by such holder on each matter voted upon by the shareholders. Such right to vote is not cumulative. A majority of the votes cast by the holders of shares entitled to vote thereon is sufficient for the adoption of any question presented, except that certain provisions of the Articles of Incorporation relating to special shareholder meetings, the removal, indemnification and liability of the Board of Directors and the requirements for amending these provisions may not be amended, altered, changed or repealed unless such amendment, alteration, change or repeal is approved by the affirmative vote of at least 75% of the outstanding shares entitled to vote thereon.

    Under Michigan law, the approval of the holders of a majority of the outstanding shares of common stock would be necessary for

                                       64
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authorizing, effecting or validating the merger or consolidation of CMS Energy into or with any other corporation if such merger or consolidation would adversely affect the powers or special rights of such common stock, and to authorize any amendment to the Articles of Incorporation that would increase or decrease the aggregate number of authorized shares of common stock or alter or change the powers, preferences or special rights of the shares of common stock so as to affect them adversely. The Articles of Incorporation also provide that unless the vote or consent of a greater number of shares shall then be required by law, the vote or consent of the holders of a majority of the shares of common stock then outstanding will be necessary for authorizing, effecting or validating the merger or consolidation of CMS Energy into or with any other entity if such merger or consolidation would adversely affect the powers or special rights of the common stock, either directly by amendment to the Articles of Incorporation or indirectly by requiring the holders of the common stock to accept or retain, in such merger or consolidation, anything other than (i) shares of such class or (ii) shares of the surviving or resulting corporation, having, in either case, powers and special rights identical to those of such common stock prior to such merger or consolidation. The effect of these provisions may be to permit the holders of a majority of the outstanding shares of common stock to block any such merger or amendment that would adversely affect the powers or special rights of holders of such shares of common stock.

   PREEMPTIVE RIGHTS

    The Articles of Incorporation provide that holders of common stock will have no preemptive rights to subscribe for or purchase any additional shares of the capital stock of CMS Energy of any class now or hereafter authorized, or Preferred Stock, bonds, debentures, or other obligations or rights or options convertible into or exchangeable for or entitling the holder or owner to subscribe for or purchase any shares of capital stock, or any rights to exchange shares issued for shares to be issued.

   LIQUIDATION RIGHTS

    In the event of the dissolution, liquidation or winding up of CMS Energy, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of CMS Energy and after there shall have been paid or set apart for the holders of Preferred Stock the full preferential amounts (including any accumulated and unpaid dividends) to which they are entitled, the holders of common stock will be entitled to receive, on a per share basis, the assets of CMS Energy remaining for distribution to the holders of common stock. Neither the merger or consolidation of CMS Energy into or with any other corporation, nor the merger or consolidation of any other corporation into or with CMS Energy nor any sale, transfer or lease of all or any part of the assets of CMS Energy, shall be deemed to be a dissolution, liquidation or winding up for the purposes of this provision.

    Because CMS Energy has subsidiaries which have debt obligations and other liabilities of their own, CMS Energy's rights and the rights of its creditors and its stockholders to participate in the distribution of assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to prior claims of the subsidiary's creditors, except to the extent that CMS Energy may itself be a creditor with recognized claims against the subsidiary.

   SUBDIVISION OR COMBINATION

    If CMS Energy subdivides (by stock split, stock dividend or otherwise) or combines (by reverse stock split or otherwise), the voting and liquidation rights of shares of common stock will be appropriately adjusted so as to avoid any dilution in aggregate voting or liquidation rights.

   EXCHANGES

    The Articles of Incorporation do not provide for either the mandatory or optional exchange or redemption of common stock.

   TRANSFER AGENT AND REGISTRAR

    Common stock is transferable at Consumers Energy Company, One Energy Plaza, Jackson, Michigan 49201. CMS Energy is the registrar and transfer agent for common stock.

   PREFERRED STOCK

    The authorized Preferred Stock may be issued without the approval of the holders of common stock in one or more series, from time to time, with each such series to have such designation, powers, preferences and relative, participating, optional or other special rights, voting rights, if any, and qualifications, limitations or restrictions thereof, as shall be stated in a resolution providing for the issue of any such series adopted by CMS Energy's Board of Directors. The Articles of Incorporation provide that holders of Preferred

Stock will not have any preemptive rights to subscribe for or purchase any additional shares of the capital stock of CMS Energy of any class now or hereafter authorized, or any Preferred Stock, bonds, debentures or other obligations or rights or options convertible into or exchangeable for or entitling the holder or owner to subscribe for or purchase any shares of capital stock. The future issuance of Preferred Stock may have the effect of delaying, deterring or preventing a change in control of CMS Energy.

   4.50% CUMULATIVE CONVERTIBLE PREFERRED STOCK

    The Articles of Incorporation establish one series of preferred stock designated as "4.50% Cumulative Convertible Preferred Stock" consisting of 5,000,000 shares with a liquidation preference of $50.00 per share (the "CUMULATIVE CONVERTIBLE PREFERRED STOCK"). The Cumulative Convertible Preferred Stock ranks prior to any series of our common stock as to the payment of dividends and distribution of assets upon dissolution, liquidation or winding up of CMS Energy, and is convertible into shares of common stock. The holders of the Cumulative Convertible Preferred Stock have no preemptive rights.

    DIVIDENDS

    Holders of shares of Cumulative Convertible Preferred Stock will be entitled to receive, when, as and if declared by our Board of Directors out of funds legally available for payment, cumulative cash dividends at the rate per annum of 4.50% per share on the liquidation preference thereof of $50.00 per share (equivalent to $2.25 per annum per share). Dividends on the Cumulative Convertible Preferred Stock will be payable quarterly on March 1, June 1, September 1 and December 1 of each year at such annual rate, and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the issue date of the Cumulative Convertible Preferred Stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends. Accumulated unpaid dividends accrue and cumulate dividends at the annual rate of 4.50%.

    As long as any Cumulative Convertible Preferred Stock is outstanding, we may not pay dividends or distributions on, or purchase, redeem or otherwise acquire, subject to certain exceptions, shares of our common stock unless all accumulated and unpaid dividends on the Cumulative Convertible Preferred Stock have been paid or set aside for payment.

    LIQUIDATION PREFERENCE

    In the event of our voluntary or involuntary liquidation, winding-up or dissolution, holders of Cumulative Convertible Preferred Stock will be entitled to receive and to be paid out of our assets available for distribution to our stockholders, before any payment or distribution is made to holders of junior stock (including common stock), a liquidation preference in the amount of $50.00 per share of Cumulative Convertible Preferred Stock, plus accumulated and unpaid dividends on the shares to the date fixed for liquidation, winding-up or dissolution. If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference of the Cumulative Convertible Preferred Stock and all parity stock are not paid in full, the holders of the Cumulative Convertible Preferred Stock and the parity stock will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and accumulated and unpaid dividends to which they are entitled.

    VOTING RIGHTS

    Except as required by Michigan law and our Articles of Incorporation, the holders of Cumulative Convertible Preferred Stock have no voting rights unless dividends payable on the Cumulative Convertible Preferred Stock are in arrears for six or more quarterly periods (whether or not consecutive). In that event, the holders of the Cumulative Convertible Preferred Stock, voting as a single class with the shares of any other preferred stock or preference securities having similar voting rights that are exercisable, will be entitled at the next regular or special meeting of our stockholders to elect two additional directors (or one director if fewer than six directors comprise our Board of Directors prior to appointment) and the number of directors that comprise our Board of Directors will be increased by the number of directors so elected. These voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the Cumulative Convertible Preferred Stock has been paid in full.

    REDEMPTION

    We cannot redeem shares of the Cumulative Convertible Preferred Stock.

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    MANDATORY CONVERSION

    On or after December 5, 2008, we may, at our option, cause the Cumulative Convertible Preferred Stock to be automatically converted into that number of shares of common stock for each share of Cumulative Convertible Preferred Stock equal to $50.00 (the liquidation preference) divided by the applicable conversion rate. We may exercise our conversion right only if, for 20 trading days within any period of 30 consecutive trading days (including the last trading day of such 30-day period), the closing price of our common stock exceeds 130% of the then prevailing conversion price of the Cumulative Convertible Preferred Stock.

    CONVERSION RIGHTS

    A holder of record of Cumulative Convertible Preferred Stock may convert its shares of Cumulative Convertible Preferred Stock at any time into shares of our common stock under any of the following circumstances:

        - during any calendar quarter (and only during such calendar quarter) if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 120% of the conversion price per share of our common stock on such last trading day;

        -   upon the occurrence of specified corporate transactions; and

        - subject to certain exceptions, during the five business day period immediately following any ten consecutive trading-day period in which the trading price per share of Cumulative Convertible Preferred Stock for each day of that period was less than 95% of the product of the closing sale price of our common stock and the applicable conversion rate of such share of Cumulative Convertible Preferred Stock; provided, however, a holder may not convert its shares of Cumulative Convertible Preferred Stock if the average closing sale price of our common stock for such ten consecutive trading-day period was between the then current conversion price on the Cumulative Convertible Preferred Stock and 120% of the then applicable conversion price on the Cumulative Convertible Preferred Stock.

    For each share of Cumulative Convertible Preferred Stock surrendered for conversion, holders will receive 5.0541 shares of our common stock. This represents an initial conversion price of $9.893 per share of common stock. The conversion rate may be adjusted for certain reasons, but it will not be adjusted for accumulated and unpaid dividends on the Preferred Stock.

    We are concurrently conducting an exchange offer for all of our outstanding Cumulative Convertible Preferred Stock. We will issue new series of 4.50% Cumulative Convertible Preferred Stock (the "NEW CUMULATIVE CONVERTIBLE PREFERRED STOCK"). The terms of the New Cumulative Convertible Preferred Stock will be identical in all material respects to the terms of the Cumulative Convertible Preferred Stock, except that: (i) the New Cumulative Convertible Preferred Stock is convertible by holders into cash and shares of our common stock upon certain circumstances; (ii) the applicable conversion rate will increase for holders converting in connection with a corporate transaction that is a fundamental change other than a fundamental change relating to the composition of our Board of Directors which occurs prior to December 8, 2008; and (iii) under certain circumstances, in a cash take-over transaction by a public company we may elect to change the conversion right so that holders of the New Cumulative Convertible Preferred Stock will be able to convert shares of New Cumulative Convertible Preferred Stock into cash and shares of the public acquirer's common stock.

PRIMARY SOURCE OF FUNDS OF CMS ENERGY; RESTRICTIONS ON SOURCES OF DIVIDENDS

    The ability of CMS Energy to pay (i) dividends on its capital stock and (ii) its indebtedness, including the new notes, depends and will depend substantially upon timely receipt of sufficient dividends or other distributions from its subsidiaries, in particular Consumers and Enterprises. Each of Consumers' and Enterprises' ability to pay dividends on its common stock depends upon its revenues, earnings and other factors. Consumers' revenues and earnings will depend substantially upon rates authorized by the MPSC.

    Consumers' Restated Articles of Incorporation ("ARTICLES") provide two restrictions on its payment of dividends on its common stock. First, prior to the payment of any common stock dividend, Consumers must reserve retained earnings after giving effect to such dividend payment of at least (i) $7.50 per share on all then outstanding shares of its preferred stock, (ii) in respect to its Class A Preferred Stock, 7.5% of the aggregate amount established by its Board of Directors to be payable on the shares of each series thereof in the event of involuntary liquidation of Consumers and (iii) $7.50 per share on all then outstanding shares of all other stock over which its preferred stock and Class A Preferred Stock do not have preference as to the payment of dividends and as to assets. Second, dividend payments during the 12 month period ending with the month the proposed payment is to be paid are limited to: (i) 50% of net income available for the payment of dividends during the base period, if the ratio of common stock and surplus to total capitalization and surplus for 12 consecutive calendar months within the 14 calendar months immediately preceding the proposed dividend payment (the "BASE PERIOD"), adjusted to reflect the proposed dividend, is less than 20%; and (ii) 75% of net income available for the payment

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of dividends during the base period if the ratio of common stock and surplus to total capitalization and surplus for the base period, adjusted to reflect the proposed dividend, is at least 20% but less than 25%.

    In addition, Consumers' indenture dated as of January 1, 1996, between Consumers and The Bank of New York, as trustee (the "PREFERRED SECURITIES INDENTURE"), and certain preferred securities guarantees by Consumers dated January 23, 1996, September 11, 1997 and October 25, 1999 (collectively, the "CONSUMERS PREFERRED SECURITIES GUARANTEES"), in connection with which the 8.36% Trust Originated Preferred Securities of Consumers Power Company Financing I, the 8.20% Trust Originated Preferred Securities of Consumers Energy Company Financing II, the 9 1/4% Trust Originated Preferred Securities of Consumers Energy Company Financing III and the 9.00% Trust Preferred Securities of Consumers Energy Company Financing IV (collectively, the "CONSUMERS TRUST PREFERRED SECURITIES") were issued, provide that Consumers shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock if (i) there shall have occurred any event that would constitute an event of default under the Preferred Securities Indenture or the trust agreements pursuant to which the Consumers Trust Preferred Securities were issued, (ii) a default has occurred with respect to its payment of any obligations under the Consumers Preferred Securities Guarantees or certain Consumers common stock guarantees or
(iii) it gives notice of its election to extend the interest payment period on the subordinated notes issued under the Preferred Securities Indenture, at any time for up to 20 consecutive quarters, provided, however, Consumers may declare and pay stock dividends where the dividend stock is the same stock as that on which the dividend is being paid.

    Consumers' ability to pay dividends is also restricted by several existing loan agreements. The loan agreements are:

    - The Amended and Restated Credit Agreement dated as of August 3, 2004 among Consumers, Bank One, N.A., as agent, and the financial institutions named therein; and

    - The Term Loan Agreement dated as of November 7, 2003 among Consumers, Bank One, N.A., as agent, and the financial institutions named therein.

    Pursuant to these loan agreements, so long as there exists no event of default under these agreements, Consumers may pay dividends in an aggregate amount not to exceed $300 million during any calendar year.

    Consumers' Articles also prohibit the payment of cash dividends on its common stock if Consumers is in arrears on preferred stock dividend payments.

    In addition, Michigan law prohibits payment of a dividend if, after giving it effect, Consumers or Enterprises would not be able to pay its debts as they become due in the usual course of business, or its total assets would be less than the sum of its total liabilities plus, unless the Articles permit otherwise, the amount that would be needed, if Consumers or Enterprises were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Currently, it is Consumers' policy to pay annual dividends equal to 80% of its annual consolidated net income. Consumers' Board of Directors reserves the right to change this policy at any time.

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            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

    The following is a discussion of the material U.S. federal income tax considerations applicable to the exchange (the "Exchange") of the old notes for the new notes and the receipt of the exchange fee to beneficial holders of old notes (for purposes of this section "Holders"), as well as a discussion of the tax consequences to Holders of new notes following the Exchange. This discussion assumes that Holders will hold their old notes or new notes as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the "CODE"). This discussion does not address any tax considerations that may apply to Holders subject to special tax rules, such as banks, insurance companies, dealers in securities or currencies, persons that mark-to-market their securities, tax-exempt entities, tax-deferred or other retirement accounts, persons subject to the alternative minimum tax, persons that hold old notes or new notes as a position in a straddle or as part of a hedging, constructive sale or conversion transaction for U.S. federal income tax purposes, or U.S. Holders (as defined herein) that have a functional currency other than the U.S. dollar.

    If a Holder purchases old notes or new notes at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to such Holder.

    For purposes of this discussion, a "U.S. HOLDER" means a beneficial owner of old notes or new notes that is, for U.S. federal income tax purposes:

-   an individual who is a citizen or resident of the United States;

- a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

- an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

- a trust the administration of which is subject to the primary supervision of a court in the United States and for which one or more U.S. persons have the authority to control all substantial decisions.

    The term "U.S. HOLDER" also includes certain former citizens and residents of the United States.

    If a partnership holds old notes or new notes, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partners of partnerships that will hold old notes or new notes should consult their tax advisors.

    As used herein, a "NON-U.S. HOLDER" is a beneficial owner of old notes or new notes that is not a U.S. Holder.

    This summary is based on the Code, Treasury regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as in effect on the date hereof and all of which are subject to change, which change may be retroactive and may affect the tax consequences described herein.

    THIS DISCUSSION IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS RELEVANT TO THE EXCHANGE OR TO AN INVESTMENT IN THE OLD NOTES OR NEW NOTES OR THE COMMON STOCK ISSUABLE UPON CONVERSION THEREOF. IT DOES NOT TAKE INTO ACCOUNT THE INDIVIDUAL CIRCUMSTANCES OF ANY PARTICULAR PROSPECTIVE INVESTOR, NOR DOES IT ADDRESS ANY ASPECT OF ESTATE OR GIFT TAX LAWS OR OF STATE, LOCAL OR FOREIGN TAX LAWS. WE STRONGLY URGE A HOLDER TO CONSULT ITS OWN TAX ADVISOR FOR ADVICE CONCERNING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THAT HOLDER'S PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER STATE, LOCAL OR FOREIGN TAX LAWS.

TAX CONSEQUENCES OF THE EXCHANGE AND THE PAYMENT OF THE EXCHANGE FEE

TAX CONSEQUENCES FOR HOLDERS PARTICIPATING IN THE EXCHANGE.

    Under applicable United States treasury regulations, the Exchange will result in an "exchange" of the old notes for the new notes for United States federal income tax purposes only if, based on all of the facts and circumstances, the legal rights and obligations of the new notes differ from those of the old notes to a degree that is economically significant. Given the factual nature of this inquiry counsel is unable to render an opinion that the Exchange should not result in an "exchange" for United States federal income tax

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purposes. Nevertheless, we intend to treat the Exchange as not resulting in an
"exchange" of the old notes for the new notes for United States federal income tax purposes. Pursuant to this treatment, the new notes would be treated as a continuation of the old notes in the hands of a Holder, and there would be no United States federal tax consequences to Holders, other than as described below with respect to payment of the exchange fee. An exchanging Holder of old notes would have the same tax basis and holding period in the new notes as such Holder had in the old notes immediately prior to the Exchange. Although the tax treatment is unclear under current law and therefore counsel is unable to render an opinion as to whether this position would be sustained if challenged by the IRS, we intend to treat the payment of the exchange fee as ordinary income of Holders participating in the Exchange and to report such payment to Holders and the IRS for information purposes in accordance with such treatment.

    There can be no assurance that the IRS will not challenge our intended treatment of the Exchange. If the IRS successfully asserted that the exchange resulted in an "exchange" of old notes for new notes for United States federal income tax purposes, such exchange alternatively could constitute a recapitalization, if the old notes are treated as "securities" for United States federal income tax purposes, or as a sale of the old notes, if the old notes are not treated as "securities" for United States federal income tax purposes. In the former instance (treatment as a recapitalization) a Holder would not recognize any loss on the Exchange and would recognize gain on the exchange but only to the extent of the amount of the exchange fee. Also, a Holder's tax basis in the new notes generally should equal the Holder's tax basis in the old notes reduced by the amount of the exchange fee and increased by the amount of gain recognized on the Exchange; and a Holder's holding period in the new notes should include the Holder's holding period in the old notes. In the latter instance (treatment as a sale) the tax treatment would depend upon the Holder's status as a U.S. Holder or a Non-U.S. Holder (see the separate discussions below "U.S. Holders - Sale, Exchange, Redemption or Repurchase of the New Notes" and "Non-U.S. Holders - Sale, Exchange, Redemption or Repurchase of the New Notes or common stock," which discussions in this instance would apply in the same manner as to a sale of the old notes); and the Holder's tax basis for the new notes would be equal to their fair market value as of the date of the Exchange and the holding period for the new notes would commence as of the date of the Exchange.

TAX CONSEQUENCES FOR HOLDERS NOT PARTICIPATING IN THE EXCHANGE.

    A Holder that does not participate in the Exchange should have no United States federal income tax consequences as a result of the Exchange.

TAX CONSEQUENCES TO HOLDERS OF NEW NOTES FOLLOWING THE EXCHANGE

U.S. HOLDERS

   PAYMENTS OF INTEREST

    Subject to the possible application of the amortizable bond premium market discount rules, which may apply to a U.S. Holder who purchased the old notes at a price other than the offering price, and under the assumption that the old notes were issued with less than a de minimis amount of original issue discount and that the Exchange is not treated as a taxable "exchange" for federal income tax purposes, interest paid on the new notes will be included in the income of a U.S. Holder as ordinary income at the time it is received or accrued, in accordance with such Holder's regular method of accounting for U.S. federal income tax purposes.

    If the new notes' stated redemption price at maturity (generally, the sum of payments under a new note other than payments of stated interest unconditionally payable at least annually) exceeds their issue price by more than a de minimis amount, a U.S. Holder will be required to include such excess in income as original issue discount, as it accrues, in accordance with a constant yield method based on a compounding of interest before the receipt of any cash payment attributable to this accrued income. It is anticipated (and this discussion assumes) that the new notes will be issued with less than a de minimis amount of original issue discount.

     We may be required to pay additional amounts on the new notes if we fail to comply with certain obligations under the registration rights agreement ("ADDITIONAL AMOUNTS"). See "Registration Rights." If there were more than a remote likelihood that we would pay additional amounts, the new notes could be subject to the rules applicable to contingent payment debt instruments, including mandatory accrual of interest determined by using the noncontingent bond method, which method generally requires interest to be included in the income of a U.S. Holder according to a projected payment schedule, subject to adjustment at year end to reflect actual payments made during the year. We believe (and this discussion assumes) that the likelihood of payment of additional amounts is remote and, therefore, the noncontingent bond method will not apply.

SALE, EXCHANGE, REDEMPTION OR REPURCHASE OF NEW NOTES

    A U.S. Holder's tax basis in a new note generally will equal its cost. A U.S. Holder generally will recognize gain or loss on the

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sale, exchange (other than conversion) redemption or repurchase of a new note equal to the difference between the amount realized on the disposition, excluding any amounts attributable to accrued but unpaid interest (which will be taxable as such), and the U.S. Holder's tax basis in the new note. This gain or loss will be capital gain or loss and will generally be long-term capital gain or loss if the U.S. Holder has held the new note for more than one year and otherwise will be short-term capital gain or loss. Long-term capital gains of individuals are subject to U.S. federal income tax at preferential rates, which have been reduced for long-term capital gains recognized before January 1, 2009. Short-term capital gains are taxed at rates applicable to ordinary income. The deductibility of capital losses is subject to limitations.

    A U.S. Holder will not recognize any gain or loss on an exchange of new notes if we register the new notes. See "Registration Rights."

   CONVERSION OF THE NEW NOTES

    If a U.S. Holder surrenders a new note for conversion and we deliver a combination of shares of common stock and cash, the tax treatment of the U.S. Holder is uncertain. Assuming the new note is a "security" for U.S. federal income tax purposes and the conversion is treated as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code, a U.S. Holder would be required to recognize any gain (but not loss) realized, but only to the extent such gain does not exceed the amount of cash received (other than any cash received in lieu of a fractional share or attributable to accrued but unpaid interest, as discussed below). Such gain should be long-term capital gain if the U.S. Holder held the new note for more than one year at the time of the conversion. Furthermore, a U.S. Holder's basis in the common stock received in the conversion (excluding any shares of common stock attributable to accrued but unpaid interest) would be equal to such U.S. Holder's adjusted tax basis in the new note, reduced by any cash received in the conversion (other than any cash received in lieu of a fractional share or attributable to accrued but unpaid interest) and increased by the amount of any gain recognized on the conversion (other than gain with respect to a fractional share). Alternatively, if the conversion is not treated as a recapitalization, but rather as a sale of all or a portion of the new note, a U.S. Holder could be required to recognize gain as described above under "Sale, Exchange, Redemption or Repurchase of New Notes." If the conversion was treated as a sale of only a portion the new note, a U.S. Holder's basis in the new note would be allocated between the common stock received (including any fractional share treated as received) and the portion of the new note that is treated as sold (in both cases excluding any amounts attributable to accrued but unpaid interest). U.S. Holders should consult their tax advisors regarding the proper treatment to them of the receipt of a combination of cash and common stock upon a conversion of the new notes, which could differ from the alternative tax treatments described above.

    If, upon conversion of new notes, cash is received in lieu of a fractional share, the amount of gain or loss recognized by a U.S. Holder will be equal to the difference between the amount of cash received in respect of the fractional share and the portion of the U.S. Holder's adjusted tax basis in the new notes allocable to the fractional share.

    The amount of any cash and the fair market value of any common stock received by the U.S. Holder that is attributable to accrued but unpaid interest not previously included in income will be taxable to the U.S. Holder as ordinary income. A U.S. Holder's tax basis in any such shares of common stock will equal their fair market value on the date of conversion and the holding period will begin on the day following the conversion.

    The holding period for any common stock received upon conversion (excluding any common stock received that is attributable to accrued but unpaid interest) will include the holding period for the new note.

   CONSTRUCTIVE DIVIDENDS

    The conversion price of the new notes is subject to adjustment under certain circumstances. Section 305 of the Code and the Treasury regulations issued thereunder may treat the U.S. Holder of the new notes as having received a constructive distribution, resulting in ordinary income characterized as a dividend (subject to a possible dividends-received deduction in the case of certain corporate U.S. Holders) to the extent of our current and accumulated earnings and profits. This will occur if and to the extent that certain adjustments in the conversion price (for example, an adjustment to reflect a taxable dividend to holders of common stock) increase the proportionate interest of a U.S. Holder of the new notes in the fully diluted common stock, whether or not such U.S. Holder ever exercises its conversion privilege. Similarly, a failure to adjust the conversion price of the new notes to reflect a stock dividend or similar event could give rise to constructive dividend income to U.S. Holders of our common stock in certain circumstances. In the case of any such constructive dividend distribution, a U.S. Holder may recognize income even though such U.S. Holder does not receive any cash or property as a result of the conversion price adjustment. Generally, a U.S. Holder's basis in a new note will be increased by the amount of any constructive dividend. Certain adjustments to the conversion price, as provided in this

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offering memorandum, made pursuant to a bona fide, reasonable adjustment formula which has the effect of preventing dilution of the interests of the holders of the new notes, however, generally will not be considered to result in a constructive dividend.

   DISTRIBUTIONS ON COMMON STOCK

    Distributions, if any, made on our common stock after a conversion generally will be treated as a dividend to the extent of our current or accumulated earnings and profits, calculated for U.S. federal income tax purposes. Distributions in excess of our current and accumulated earnings and profits will be treated as a non-taxable return of capital that reduces the U.S. Holder's basis in the common stock until the basis has been reduced to zero, and thereafter as capital gain. Dividends received by a corporate U.S. Holder may qualify for a dividends-received deduction, and, for taxable years beginning before January 1, 2009, dividends received by an individual may qualify for preferential rates of taxation; however, in each case, certain holding period requirements and other limitations may apply.

   SALE OR EXCHANGE OF COMMON STOCK

    Upon the sale or exchange of common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received upon the sale or exchange and such U.S. Holder's adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in common stock is more than one year and otherwise will be short-term gain or loss. Long-term capital gains of individuals are subject to U.S. federal income tax at preferential rates, which have been reduced for long-term capital gains recognized before January 1, 2009. Short-term capital gains are taxed at rates applicable to ordinary income, which, for gains recognized before January 1, 2009, may be taxed at rates higher than those applicable to dividends. The deductibility of capital losses is subject to limitations.

The registration of the common stock issuable upon conversion of the new notes will not constitute a taxable exchange for U.S. federal income tax purposes and, thus, a U.S. Holder will not recognize any gain or loss upon such registration.

NON-U.S. HOLDERS

   PAYMENTS OF INTEREST

    Interest on new notes paid to a Non-U.S. Holder will not be subject to U.S. federal income tax unless: (i) the interest is "effectively connected" with the conduct by the Non-U.S. Holder of a U.S. trade or business (and, if required under an applicable income tax treaty, is attributable to a permanent establishment maintained in the United States by the Non-U.S. Holder); (ii) the Non-U.S. Holder owns, actually, indirectly or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, is a controlled foreign corporation related, directly or indirectly, to us through stock ownership or is a bank which acquired the new notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; or (iii) the Non-U.S. Holder fails to certify its nonresident status (as described below).

    Except to the extent that an applicable income tax treaty otherwise provides, generally a Non-U.S. Holder will be taxed in the same manner as a U.S. Holder with respect to interest that is effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business. A corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on any "effectively connected" interest on the new notes.

    To certify its nonresident status, a Non-U.S. Holder may provide an IRS ("INTERNAL REVENUE SERVICE") Form W-8BEN (or appropriate substitute form) to us or our paying agent. If a Non-U.S. Holder holds the new notes through a financial institution or other agent acting on the Holder's behalf, the Non-U.S. Holder will be required to provide appropriate documentation to the agent. The agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If a Non-U.S. Holder is engaged in a U.S. trade or business, it would be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or appropriate substitute form) in lieu of the certification of nonresident status to avoid withholding tax. Non-U.S. Holders should consult their tax advisors concerning certification requirements.

   CONVERSION OF THE NEW NOTES

     Except as set forth herein, a Non-U.S. Holder will not recognize gain upon the conversion of a new note. The amount of any cash and the fair market value of any common stock received by a Non-U.S. Holder that is attributable to accrued but unpaid interest will be treated as described above under "Non-U.S. Holders -- Payment of Interest." To the extent a Non-U.S. Holder receives cash upon conversion of a new note, such cash may give rise to gain that would be subject to the rules described under "Non-U.S. Holders -- Sale, Exchange, Redemption or Repurchase of the New Notes or Common Stock" below.

   SALE, EXCHANGE, REDEMPTION OR REPURCHASE OF THE NEW NOTES OR COMMON STOCK

    If a Non-U.S. Holder requires us to purchase a new note or we redeem a new note of a Non-U.S. Holder, any cash received by such Non-U.S. Holder attributable to accrued but unpaid interest not previously included in income of the Non-U.S. Holder will be subject to the rules described under "Non U.S. Holders -Payments of Interest."

    Except as set forth under "Non-U.S. Holders -- Conversion of the New Notes" above, gain recognized by a Non-U.S. Holder on the sale, exchange, redemption or repurchase of new notes or the sale or exchange of common stock will not be subject to U.S. federal income tax unless: (i) the gain is "effectively connected" with the conduct by the Non-U.S. Holder of a U.S. trade or business (and, if required under an applicable income tax treaty, is attributable to a permanent establishment maintained in the United States by the Non-U.S. Holder);
(ii) in the case of gain recognized by a Non-U.S. Holder who is an individual, he or she is present in the United States for a total of 183 days or more during the taxable year in which such gain is recognized and certain other conditions are met; or (iii) in certain circumstances, if we are, or have been, a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes. We do not believe that we are currently a U.S. real property holding corporation or that we will become one in the future.

    Except to the extent that an applicable income tax treaty otherwise provides, generally a Non-U.S. Holder will be taxed in the same manner as a U.S. Holder with respect to gain that is effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business. A corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on any "effectively connected" gain on the new notes.

   DISTRIBUTIONS ON COMMON STOCK

    Distributions, if any, made on our common stock after a conversion generally will be treated as a dividend to the extent of our current or accumulated earnings and profits, calculated for U.S. federal income tax purposes. Dividends paid on common stock held by a Non-U.S. Holder generally will be subject to U.S. withholding tax at a 30% rate, unless an applicable U.S. income tax treaty provides for the reduction or elimination of such withholding tax or the dividends are effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business. A Non-U.S. Holder generally will be required to provide an IRS Form W-8BEN (or appropriate substitute form) to claim a reduction or exemption from withholding.

    Except to the extent that an applicable income tax treaty otherwise provides, generally a Non-U.S. Holder will be taxed in the same manner as a U.S. Holder with respect to dividends that are effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business. A corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on any "effectively connected" dividends.

    Distributions in excess of our current and accumulated earnings and profits will be treated as a non-taxable return of capital that reduces the U.S. Holder's basis in the common stock until the basis has been reduced to zero, and thereafter as capital gain. Such capital gain will generally not be taxable to a Non-U.S. Holder except under the circumstances described above relating to the sale, exchange, conversion or redemption of the new notes or common stock.

    A Non-U.S. Holder deemed to have received a constructive dividend in respect of a change in the conversion rate of the new notes generally will be subject to the rules relating to the U.S. federal income tax treatment of dividends described herein.

   BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

    A U.S. Holder (other than an "exempt recipient," including a corporation and certain other persons who, when required, demonstrate their exempt status) may be subject to backup withholding at the applicable statutory rate on, and to information reporting with respect to, payments of principal, premium, if any, and interest on the new notes, payments of dividends on our common stock and to proceeds from the sale, exchange or other disposition of the new notes or our common stock if the U.S. Holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable certification requirements. Backup withholding tax is not an additional tax and may be credited against a U.S. Holder's regular U.S. federal income tax liability or refunded by the IRS.

Non-U.S. Holders are generally exempt from information reporting and backup withholding provided, if necessary, they certify their nonresident status or otherwise demonstrate their exemption. Any backup withholding tax generally will be allowed as a credit or refund against the Non-U.S. Holder's U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

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

                                  LEGAL MATTERS

    Robert C. Shrosbree, Assistant General Counsel for CMS Energy Corporation, will render opinions as to the legality of the new notes and the common stock issuable upon conversion thereof for CMS Energy.

                                     EXPERTS

    The consolidated financial statements and schedule of CMS Energy appearing in its Annual Report (Form 10-K/A) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference which are based in part on the report of Price Waterhouse, independent accountants, for Jorf Lasfar and the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, for 2003 and 2002 and Arthur Andersen LLP, independent accountants (who have ceased operations), for 2001 for the MCV Partnership. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

    The financial statements of Emirates CMS Power Company PJSC appearing in CMS Energy's Annual Report (Form 10-K/A) for the year ended December 31, 2003, have been audited by Ernst & Young, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    The financial statements of Jorf Lasfar as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 incorporated herein by reference have been so included in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements of the MCV Partnership as of and for the years ended December 31, 2003 and 2002 incorporated herein by reference have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

    The audited consolidated financial statements of the MCV Partnership for the year ended December 31, 2001, incorporated herein by reference, have been audited by Arthur Andersen LLP, independent accountants. Arthur Andersen LLP has not consented to the inclusion of their report on the financial statements of the MCV Partnership for the year ended December 31, 2001 in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a under the Securities Act. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report in this offering memorandum, you will not be able to recover against Arthur Andersen LLP under
Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

         NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS OFFERING MEMORANDUM IN CONNECTION WITH THE EXCHANGE OFFER MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CMS ENERGY OR ANY OTHER PERSON. THIS OFFERING MEMORANDUM DOES NOT CONSTITUTE AN OFFER TO EXCHANGE OR A SOLICITATION OF ANY OFFER TO EXCHANGE THE NEW NOTES FOR OLD NOTES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO EXCHANGE OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE EXCHANGE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH EXCHANGE OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS OFFERING MEMORANDUM NOR ANY EXCHANGE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                TABLE OF CONTENTS

                                                                 PAGE
                                                                 ----
Forward-Looking Statements and Information..                      ii
Summary Term Sheet..........................                       1
Where You Can Find More Information.........                       4
Summary.....................................                       5
Risk Factors................................                      13
Use of Proceeds.............................                      22
Ratio of Earnings to Fixed Charges..........                      23
Book Value Per Share........................                      23
Price Range of our Common Stock and
Dividend Policy.............................                      23
CMS Energy..................................                      24
Description of the New Notes................                      29
Registration Rights.........................                      53
The Exchange Offer .........................                      56
Description of our Capital Stock............                      62
Material United States Federal Income
  Tax Considerations .......................                      69
Legal Matters...............................                      74
Experts.....................................                      74

                                OFFER TO EXCHANGE

                    3.375% CONVERTIBLE SENIOR NOTES DUE 2023

                       FOR ANY AND ALL OF THE OUTSTANDING

                    3.375% CONVERTIBLE SENIOR NOTES DUE 2023

                                [CMS ENERGY LOGO]